     As filed with the Securities and Exchange Commission on March 27, 1998

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
     Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

                            CHICAGO TITLE CORPORATION
             (Exact name of registrant as specified in its charter)

               Delaware                                36-4217886
    (State or other jurisdiction of        (I.R.S. Employer Identification No.)
    incorporation or organization)

        171 North Clark Street
           Chicago, Illinois                          60601-3294
(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code (888) 431-4288

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                  Name of each exchange on which
        to be so registered                  each class is to be registered

Common Stock, $1.00 par value per share         New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

  Copies of all communications, including all communications sent to the agent for service, should be sent to:

          Aileen C. Meehan, Esq.              Paul T. Sands, Jr., Esq.
           Dewey Ballantine LLP             Executive Vice President and
        1301 Avenue of the Americas               General Counsel
       New York, New York 10019-6092         Chicago Title Corporation
              (212) 259-8000                  171 North Clark Street
                                           Chicago, Illinois 60601-3294
                                                   (312) 223-2000

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ALLEGHANY CORPORATION

Information Included in Information Statement and Incorporated in Form 10 By Reference

Cross-Reference Sheet Between Information Statement and Items of Form 10

Item    Item Caption              Location in Information Statement
----    ------------              ---------------------------------

1       Business.                 Summary; Management's Discussion And Analysis
                                  Of Financial Condition And Results Of
                                  Operations; Business.

2       Financial Information.    Summary; Pro Forma Consolidated Financial
                                  Data; Selected Financial Data; Management's
                                  Discussion And Analysis Of Financial Condition
                                  And Results Of Operations.

3       Properties.               Business--Properties.

4       Security Ownership of     Securities Ownership of Directors and
        Certain Beneficial        Executive Officers; Principal Stockholders.
        Owners and Management.

5       Directors and             Management; Description of Capital
        Executive Officers.       Stock--Limited Liability And Indemnification
                                  Provisions.

6       Executive Compensation.   Management.

7       Certain Relationships     Summary; The Spin-Off; Arrangements Between
        and Related               Alleghany And Chicago Title Relating To The
        Transactions.             Spin-Off.

8       Legal Proceedings.        Business--Legal Proceedings.

9       Market Price of and       Summary; Market Uncertainties With Respect to
        Dividends on the          Chicago Title Common Stock; Market for Chicago
        Registrant's Common       Title Common Stock; Dividend Policy.
        Equity and Related
        Stockholder Matters.

10      Recent Sales of           Not Applicable.
        Unregistered
        Securities.

11      Description of            Description of Capital Stock; Market for
        Registrant's              Chicago Title Common Stock.
        Securities to be
        Registered.

12      Indemnification of        Description of Capital Stock--Limited
        Directors and Officers.   Liability And Indemnification Provisions.

13      Financial Statements      Summary; Pro Forma Consolidated Financial
        and Supplementary Data.   Data; Selected Financial Data; Management's
                                  Discussion And Analysis Of Financial Condition
                                  And Results Of Operations; Chicago Title
                                  Corporation And Subsidiaries Index To
                                  Financial Statements.


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14      Changes in and            Not Applicable.
        Disagreements with
        Accountants on
        Accounting and
        Financial Disclosure.

15      Financial Statements      Chicago Title Corporation And Subsidiaries
        and Exhibits.             Index To Financial Statements; Index to
                                  Exhibits.


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                              ALLEGHANY CORPORATION

                              ---------------------
                      SPIN-OFF OF CHICAGO TITLE CORPORATION
                       THROUGH A COMMON STOCK DISTRIBUTION
                              ---------------------

To Our Stockholders:

      In December 1997, the Board of Directors of Alleghany Corporation announced that it intended to establish the title insurance and real estate-related services business conducted by its wholly owned subsidiary, Chicago Title and Trust Company ("CT&T"), as an independent, publicly traded company through a spin-off to Alleghany stockholders of shares of Chicago Title Corporation, a newly formed Delaware holding corporation for CT&T. We are pleased to announce that the Spin-Off will be effective on April __, 1998. The financial services business conducted through CT&T's former subsidiary, Alleghany Asset Management, Inc., is not part of the distribution and will remain with Alleghany.

      If you own Alleghany common stock as of the close of business on April __, 1998, you will receive three shares of Chicago Title common stock for each share of Alleghany common stock that you own. You should receive these Chicago Title shares on or about April __, 1998. The Spin-Off is conditioned upon receiving a ruling from the Internal Revenue Service that the Spin-Off will be tax-free to Alleghany's stockholders.

      No Alleghany stockholder action is required, and you do not need to surrender your shares of Alleghany common stock to receive such shares of Chicago Title common stock. You will continue to hold the same number of shares of Alleghany common stock after the Spin-Off. We are seeking to list the Chicago Title common stock on the New York Stock Exchange, and expect that it will trade under the symbol "___."

      This information statement contains detailed information about Chicago Title and the Spin-Off, which we encourage you to read carefully.

Yours Sincerely,

President                                 Chairman of the Board

April __, 1998
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                                TABLE OF CONTENTS

Summary ...................................................................   5
Introduction ..............................................................   5
Questions and Answers About Chicago Title and the Spin-Off ................   5
   What is the business of Chicago Title? .................................   5
   What do I have to do to participate in the Spin-Off? ...................   6
   Please explain the Distribution Ratio. .................................   6
   Will my Alleghany dividends change? ....................................   6
   What are the risks involved in owning Chicago Title Common Stock? ......   6
   Will shares trade any differently as a result of the Spin-Off? .........   7
   Is the Spin-Off Taxable for United States Federal tax purposes? ........   8
   Will Alleghany and Chicago Title be related in any way
     after the Spin-Off? ..................................................   8
What We Have Already Accomplished to Prepare for the Spin-Off .............   9
   Board Appointments .....................................................   9
   Senior Management Appointments .........................................   9
   United States Federal tax ruling .......................................   9
   New York Stock Exchange Listing ........................................   9
   Regulatory Approvals ...................................................  10
Key Terms of the Spin-Off Transaction .....................................  10
   No Stockholder Action Required .........................................  10
   Record Date ............................................................  10
   Distribution Ratio .....................................................  10
   Shares to be Distributed ...............................................  10
   Mailing Date ...........................................................  10
Information Regarding the Spin-Off and Chicago Title ......................  11
Chicago Title Corporation .................................................  11
   Business ...............................................................  11
   Financial Highlights ...................................................  12
Alleghany Corporation .....................................................  12
Selected Financial Data ...................................................  13
Risk Factors ..............................................................  14
   Competition ............................................................  14
   Interest rate levels; Seasonality ......................................  14
   Reserve for Title Losses ...............................................  14
   Regulation .............................................................  15
   Holding Company Structure ..............................................  15
   Tax Treatment of the Spin-Off ..........................................  15
   Market Uncertainties With Respect to Chicago Title Common Stock ........  16
   Anti-Takeover Provisions ...............................................  17
Forward-Looking Information ...............................................  17
The Spin-Off ..............................................................  18
   Background and Purposes of the Spin-Off ................................  18
   Manner of Effecting the Spin-Off .......................................  18
   Results of the Spin-Off ................................................  19
   Certain Federal Income Tax Consequences ................................  19
   Regulatory Approvals ...................................................  20
   Market for Chicago Title Common Stock ..................................  20
   Conditions Precedent to the Spin-Off ...................................  21
Arrangements Between Alleghany And Chicago Title Relating To The Spin-Off .  22
   Distribution Agreement .................................................  22
   Tax Sharing Agreement ..................................................  23
   Agreements Between Alleghany Asset Management and Chicago Title ........  24
      Investment Management Agreement .....................................  24
      Transitional Services Agreement .....................................  24
      Sublease ............................................................  24
Reasons for Furnishing this Information Statement .........................  24
Selected Financial Data ...................................................  25
Pro Forma Consolidated Financial Data .....................................  26
Pro Forma Results of Operations ...........................................  26
Pro Forma Consolidated Balance Sheet and Capitalization ...................  26
Dividend Policy ...........................................................  29


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Management's Discussion And Analysis Of Financial Condition And
  Results Of Operations ...................................................  30
   General ................................................................  30
      Forward Looking Statements ..........................................  30
      Overview ............................................................  30
      Operating Revenues ..................................................  31
      Investment Income ...................................................  31
      Operating Expenses ..................................................  32
      Provision for Title Losses ..........................................  32
      Income Taxes ........................................................  33
      Seasonality .........................................................  33
      Contingencies .......................................................  34
      New Accounting Standards ............................................  34
      Year 2000 Issues ....................................................  34
   Results Of Operations ..................................................  35
      Net Income ..........................................................  35
      Operating Revenues ..................................................  36
      Investment Income ...................................................  36
      Expenses ............................................................  36
   Liquidity and Capital Resources ........................................  38
   Quarterly Financial Information (Unaudited) ............................  40
Business ..................................................................  41
   Chicago Title ..........................................................  41
   The Title Insurance Industry ...........................................  42
   Strategy ...............................................................  43
   Financial Ratings ......................................................  44
   Investment Operations ..................................................  44
   Reserve for Title Losses ...............................................  47
   Business Conditions; Seasonality .......................................  48
   Competition ............................................................  49
   Regulation .............................................................  50
   Employees ..............................................................  51
   Properties .............................................................  51
   Legal Proceedings ......................................................  51
Management ................................................................  52
   Directors ..............................................................  52
   Compensation of Directors ..............................................  55
   Executive Officers .....................................................  57
   Executive Compensation .................................................  59
      Summary Compensation Table ..........................................  59
      Long-Term Incentive Plan--Awards In Last Fiscal Year ................  61
   Chicago Title Compensation Arrangements ................................  63
      The 1998 Long-Term Incentive Plan ...................................  63
      New Plan Benefits under the 1998 Plan ...............................  68
      Annual Bonus Plan ...................................................  69
      Employment Contracts, Termination of Employment and
        Change-in-Control Agreements ......................................  69
      Pension Plan Table ..................................................  71
      Compensation Committee Interlocks and Insider Participation .........  73
Securities Ownership of Directors and Executive Officers ..................  73
Principal Stockholders ....................................................  74
Description of Capital Stock ..............................................  78
   Introduction ...........................................................  78
   Comparison Of Rights Of Stockholders Of Alleghany And Chicago Title ....  78
   Authorized And Outstanding Capital Stock ...............................  78
   Chicago Title Common Stock; Delaware Anti-takeover Provisions ..........  79
   Preferred Stock ........................................................  80
   Certain Anti-takeover Provisions--Chicago Title Certificate
     And By-Laws ..........................................................  80
      Classified Board of Directors .......................................  80
      Number of Directors; Removal of Directors; Vacancies ................  81
      Business Conducted at Meetings; Director Nominations ................  82
      Special Meeting of Stockholders .....................................  83
      No Stockholder Action by Written Consent; Stockholder
        Action at Meetings ................................................  83
      Supermajority Voting ................................................  83
      Stockholder Rights Plans and related matters ........................  83
      Other Constituencies ................................................  84


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   Limited Liability And Indemnification Provisions .......................  84
Shares Eligible For Future Sale ...........................................  85
Additional Information ....................................................  86
Chicago Title Corporation and Subsidiaries Index to
  Financial Statements .................................................... F-1


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                                     SUMMARY

      This summary highlights selected information from this document, but does not contain all details concerning the Spin-Off, including information that may be important to you. To better understand the Spin-Off and Chicago Title, you should carefully review this entire document. References in this document to "we," "us," "our" or "Chicago Title" mean Chicago Title Corporation and its subsidiaries. References in this document to "Alleghany" mean Alleghany Corporation and its subsidiaries and division. References in this document to Alleghany Stock mean Alleghany common stock.

                                  INTRODUCTION

      In December 1997, Alleghany announced its intention to establish the title insurance and real estate-related services business conducted by Chicago Title and Trust Company ("CT&T") as an independent, publicly traded company. This will be accomplished by the Spin-Off. The title insurance industry is undergoing a period of consolidation and rapid change, and Alleghany believes that establishing Chicago Title as an independent company will enhance its ability to focus on operating efficiencies and strategic initiatives that are required to respond to a changing marketplace. Also, in the current competitive environment, it is more important than ever to foster development of an entrepreneurial culture at Chicago Title. As an independent public company, Chicago Title will be able to provide equity-based compensation and incentives that should enable it to retain and recruit senior management and motivate employees throughout the organization. After the Spin-Off, Chicago Title will continue under the current management of CT&T. The Alleghany Board of Directors believes that this action is in the best interest of Alleghany stockholders.

      This summary includes cross-references to other portions of the document to help you find more detailed information about the Spin-Off and Chicago Title. We encourage you to read the entire document.

           QUESTIONS AND ANSWERS ABOUT CHICAGO TITLE AND THE SPIN-OFF

What is the business of                     Chicago Title is one of the nation's
Chicago Title?                        largest providers of title insurance and
                                      other related services for residential and
                                      commercial real estate transactions. One
                                      of the pioneers of the title insurance
                                      industry over a century ago, Chicago Title
                                      currently has more than 300 full service
                                      offices and 3,800 policy-issuing agents in
                                      49 states, Puerto Rico, the Virgin
                                      Islands, Guam, and Canada. Chicago Title
                                      believes that its brand name, national
                                      distribution network, financial position
                                      and experienced management have enabled it
                                      to become one of the premier companies
                                      participating in the title insurance and
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                                      real estate-related services industry.

What do I have to do to                     Nothing. No proxy or vote is
participate in the Spin-Off?          necessary for the Spin-Off. If you own
                                      Alleghany Stock as of the close of
                                      business on April __, 1998 (the "Record
                                      Date"), Chicago Title Common Stock will be mailed to you or credited to your brokerage account on or about April __, 1998. You need not mail in Alleghany Stock certificates to receive Chicago Title
                                      Common Stock certificates. You will not
                                      receive new Alleghany Stock certificates.

Please explain the                          Three shares of Chicago Title Common
Distribution Ratio.                   Stock will be distributed in the Spin-Off
                                      for every share of Alleghany Stock you own on the Record Date. For example, if you own 100 shares of Alleghany Stock as of the close of business on April __, 1998, you will receive 300 shares of Chicago
                                      Title Common Stock through the Spin-Off.

Will my dividends change?                   Because of the Spin-Off, Alleghany
                                      has determined not to pay a stock dividend in 1998. Since 1987, Alleghany had paid an annual two-percent stock dividend. Alleghany has not determined whether it will resume paying stock dividends after 1998. In anticipation of the Spin-Off, Chicago Title has adopted a policy with regard to the payment of dividends. Under this policy, Chicago Title currently intends to pay a regular quarterly cash dividend of $0.33 per share of Chicago Title Common Stock. The first regular quarterly cash dividend is expected to be paid in the third quarter of 1998. The actual timing and amount of dividends, if any, will depend on various factors and are subject to change at the discretion of the Chicago Title Board of Directors (the "Chicago Title Board").

What are the risks involved                 The Chicago Title business is
in owning Chicago Title               subject to risks related to competition in
Common Stock?                         the title insurance industry and to
                                      fluctuations in interest rates and their
                                      effect on the real estate market. Chicago
                                      Title's separation from Alleghany presents
                                      certain additional risks because there is
                                      no existing market for Chicago Title
                                      Common Stock (although Chicago Title
                                      Common Stock is expected to be listed on
                                      the New York Stock Exchange ("NYSE")) and
                                      a large number of shares could be sold
                                      into the market at any given time. Chicago
                                      Title also has anti-takeover provisions in
                                      place that could discourage or make more
                                      expensive a takeover attempt that is
                                      opposed by the Chicago
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                                      Title Board. In addition, the Insurance
                                      Holding Company System Regulatory Acts of
                                      California, Missouri and Oregon, to which Chicago Title is subject, prohibit any person from directly or indirectly acquiring 10% or more of the outstanding shares of Chicago Title Common Stock without the prior approval of the insurance authorities in those jurisdictions. See "Risk Factors" and
                                      "Regulation" for a more complete
                                      discussion of certain matters which should be considered with respect to your ownership of Chicago Title Common Stock.

Will shares trade any                       Yes, during part of April 1998. We
differently as a result of            expect that a temporary form of interim
the Spin-Off?                         trading called "when-issued" trading will
                                      likely occur for Chicago Title Common
                                      Stock on or shortly before the Record Date
                                      and will continue through the date that
                                      the Alleghany Board of Directors (the
                                      "Alleghany Board") has determined will be
                                      the effective date of the Spin-Off, which
                                      is April __, 1998 (the "Spin-Off Date"). A
                                      when-issued listing can be identified by
                                      the "wi" letters next to Chicago Title
                                      Common Stock on the NYSE. If when-issued
                                      trading develops, you may buy Chicago
                                      Title Common Stock in advance of the
                                      Spin-Off Date. You may also sell Chicago
                                      Title Common Stock in advance of the
                                      Spin-Off Date on a when-issued basis.
                                      During this time, Alleghany Stock will
                                      continue to trade on a "regular-way" basis
                                      and may also trade on a when-distributed
                                      basis, reflecting an assumed post-Spin-Off
                                      value for Alleghany Stock. Alleghany Stock
                                      when-distributed trading, if available,
                                      could last from April __, 1998 through the
                                      Spin-Off Date. If this occurs, an
                                      additional listing for Alleghany Stock,
                                      followed by the "wi" letters, will appear
                                      on the NYSE. When-issued (and
                                      when-distributed) trading occurs in order
                                      to develop an orderly market and trading
                                      price for Chicago Title Common Stock (and
                                      possibly Alleghany Stock) after the
                                      Spin-Off. There may be temporary slight
                                      differences between the combined value of
                                      when-issued Chicago Title Common Stock and
                                      when-distributed Alleghany Stock as
                                      compared to the regular-way price of
                                      Alleghany Stock during this period.
                                      Chicago Title and Alleghany understand
                                      that if Alleghany Stock when-distributed
                                      trading is not available, the NYSE will
                                      require that shares of Alleghany Stock
                                      that are sold or purchased from the period
                                      beginning on April __, 1998, and ending on
                                      the Spin-Off Date, be accompanied by
                                      due-bills representing the Chicago Title
                                      Common Stock distributable with respect to
                                      such shares, and
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                                      that during such period neither the
                                      Alleghany Stock nor the due bills may be purchased or sold separately.

Is the Spin-Off taxable                     The Spin-Off is conditioned upon
for United States                     receiving a ruling from the Internal
Federal income tax                    Revenue Service (the "IRS") that the
purposes?                             Spin-Off will be tax-free to Alleghany
                                      stockholders and to Alleghany. The IRS
                                      ruling will be based upon the accuracy of numerous representations made by
                                      Alleghany and Chicago Title. In ________ of 1998, Alleghany will send a letter to stockholders that will explain the way to allocate your tax basis between Alleghany
                                      Stock and the shares of Chicago Title
                                      Common Stock received in the Spin-Off
                                      based upon the average trading values of Alleghany Stock and Chicago Title Common
                                      Stock on the Spin-Off Date. See "Risk
                                      Factors--Tax Treatment of the Spin-Off"
                                      and "Certain Federal Income Tax
                                      Consequences" for more complete
                                      discussions of the United States Federal income tax consequences of the Spin-Off to holders of Alleghany Stock.

Will Alleghany and Chicago                  After the Spin-Off, Alleghany will
Title be related in any               no longer own any Chicago Title Common
way after the Spin-Off?               Stock. However, the identity of the
                                      stockholders of Chicago Title immediately
                                      after the Spin-Off will be substantially
                                      the same as those of Alleghany. In
                                      addition, the fourteen member Chicago
                                      Title Board will include four persons who
                                      are directors and/or senior executive
                                      officers of Alleghany, and one person who
                                      is a senior executive officer of Alleghany
                                      Asset Management, Inc., ("Alleghany Asset
                                      Management") which on the Spin-Off Date
                                      will be a subsidiary of Alleghany. See
                                      "Management--Directors" for information
                                      regarding the Chicago Title Board and
                                      "Principal Stockholders" for information
                                      regarding the projected ownership of
                                      Chicago Title Common Stock by Chicago
                                      Title's principal stockholders. In
                                      addition, Alleghany and Chicago Title have
                                      entered into certain agreements to define
                                      their ongoing relationship and to allocate
                                      responsibility for past obligations and
                                      certain obligations that might arise in
                                      the future. See "Arrangements Between
                                      Alleghany and Chicago Title Relating to
                                      the Spin-Off" for a more complete
                                      discussion of the ongoing relationship
                                      between Alleghany and Chicago Title.
-------------------------------------------------------------------------------



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                  WHAT WE HAVE DONE TO PREPARE FOR THE SPIN-OFF

Board Appointments                          After the Spin-Off, the Chicago
                                      Title Board will consist of fourteen
                                      directors, eight of whom previously served on the board of directors of CT&T. See "Management--Directors."

Senior Management                           John Rau, who joined CT&T as Chief
                                      Executive Officer on January 1, 1997, has been appointed as President and Chief Executive Officer of Chicago Title. Mr. Rau will be supported by a management group which includes the senior executives currently responsible for CT&T's operations. See "Management--Executive
                                      Officers."

United States Federal                       Alleghany filed for, and the
Income Tax Ruling                     Spin-Off is conditioned on receipt of, a
                                      tax ruling (the "Tax Ruling") from the IRS concerning the United States Federal income tax consequences of the Spin-Off.
                                      The Tax Ruling is expected to state that the distribution of Chicago Title Common
                                      Stock in the Spin-Off will be tax-free to Alleghany stockholders and to Alleghany for United States Federal income tax purposes. The IRS ruling will be based upon the accuracy of numerous representations made by Alleghany and
                                      Chicago Title. Furthermore, the occurrence of certain transactions involving Chicago
                                      Title within two years after the Spin-Off could cause the Spin-Off to become taxable.

                                            The Tax Ruling is expected to
                                       provide that Alleghany stockholders
                                       should apportion their tax basis in
                                       Alleghany Stock held immediately before
                                       the Spin-Off between Alleghany Stock and the Chicago Title Common Stock received in the Spin-Off. In __________ of 1998,
                                       Alleghany will send a letter to
                                       stockholders that explains how to
                                       allocate your tax basis between Alleghany
                                       Stock and the shares of Chicago Title
                                       Common Stock received in the Spin-Off
                                       based upon the average trading values of Alleghany Stock and of Chicago Title Common Stock on the Spin-Off Date.

New York                                    We are seeking to list the Chicago
Stock Exchange Listing                Title Common Stock on the NYSE and expect
                                      that the Chicago Title Common Stock will
                                      begin trading on the NYSE in April 1998.
                                      There is not currently a public market for
                                      Chicago Title Common Stock, although a
                                      when-issued trading market is expected to
                                      develop on or shortly before April __,
                                      1998. We plan to list the Chicago Title
                                      Common Stock on the NYSE under the symbol
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                                       9
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                                      "___," and regular-way trading of Chicago
                                      Title Common Stock is expected to begin on April __, 1998.

Regulatory Approvals                        Alleghany has provided appropriate
                                      notifications regarding the Spin-Off to, and prior to the Spin-Off Date expects that it will have received all required approvals from, the state regulatory authorities in Arizona, California, Illinois, Missouri, Oregon and Texas. See "The Spin-Off--Regulatory Approvals."

                      KEY TERMS OF THE SPIN-OFF TRANSACTION

No Stockholder Action                       No action is required by Alleghany
Required                              stockholders to receive Chicago Title
                                      Common Stock in the Spin-Off.

                                            You do not need to surrender
                                      Alleghany Stock to receive Chicago Title
                                      Common Stock in the Spin-Off.

                                            The number of shares of Alleghany
                                      Stock you own will not change as a result of the Spin-Off.

Record Date                                 If you are a holder of record of
                                      Alleghany Stock as of the close of
                                      business on the Record Date (April __,
                                      1998), you will be entitled to receive
                                      Chicago Title Common Stock in the
                                      Spin-Off.

Distribution Ratio                          You will receive three shares of
                                      Chicago Title Common Stock for every share of Alleghany Stock you own as of the close of business on April __, 1998.

Shares to be Distributed                    All Chicago Title Common Stock owned
                                      by Alleghany will be distributed in the
                                      Spin-Off. Based on 7,373,739 shares of
                                      Alleghany Stock outstanding as of March 2,
                                      1998, 22,121,217 shares of Chicago Title
                                      Common Stock will be distributed in the
                                      Spin-Off. Immediately prior to the
                                      Spin-Off, an additional 367,773 shares of Chicago Title Common Stock will be issued as shares of restricted stock to senior management of Chicago Title and its subsidiaries, and immediately after the Spin-Off an additional 16,000 shares will be issued to the non-employee directors of Chicago Title.

Mailing Date                                The distribution agent will mail
                                      Chicago Title Common Stock certificates to
                                      Alleghany stockholders on or about April
                                      __, 1998.
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              INFORMATION REGARDING THE SPIN-OFF AND CHICAGO TITLE

 Before the Spin-Off, inquiries relating to the Spin-Off should be directed to:

        Harris Trust and Savings Bank             Alleghany Corporation
        Shareholder Services Division                   Secretary
           311 West Monroe Street                    375 Park Avenue
               P.O. Box A3504                   New York, New York 10152
        Chicago, Illinois 60690-9502                 (212) 752-1356
               (800) 461-6001

      After the Spin-Off, inquiries relating to an investment in Chicago Title Common Stock should be directed to:

                            Chicago Title Corporation
                          Investor Relations Department
                             171 North Clark Street
                          Chicago, Illinois 60601-3294
                                 (888) 431-4288

      The distribution agent for the distribution of Chicago Title Common Stock and, after the Spin-Off, the transfer agent and registrar for Chicago Title Common Stock is:

                          Harris Trust and Savings Bank
                          Shareholder Services Division
                             311 West Monroe Street
                                 P.O. Box A3504
                          Chicago, Illinois 60690-9502
                                 (800) 461-6001

                            CHICAGO TITLE CORPORATION

Business                                    Chicago Title is one of the nation's
                                      largest providers of title insurance and
                                      other related services for residential and
                                      commercial real estate transactions. One
                                      of the pioneers of the title insurance
                                      industry over a century ago, Chicago Title
                                      currently has more than 300 full service
                                      offices and 3,800 policy-issuing agents in
                                      49 states, Puerto Rico, the Virgin
                                      Islands, Guam, and Canada. Chicago Title
                                      believes that its brand name, national
                                      distribution network, financial position
                                      and experienced management have enabled it
                                      to become one of the premier companies
                                      participating in the title insurance and
                                      real estate-related services industry.
                                      Chicago Title's strategy is to improve its
                                      market share and earnings growth by:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                      (i) focusing its marketing efforts to
                                      serve three distinct customer sectors --
                                      Institutional Partners, Core Local
                                      Operations, and National Commercial &
                                      Industrial; (ii) pursuing growth
                                      opportunities, including through select
                                      acquisition opportunities; and (iii)
                                      generating operating efficiencies and cost improvements through promotion of "best practices" throughout the organization and development of an "electronic spine" that will fully integrate Chicago Title's services and offices.

Financial Highlights                        The title insurance and real
                                      estate-related services business which
                                      will be included in the ongoing operations of Chicago Title had pre-tax earnings of $83.6 million on revenues of $1.47 billion for 1997, compared with pre-tax earnings of $69.7 million on revenues of $1.33 billion for 1996. In 1997, a dividend of $32.1 million was paid to Alleghany, and in 1996 a payment of $30.0 million was made to Alleghany to redeem shares of CT&T stock. Prior to the Spin-Off Date, the Chicago Title Board will declare and pay to Alleghany as a dividend a non-interest bearing promissory note in the principal amount of $7.5 million and due on December 31, 1998.

                              ALLEGHANY CORPORATION

      After the Spin-Off, Alleghany will continue to engage in the property and casualty reinsurance and insurance, industrial minerals and financial services businesses conducted by its subsidiaries Underwriters Re Group, Inc. (the "Underwriters Re Group"), World Minerals Inc. ("World Minerals") and Alleghany Asset Management. (Alleghany Asset Management is currently a subsidiary of CT&T; however, prior to the Spin-Off, all of the outstanding stock of Alleghany Asset Management will be distributed by CT&T to Alleghany (the "AAM Distribution")). Alleghany also will continue to operate a steel fastener importing and distribution business through its Heads and Threads division.

      As of March 2, 1998, Alleghany beneficially owned approximately 7.43 million shares, or 4.8 percent, of Burlington Northern Santa Fe Corporation, which owns one of the largest railroad networks in North America, with 34,000 route miles covering 28 states and two Canadian provinces.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            SELECTED FINANCIAL DATA

      The following table sets forth a summary of selected financial data for Chicago Title. The historical financial information below may not necessarily be indicative of the results of operations or financial position that would have been obtained if Chicago Title had been a separate, independent company during the periods shown or of Chicago Title's future performance as an independent company. The financial data set forth below should be read in conjunction with CT&T's Consolidated Financial Statements and the notes thereto found elsewhere in this Information Statement. See "Selected Financial Data," "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and CT&T's Consolidated Financial Statements and notes thereto. Earnings per share data are presented elsewhere in this Information Statement on a pro forma basis only. See "Pro Forma Consolidated Financial Data."

(In 000s)                                                  As of and for the years ended December 31,
                                                ---------------------------------------------------------------
Operating results data:                             1997        1996         1995         1994          1993
                                                ----------   ----------   ----------   ----------    ----------
Revenues:
  Title, escrow, trust and other revenue        $1,411,496    1,278,590    1,082,008    1,283,970     1,359,955
  Investment income                                 52,266       47,658       46,661       44,913        49,290
  Net realized investment gains (losses)             3,684        1,436        3,697       (5,447)        7,058
                                                ----------   ----------   ----------   ----------    ----------
Total revenues                                   1,467,446    1,327,684    1,132,366    1,323,436     1,416,303

Expenses:
  Salaries and other employee benefits             454,648      411,815      344,767      368,097       393,418
  Commissions paid to agents                       526,324      484,351      420,555      549,990       545,552
  Provision for title losses                       102,324       83,023       81,385       94,845       121,865
  Interest expense                                   4,644        5,566        6,456        6,859         9,572
  Other operating and administrative expenses      295,903      273,236      242,380      244,655       263,057
                                                ----------   ----------   ----------   ----------    ----------
Total expenses                                   1,383,843    1,257,991    1,095,543    1,264,446     1,333,464
                                                ----------   ----------   ----------   ----------    ----------
Operating income from continuing operations
  before income taxes                               83,603       69,693       36,823       58,990        82,839

Income taxes                                        27,894       23,115       11,889       18,854        26,329
                                                ----------   ----------   ----------   ----------    ----------
Net income from continuing operations           $   55,709       46,578       24,934       40,136        56,510
                                                ==========   ==========   ==========   ==========    ==========
Balance sheet data:
Total assets                                    $1,702,207    1,482,697    1,447,351    1,389,700     1,500,390
Notes payable and other obligations                 32,443       43,282       55,043       64,441        74,966

--------------------------------------------------------------------------------

                                  RISK FACTORS

      Holders of shares of Chicago Title Common Stock should carefully consider all information contained in this Information Statement, especially the matters described or referred to in the following paragraphs.

COMPETITION

      The title insurance industry is competitive throughout the United States, with large title insurance firms such as the title insurance subsidiaries of Chicago Title competing on a national basis, while smaller firms have significant market shares on a regional basis. Chicago Title's title insurance subsidiaries also compete with abstractors, attorneys issuing opinions and, in some areas, state land registration systems. The removal of regulatory barriers in the future might result in new competitors, including financial institutions, entering the title insurance business. Chicago Title believes that competition in the title insurance industry is primarily on the basis of expertise, service and price. In addition, the financial strength of the insurer has become an increasingly important factor in decisions relating to the purchase of title insurance, particularly in multi-site transactions and in situations involving real estate-related investment vehicles such as real estate investment trusts and real estate mortgage investment conduits.

INTEREST RATE LEVELS; SEASONALITY

      The title insurance industry is highly dependent upon the volume of real estate transactions occurring within the market. In turn, the volume of real estate transactions is highly sensitive to interest rate levels and general economic conditions. Because these factors can be volatile, revenue levels for the title industry also can be volatile. In addition, the title insurance business is seasonal, since real estate activity is seasonal. The first calendar quarter is typically the weakest quarter in terms of revenue due to the generally low volume of home sales during the winter. The fourth calendar quarter is typically the strongest in terms of revenue due to the desire of commercial entities to complete transactions by year end. These traditional seasonal patterns can be altered if there is a significant change in the level of mortgage refinancing, since refinancing activity is correlated with movements in the level of interest rates and is not tied to a seasonal pattern.

RESERVE FOR TITLE LOSSES

      The largest single liability of Chicago Title is the reserve for title losses, which also covers losses arising from the escrow, closing and disbursement functions due to fraud or operational error, and includes costs of external legal defense. The establishment of appropriate loss reserves is an inherently uncertain process, particularly due to the long-term nature of most title insurance business. Loss reserves represent Chicago Title's estimates, at a given point in time, of the ultimate settlement and legal costs of losses incurred (including incurred but not reported losses). Chicago Title's reserves are reviewed regularly by management and are certified by an independent actuary on an annual basis. Whenever Chicago Title determines that any existing loss reserves are inadequate, Chicago Title is required to increase its loss reserves with a corresponding reduction, which could be material, in Chicago Title's operating results in the period in which the deficiency is identified. The establishment of new reserves, or the adjustment of reserves could have a material effect on Chicago Title's financial condition and results of operations in any particular period and would reduce the amount of earnings (if any) available for dividends. See "Business--Reserve for Title Losses."

REGULATION

      Chicago Title and its title insurance subsidiaries are subject to state insurance regulations in the states in which they do business. Such regulations, among other things, affect statutory reserves, limit the amount of dividends and other payments that can be made by Chicago Title's title insurance subsidiaries without prior regulatory approval, and impose restrictions on the amount and type of investments they may hold. Certain states also regulate the rates charged for various title insurance products. Chicago Title cannot predict the effect that any proposed or future regulations may have on the financial condition or operations of Chicago Title. See "Business--Regulation."

HOLDING COMPANY STRUCTURE

      Chicago Title is a holding company that conducts no operations of its own. After the Spin-Off, the assets of Chicago Title will essentially consist of its equity interest in CT&T. Chicago Title will rely on cash dividends and other permitted payments from CT&T to pay cash dividends, if any, to the holders of Chicago Title Common Stock. The payment of dividends by CT&T to Chicago Title and by CT&T's title insurance subsidiaries to CT&T is limited by state insurance regulations in the states in which they do business. See "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," and "Business--Regulation."

TAX TREATMENT OF THE SPIN-OFF

       The Spin-Off is conditioned on Alleghany receiving the Tax Ruling from the IRS concerning the United States Federal income tax consequences of the Spin-Off. The Tax Ruling is expected to state that, because the Spin-Off will qualify under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), the distribution is tax-free to Alleghany's stockholders and to Alleghany. The Tax Ruling also is expected to state that the AAM Distribution is tax-free to Alleghany. Nevertheless, the Tax Ruling will be based upon the accuracy of representations made by Alleghany and Chicago Title as to numerous factual matters and as to the intention to take (or to refrain from taking) certain future action. The inaccuracy of any of those factual representations or the failure to take the intended action (or the taking of action which was represented as not intended to be taken) could cause the IRS to revoke the Tax Ruling retroactively. In that event, the IRS might assert that the Spin-Off was taxable, in which case both Alleghany and its stockholders could be subject to tax on the Spin-Off, which tax could be material. The Tax Sharing Agreement between Alleghany and Chicago Title provides that if Alleghany is subject to any tax attributable to the Spin-Off, including by reason of the Spin-Off's failure to qualify under Section 355 of the Code as a tax-free distribution, then Chicago Title is obligated to indemnify and to hold Alleghany harmless from any such tax unless such tax arises solely by reason of certain actions taken, or certain misrepresentations made, by Alleghany or by Alleghany Asset Management. Any such obligation of Chicago Title would have a material adverse effect on Chicago Title. The Tax Sharing Agreement further obligates Chicago Title to indemnify and to hold Alleghany harmless from any tax attributable to the AAM Distribution if the AAM Distribution does not qualify as a tax-free distribution under Section 355 of the Code because of any misrepresentations made by Chicago Title upon which the Tax Ruling is based or because of any actions taken by Chicago Title which are inconsistent with the treatment of the AAM Distribution as a tax-free distribution. In the Tax Sharing Agreement, Chicago Title also has agreed not to take certain actions which might adversely affect the tax-free status of the Spin-Off or the AAM Distribution. Among other things, Chicago Title has agreed that during the two-year period after the Spin-Off Date, Chicago Title will not liquidate or merge with another corporation; issue more than 20% of its capital stock in one or more transactions; redeem, purchase or otherwise reacquire more than 5% of its capital stock in one or more transactions (except for acquisitions of stock related to employee benefit plans); or sell or otherwise dispose of the assets constituting, or discontinue the active conduct of, certain businesses of CT&T. See "Arrangements Between Alleghany and Chicago Title Relating to the Spin-Off--Tax Sharing Agreement" and "Certain Federal Income Tax Consequences."

MARKET UNCERTAINTIES WITH RESPECT TO CHICAGO TITLE COMMON STOCK

      There is no existing market for Chicago Title Common Stock. Although Chicago Title Common Stock is expected to be listed on the NYSE, we cannot predict, estimate or give assurances about the trading prices for Chicago Title Common Stock before or after the Spin-Off Date. Until the Chicago Title Common Stock is fully distributed and an orderly market develops, the trading prices for Chicago Title Common Stock may fluctuate significantly. Prices for the Chicago Title Common Stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for Chicago Title Common Stock, investor perceptions of Chicago Title and its business, changes in interest rates and the level of activity in real estate markets, Chicago Title's results, Chicago Title's dividend policy, and general economic and market conditions. The Chicago Title Common Stock distributed to Alleghany stockholders in the Spin-Off generally will be freely transferable under the Securities Act of 1933, as amended (the "Securities Act"), and the sale of a substantial number of shares of Chicago Title Common Stock after the Spin-Off could adversely affect the market price of the Chicago Title Common Stock. See "The Spin-Off--Market for Chicago Title Common Stock."

ANTI-TAKEOVER PROVISIONS

      Certain provisions of Chicago Title's Certificate of Incorporation (the "Chicago Title Certificate") and By-Laws may have the effect of delaying, deferring, or preventing a change of control of Chicago Title without further action by the stockholders, may discourage bids for Chicago Title Common Stock at a premium over the market price of Chicago Title Common Stock, and may adversely affect the market price of, and the voting and other rights of, the holders of Chicago Title Common Stock. These provisions, which are substantially the same as provisions contained in Alleghany's Restated Certificate of Incorporation and By-Laws, include, for example, terms in the Chicago Title Certificate providing for (i) the issuance of blank check preferred stock by the Chicago Title Board without stockholder approval, (ii) higher stockholder voting requirements for certain transactions such as business combinations, (iii) classification of the Chicago Title Board into three classes and (iv) the removal only for cause of directors by a vote of 75% of Chicago Title's outstanding voting power. In addition, certain "anti-takeover" provisions of the Delaware General Corporation Law, including Section 203, may restrict the ability of stockholders to effect a merger or business combination or obtain control of Chicago Title, and may be considered disadvantageous by a stockholder. See "Description of Capital Stock--Chicago Title Common Stock; Delaware Anti-takeover Provisions" and "--Certain Anti-Takeover Provisions--Chicago Title Certificate and By-Laws."

      In addition, provisions in the Tax Sharing Agreement, which are intended to preserve the tax-free status of the Spin-Off and the AAM Distribution for Federal income tax purposes, could discourage certain takeover proposals or make them more expensive. See "Arrangements Between Alleghany and Chicago Title Relating to the Spin-Off--Tax Sharing Agreement."

                           FORWARD-LOOKING INFORMATION

      This document contains, and other materials filed or to be filed by Chicago Title with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by Chicago Title) contain or will contain, disclosures which are forward-looking statements. Forward looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements address, among other things, strategic initiatives and the anticipated effects of the Spin-Off. See "Summary--Introduction,--Questions and Answers About Chicago
Title and the Spin-Off," "The Spin-Off--Background and Purposes of the Spin-Off," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Strategy." These forward-looking statements are based upon Chicago Title's current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and anticipated actions and Chicago Title's future financial condition and results. These uncertainties and risks include, but are not limited to, those relating to conducting operations in a competitive environment; the effect of fluctuations in the volume of, and the seasonal nature of, real estate transactions; acquisition activities (including uncertainties associated with anticipating the use of Chicago Title Common Stock as consideration for acquisitions when there has been no historic trading market for such stock); general economic conditions; the relatively high costs of producing title evidence when premiums are subject to regulatory and competitive restraints; the effect of interest rate levels and general economic conditions on the volume of real estate transactions occurring within the market and on Chicago Title's investment portfolio; the effect of state regulations requiring maintenance of minimum levels of capital and surplus and restricting the payment of dividends; and the risk of substantial claims by large classes of claimants, such as aboriginal title claims of Native Americans. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of Chicago Title.

                                  THE SPIN-OFF

BACKGROUND AND PURPOSES OF THE SPIN-OFF

      In December 1997, Alleghany announced its intention to establish the title insurance and real estate-related services business conducted by CT&T as an independent, publicly traded company. This will be accomplished by the Spin-Off. The title insurance industry is undergoing a period of consolidation and rapid change, and Alleghany believes that establishing Chicago Title as an independent company will enhance its ability to focus on operating efficiencies and strategic initiatives that are required to respond to a changing marketplace. Also, in the current competitive environment, it is more important than ever to foster development of an entrepreneurial culture at Chicago Title. As an independent public company, Chicago Title will be able to provide equity-based compensation and incentives that should enable it to retain and recruit senior management and to motivate employees throughout the organization. After the Spin-Off, Chicago Title will continue under the current management of CT&T. The Alleghany Board of Directors believes that this action is in the best interest of stockholders.

MANNER OF EFFECTING THE SPIN-OFF

      The general terms and conditions relating to the Spin-Off are set forth in a Distribution Agreement (the "Distribution Agreement") between Alleghany and Chicago Title. See "Arrangements Between Alleghany and Chicago Title Relating to the Spin-Off--Distribution Agreement."

      On the Spin-Off Date, Alleghany will effect the Spin-Off by delivering all of the outstanding shares of Chicago Title Common Stock owned by Alleghany to Harris Trust and

Savings Bank, as distribution agent (the "Distribution Agent"), for distribution to the holders of record of Alleghany Stock as of the close of business on the Record Date. The Spin-Off will be made on the basis of three shares of Chicago Title Common Stock for every share of Alleghany Stock held as of the close of business on the Record Date. The actual total number of shares of Chicago Title Common Stock to be distributed will depend on the number of shares of Alleghany Stock outstanding on the Record Date. The shares to be distributed to Alleghany stockholders do not include an additional 367,773 shares of Chicago Title Common Stock to be issued immediately prior to the Spin-Off as restricted stock to senior management of Chicago Title and its subsidiaries, and an additional 16,000 shares to be issued immediately after the Spin-Off as restricted stock to non-employee directors of Chicago Title. The shares of Chicago Title Common Stock will be fully paid and nonassessable, and the holders of Chicago Title Common Stock will not be entitled to preemptive rights. See "Description of Capital Stock." It is expected that certificates representing shares of Chicago Title Common Stock will be mailed to Alleghany stockholders on or about April __, 1998.

RESULTS OF THE SPIN-OFF

      After the Spin-Off, Chicago Title will be a separate public company. The number and identity of stockholders of Chicago Title immediately after the Spin-Off will be the same as the number and identity of stockholders of Alleghany on the Record Date (except in respect of the additional shares of Chicago Title Common Stock to be issued as restricted stock to senior management of Chicago Title and its subsidiaries and to non-employee directors of Chicago Title). Immediately after the Spin-Off, Chicago Title expects to have approximately 2,000 holders of record of Chicago Title Common Stock and approximately 22,504,990 shares of Chicago Title Common Stock outstanding, based on the number of record stockholders and issued and outstanding shares of Alleghany Stock as of the close of business on March 2, 1998, the distribution ratio of three shares of Chicago Title Common Stock for every share of Alleghany Stock, and the additional shares of Chicago Title Common Stock to be issued as restricted stock to senior management of Chicago Title and its subsidiaries and to non-employee directors of Chicago Title. The actual number of shares of Chicago Title Common Stock to be distributed will be determined as of the Record Date. The Spin-Off will not affect the number of outstanding shares of Alleghany Stock or the rights of Alleghany stockholders.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The Spin-Off is conditioned upon Alleghany receiving the Tax Ruling from the IRS to the effect, among other things, that, as the Spin-Off will qualify as a tax-free spin-off under Section 355 of the Code, for Federal income tax purposes:

            1. No gain or loss will be recognized by Alleghany upon the distribution of the Chicago Title Common Stock to Alleghany's stockholders.

            2. No gain or loss will be recognized (and no amount will be included in income) by the Alleghany stockholders as a result of their receipt of Chicago Title Common Stock in the Spin-Off.

            3. As a result of the Spin-Off, a stockholder's tax basis in Alleghany Stock will be apportioned between Alleghany Stock and Chicago Title Common Stock received in the Spin-Off in accordance with relative fair market values of such shares at the time of the Spin-Off.

            4. The holding period of the Chicago Title Common Stock received in the Spin-Off will include the holding period of the Alleghany Stock with respect to which the Chicago Title Common Stock will be distributed, provided the Alleghany Stock is held as a capital asset on the Spin-Off Date.

            5. No gain or loss will be recognized by Chicago Title upon the distribution of Alleghany Asset Management to Alleghany.

            6. No gain or loss will be recognized (and no amount will be included in income) by Alleghany as a result of the AAM Distribution.


      The Tax Ruling will be based upon the accuracy of representations made by Alleghany and Chicago Title as to numerous factual matters and as to the intention to take (or to refrain from taking) certain future action. The inaccuracy of any of those factual representations or the failure to take the intended action (or the taking of action which was represented as not intended to be taken) could cause the IRS to revoke the Tax Ruling retroactively. In that event, the IRS might assert that the Spin-Off was taxable. See "Risk Factors--Tax Treatment of the Spin-Off" and "Arrangements Between Alleghany and Chicago Title Relating to the Spin-Off--Tax Sharing Agreement."

      The foregoing is a general description of the material United States Federal income tax consequences associated with the Spin-Off. It is not intended to address every stockholder's tax consequences and does not purport to address all tax consequences applying to every Alleghany stockholder. In particular, this summary description does not cover state, local, or foreign income and other tax consequences. Consequently, stockholders are strongly encouraged to consult their individual tax advisors for relevant particular tax consequences concerning the Spin-Off. In addition, stockholders residing outside of the United States are encouraged to seek tax advice regarding tax implications of the Spin-Off.

REGULATORY APPROVALS

      Alleghany has provided appropriate notifications regarding the Spin-Off to, and prior to the Spin-Off Date expects that it will have received all required approvals from, the state regulatory authorities in Arizona, California, Illinois, Missouri, Oregon and Texas.

MARKET FOR CHICAGO TITLE COMMON STOCK

      There is no existing market for Chicago Title Common Stock. Although Chicago Title will seek to list Chicago Title Common Stock on the NYSE, we cannot predict, estimate or give assurances about the trading prices for Chicago Title Common Stock before or after the Spin-Off Date. A when-issued trading market for Chicago Title Common Stock is expected to develop on or shortly before the Record Date. The term "when-issued" means that shares can be traded prior to the time certificates are actually available or issued. Until the Chicago Title Common Stock is fully distributed and an orderly market develops, the trading prices for Chicago Title Common Stock may fluctuate significantly. Prices for the Chicago Title Common Stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for Chicago Title Common Stock, investor perceptions of Chicago Title and its business, changes in interest rates and the level of activity in real estate markets, Chicago Title's results, Chicago Title's dividend policy, and general economic and market conditions. It is anticipated that Chicago Title Common Stock will be publicly traded on the NYSE under the symbol "___."

      Alleghany Stock will continue to trade on a regular-way basis and may also trade on a when-distributed basis, reflecting an assumed post-Spin-Off value for Alleghany Stock. Alleghany Stock when-distributed trading, if available, could last from April __, 1998 through the Spin-Off Date. Chicago Title and Alleghany understand that if Alleghany Stock when-distributed trading is not available, the NYSE will require that shares of Alleghany Stock that are sold or purchased from the period beginning on April __, 1998, and ending on the Spin-Off Date, be accompanied by due-bills representing the Chicago Title Common Stock distributable with respect to such shares, and that during such period neither the Alleghany Stock nor the due bills may be purchased or sold separately.

      The Transfer Agent and Registrar for the Chicago Title Common Stock will be Harris Trust and Savings Bank.

      For certain information regarding awards of restricted shares of Chicago Title Common Stock and options to purchase Chicago Title Common Stock that will be granted in connection with the Spin-Off, see "Chicago Title Compensation Arrangements--The 1998 Long-Term Incentive Plan."

      Shares of Chicago Title Common Stock distributed to Alleghany stockholders in the Spin-Off will be freely transferable under the Securities Act, except for shares received by persons who may be deemed to be affiliates of Chicago Title. After Chicago Title becomes a publicly traded company, shares of Chicago Title Common Stock held by persons who are affiliates of Chicago Title (generally, individuals or entities that control, are controlled by, or are under common control with Chicago Title) will be subject to resale restrictions under the Securities Act. Such affiliates are permitted to sell their shares of Chicago Title Common Stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

CONDITIONS PRECEDENT TO THE SPIN-OFF

      It is expected that the Spin-Off will be effective on the Spin-Off Date, provided that:

      1. all necessary permits, registrations and consents required under the insurance, securities or blue sky laws of states or other political subdivisions of the United States in connection with the Spin-Off shall have been received or become effective;

      2. the Chicago Title Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance;

      3. CT&T shall have distributed all of the outstanding stock of Alleghany Asset Management to Alleghany; and

      4. the Tax Ruling shall have been received and shall not have been revoked or modified in any material respect.


                ARRANGEMENTS BETWEEN ALLEGHANY AND CHICAGO TITLE
                            RELATING TO THE SPIN-OFF

      Immediately prior to the Spin-Off, Alleghany and Chicago Title will enter into certain agreements to define their ongoing relationship after the Spin-Off. These agreements are summarized below and have been filed as exhibits to the Registration Statement on Form 10 (the "Form 10 Registration Statement") filed by Chicago Title with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The following descriptions include a summary of all material terms of these agreements but do not purport to be complete and are qualified in their entirety by reference to the filed agreements.

DISTRIBUTION AGREEMENT

      Chicago Title and Alleghany will enter into the Distribution Agreement which will provide for, among other things, cooperation regarding past matters and the allocation of responsibility for past obligations and certain obligations that may arise in the future. The Distribution Agreement provides that each of Alleghany and Chicago Title will indemnify the other party and its affiliates from and against any and all damage, loss, liability and expense arising out of or due to the failure of the indemnitor or any of its subsidiaries to pay, perform or otherwise discharge any of the liabilities or obligations for which it is responsible under the terms of the Distribution Agreement, which include, subject to certain exceptions, all liabilities and obligations arising out of the conduct or operation of their respective businesses before, on or after the Spin-Off Date. The Distribution Agreement also provides that Chicago Title will bear the expenses incurred in connection with the Spin-Off, including fees, costs and expenses related to the preparation and filing of the Form 10 Registration Statement and the mailing of this Information Statement, compliance with the securities and insurance laws, the listing of the Chicago Title Common Stock on the NYSE, and the preparation and negotiation of all of the documentation related to the Spin-Off, except that Alleghany will bear certain identified legal fees and expenses (including all fees and expenses incurred in connection with the Tax Ruling), and Alleghany also will bear the fees and expenses incurred as a result of the engagement of Merrill Lynch & Co. as financial advisor to Alleghany in connection with the Spin-Off. The Distribution Agreement includes procedures for notice and payment of indemnification claims and provides that the indemnifying party may assume the defense of the claim or suit brought by a third party.

TAX SHARING AGREEMENT

      Chicago Title and Alleghany will enter into a Tax Sharing Agreement (the "Tax Sharing Agreement") to allocate certain tax liabilities between Chicago Title and Alleghany and their respective subsidiaries and to allocate responsibilities with respect to tax returns. Under the Tax Sharing Agreement, Chicago Title will bear (i) its separately computed share of Alleghany's consolidated Federal income tax liability for each taxable period for which Chicago Title or any of its subsidiaries was a member of the Alleghany consolidated group for Federal income tax purposes (except that Chicago Title is not liable for taxes in respect of Alleghany Asset Management and its subsidiaries for any period) and (ii) the appropriate part of any state or local tax imposed based on receipts, income, capital or net worth and computed on a consolidated, unitary or combined basis by reference to the assets and/or activities of Chicago Title. Chicago Title is also responsible for any tax liability resulting from any action necessary to implement the Spin-Off and its associated events, including the AAM Distribution and the transfer of a business previously conducted by Alleghany Asset Management to Chicago Title. All other taxes are allocated between Chicago Title and Alleghany based on the legal entity on which the tax is imposed.

      The Tax Sharing Agreement provides that if Alleghany is subject to any tax attributable to the Spin-Off, including by reason of the Spin-Off's failure to qualify under Section 355 of the Code as a tax-free distribution, then Chicago Title is obligated to indemnify and to hold Alleghany harmless from any such tax unless such tax arises solely by reason of certain actions taken, or certain misrepresentations made, by Alleghany. Any such obligation of Chicago Title would have a material adverse effect on Chicago Title. The Tax Sharing Agreement further obligates Chicago Title to indemnify and to hold Alleghany harmless from any tax attributable to the AAM Distribution if the AAM Distribution does not qualify as a tax-free distribution under Section 355 of the Code because of any misrepresentations made by Chicago Title upon which the Tax Ruling will be based or because of any actions taken by Chicago Title which are inconsistent with the treatment of the AAM Distribution as a tax-free distribution. In the Tax Sharing Agreement, Chicago Title also has agreed not to take certain specified actions which might adversely affect the tax-free status of the Spin-Off or the AAM Distribution. Among other things, Chicago Title has agreed that during the two-year period after the Spin-Off Date, Chicago Title will not liquidate or merge with another corporation; issue more than 20% of its capital stock in one or more transactions; redeem, purchase or otherwise reacquire more than 5% of its capital stock in one or more transactions (except for acquisitions of stock related to employee benefits plans); or sell or otherwise dispose of the assets constituting, or discontinue the active conduct of, certain businesses of CT&T. See

"Arrangements Between Alleghany and Chicago Title Relating to the Spin-Off--Tax Sharing Agreement."

AGREEMENTS BETWEEN ALLEGHANY ASSET MANAGEMENT AND CHICAGO TITLE

      Prior to the Spin-Off Date, certain agreements will be entered into between Chicago Title (or Chicago Title's subsidiary CT&T) and Alleghany Asset Management (or Alleghany Asset Management's subsidiary The Chicago Trust Company) in connection with the AAM Distribution.

      Investment Management Agreement. Chicago Title and The Chicago Trust Company will enter into an Investment Management Agreement providing for the management by The Chicago Trust Company of substantially all of the long-term investable assets and certain of the short-term investable assets of CT&T and its subsidiaries. The term of the agreement will be five years, with automatic one year renewals unless either party terminates within three months of the end of any such term. The agreement also may be terminated by Chicago Title in the event that investment performance is unsatisfactory. The investment management fees to be charged under the Investment Management Agreement generally will be based on market rates.

      Transitional Services Agreement. CT&T and Alleghany Asset Management will enter into an agreement pursuant to which CT&T will continue to furnish various administrative services to Alleghany Asset Management. The initial term of the agreement will end on December 31, 1998, and is subject to renewal thereafter by mutual agreement.

      Sublease. The Chicago Trust Company will sublease space at the principal headquarters building of Chicago Title from CT&T at a rent and on such other terms as are currently applicable to CT&T for such space.

                REASONS FOR FURNISHING THIS INFORMATION STATEMENT

      This Information Statement is being furnished by Alleghany solely to provide information to Alleghany stockholders who will receive Chicago Title Common Stock in the Spin-Off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Alleghany or Chicago Title. Chicago Title believes that the information presented herein is accurate as of the date hereof. Changes will occur after the date hereof, and neither Alleghany nor Chicago Title will update the information except to the extent required in the normal course of their respective public disclosure practices.

                             SELECTED FINANCIAL DATA

      The following table sets forth a summary of selected financial data for Chicago Title. The historical financial information below may not necessarily be indicative of the results of operations or financial position that would have been obtained if Chicago Title had been a separate, independent company during the periods shown or of Chicago Title's future performance as an independent company. The financial data set forth below should be read in conjunction with CT&T's Consolidated Financial Statements and the notes thereto found elsewhere in this Information Statement. See "Selected Financial Data," "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and CT&T's Consolidated Financial Statements and notes thereto. Earnings per share data are presented elsewhere in this Information Statement on a pro forma basis only. See "Pro Forma Consolidated Financial Data."

(In 000s)                                                  As of and for the years ended December 31,
                                                ---------------------------------------------------------------
Operating results data:                             1997        1996         1995         1994          1993
                                                ----------   ----------   ----------   ----------    ----------
Revenues:
  Title, escrow, trust and other revenue        $1,411,496    1,278,590    1,082,008    1,283,970     1,359,955
  Investment income                                 52,266       47,658       46,661       44,913        49,290
  Net realized investment gains (losses)             3,684        1,436        3,697       (5,447)        7,058
                                                ----------   ----------   ----------   ----------    ----------
Total revenues                                   1,467,446    1,327,684    1,132,366    1,323,436     1,416,303

Expenses:
  Salaries and other employee benefits             454,648      411,815      344,767      368,097       393,418
  Commissions paid to agents                       526,324      484,351      420,555      549,990       545,552
  Provision for title losses                       102,324       83,023       81,385       94,845       121,865
  Interest expense                                   4,644        5,566        6,456        6,859         9,572
  Other operating and administrative expenses      295,903      273,236      242,380      244,655       263,057
                                                ----------   ----------   ----------   ----------    ----------
Total expenses                                   1,383,843    1,257,991    1,095,543    1,264,446     1,333,464
                                                ----------   ----------   ----------   ----------    ----------
Operating income from continuing operations
  before income taxes                               83,603       69,693       36,823       58,990        82,839

Income taxes                                        27,894       23,115       11,889       18,854        26,329
                                                ----------   ----------   ----------   ----------    ----------
Net income from continuing operations           $   55,709       46,578       24,934       40,136        56,510
                                                ==========   ==========   ==========   ==========    ==========
Balance sheet data:
Total assets                                    $1,702,207    1,482,697    1,447,351    1,389,700     1,500,390
Notes payable and other obligations                 32,443       43,282       55,043       64,441        74,966

                      PRO FORMA CONSOLIDATED FINANCIAL DATA

      The unaudited pro forma consolidated financial data set forth below should be read in conjunction with the historical consolidated financial data presented elsewhere herein. The pro forma consolidated financial data is presented for informational purposes only and may not reflect the future results of operations or financial position of Chicago Title or what the results of operations would have been had Chicago Title been operated as an independent, public company during 1997.

                         PRO FORMA RESULTS OF OPERATIONS

      During 1997, Chicago Title operated on a separate, stand-alone basis in terms of capital funding and did not receive any material services from its parent or affiliates. As a result, the unaudited 1997 pro forma consolidated results of operations would be reflective of the historical based results.

      For purposes of presenting pro forma earnings per share, it is assumed that the Spin-Off had taken place on January 1, 1997. The number of shares used to compute earnings per share is based upon the assumed distribution of 22,121,217 shares using the ratio of three shares of Chicago Title Common Stock for every share of Alleghany Stock and taking into account an estimated 367,773 shares of restricted Chicago Title Common Stock to be issued to employees immediately prior to the Spin-Off and an additional 16,000 shares which will be issued to the non-employee directors of Chicago Title immediately after the Spin-Off.

      Pro forma earnings per share for the year ended December 31, 1997 were $2.48 per share based upon 22,504,990 shares outstanding for the period as described above.

             PRO FORMA CONSOLIDATED BALANCE SHEET AND CAPITALIZATION

      The following tables set forth the unaudited pro forma consolidated balance sheet and capitalization of Chicago Title at December 31, 1997. The tables should be read in conjunction with the introduction to the pro forma financial statements above. The pro forma capitalization table has been derived from the historical financial statements and reflects certain pro forma adjustments as if the Spin-Off had been consummated as of December 31, 1997. The pro forma information may not reflect the capitalization of Chicago Title in the future or as it would have been had Chicago Title been an independent, public company at December 31, 1997.

CHICAGO TITLE CORPORATION
AND SUBSIDIARIES

Pro Forma Consolidated Balance Sheet

December 31, 1997

(In 000s)

===================================================================================================
             Assets                                 Historical         Adjustments        Pro Forma
---------------------------------------------------------------------------------------------------
Cash on hand and in banks                          $   21,219              --                21,219
Cash pledged to secure trust and escrow deposits      100,207              --               100,207
Total marketable securities                         1,066,578              --             1,066,578
Receivables                                            62,558              --                62,558
Deferred Federal income taxes                          75,997              --                75,997
Fixed assets, net                                      97,222              --                97,222
Title plants                                          150,546              --               150,546
Net assets from discontinued operations                18,097           (18,097) (1)            --
Other assets                                          109,783              --               109,783
---------------------------------------------------------------------------------------------------
Total assets                                       $1,702,207           (18,097)          1,684,110
===================================================================================================
      Liabilities and Stockholders' Equity
---------------------------------------------------------------------------------------------------
Accounts payable                                   $  105,692              --               105,692
Accrued expenses and other liabilities                128,638            15,000  (2)        143,638
Notes payable and other obligations                    32,443              --                32,443
Reserve for title losses                              564,334              --               564,334
Trust and escrow deposits secured by pledged assets   467,553              --               467,553
---------------------------------------------------------------------------------------------------
Total liabilities                                   1,298,660            15,000           1,313,660
---------------------------------------------------------------------------------------------------
Stockholders' equity:
   Preferred stock                                       --                --                  --
   Common stock                                        13,676             8,829  (3)         22,505
   Additional paid-in capital                         117,381            (8,829) (3)        108,552
   Retained earnings                                  261,425           (33,097)(1)(2)      228,328
   Unrealized appreciation of marketable
       securities, net of deferred taxes               11,065              --                11,065
---------------------------------------------------------------------------------------------------
Total stockholders' equity                            403,547           (33,097)            370,450
---------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity         $1,702,207           (18,097)          1,684,110
===================================================================================================

1     Net assets of Alleghany Asset Management to be distributed to Alleghany.

2 To record direct costs associated with the Spin-Off, including professional fees, printing costs, listing fees and executive compensation (tax effected).

3 To record the par value of shares of Chicago Title Common Stock distributed to holders of Alleghany Stock and to record the recapitalization of Chicago Title based upon the par value of the newly issued shares. The pro forma amounts assume that the Spin-Off had taken place on December 31, 1997. The number of shares used to compute stockholders' equity-common stock is based upon the assumed distribution of 22,121,217 shares of Chicago Title Common Stock to Alleghany stockholders (based upon the distribution ratio of three shares of Chicago Title Common Stock for every share of Alleghany Stock) and the issuance of an additional 383,773 shares of Chicago Title Common Stock to senior management of Chicago Title and its subsidiaries and to the non-employee directors of Chicago Title.

CHICAGO TITLE CORPORATION
AND SUBSIDIARIES

Pro Forma Consolidated Capitalization

December 31, 1997

(In 000s, except share data)

=====================================================================================================
                                                            Historical      Adjustments      Pro Forma
------------------------------------------------------------------------------------------------------
Notes payable and other obligations                       $     32,443        -                32,443

Stockholders' equity
    Preferred stock, no par value, authorized
       8,000,000 shares, none issued and outstanding             -            -                   -
    Common stock, par value $1.00, authorized
       66,000,000 shares, 22,504,990 issued and
       outstanding shares                                       13,676        8,829 (1)        22,505
    Additional paid in capital                                 117,381       (8,829)(1)       108,552
    Retained earnings                                          261,425      (33,097)(2)(3)    228,328
    Unrealized appreciation of marketable securities,
       net of deferred taxes                                    11,065        -                11,065
------------------------------------------------------------------------------------------------------
Total pro forma consolidated capitalization               $    435,990      (33,097)          402,893
=====================================================================================================

1 To record the par value of shares of Chicago Title Common Stock distributed to holders of Alleghany Stock and to record the recapitalization of Chicago Title based upon the par value of the newly issued shares. The pro forma amounts assume that the Spin-Off had taken place on December 31, 1997. The number of shares used to compute stockholders' equity-common stock is based upon the assumed distribution of 22,121,217 shares of Chicago Title Common Stock to Alleghany stockholders (based upon the distribution ratio of three shares of Chicago Title Common Stock for every share of Alleghany Stock) and the issuance of an additional 383,773 shares of Chicago Title Common Stock to senior management of Chicago Title and its subsidiaries and to the non-employee directors of Chicago Title.

2 To record direct costs associated with the spin-off, including professional fees, printing costs, listing fees and executive compensation (tax effected).

3     Net assets of Alleghany Asset Management to be dividended to Alleghany.

                                 DIVIDEND POLICY

      CT&T has regularly paid cash dividends and has made certain other cash distributions to Alleghany. In 1997, a dividend of $32.1 million was paid to Alleghany, and in 1996 a payment of $30.0 million was made to Alleghany to redeem shares of CT&T stock. Prior to the Spin-Off Date, the Chicago Title Board will declare and pay to Alleghany as a dividend, a non-interest bearing promissory note in the principal amount of $7.5 million and due on December 31, 1998.

       In anticipation of the Spin-Off, Chicago Title has adopted a policy with regard to the payment of dividends. Under this policy, Chicago Title currently intends to pay a regular quarterly cash dividend of $0.33 per share of Chicago Title Common Stock. The first regular quarterly cash dividend is expected to be paid in the third quarter of 1998. The actual timing and amount of dividends, if any, will depend on various factors as described in the following paragraph and are subject to change at the discretion of the Chicago Title Board from time to time.

      Notwithstanding the dividend policy described above, dividends will be paid only when, as and if determined by the Chicago Title Board out of funds legally available for the payment of dividends. The actual amount and timing of dividends, if any, will depend on Chicago Title's financial condition, results of operations, business prospects and such other matters as the Chicago Title Board may deem relevant. Even if earnings are available for dividends, the Chicago Title Board could determine that such earnings should be retained for an extended period of time in order to replenish Chicago Title's capital base, to expand its business, to enhance its competitive position, or for any other purpose deemed appropriate by the Chicago Title Board. In addition, in order to pay cash dividends, Chicago Title, as a holding company, will depend on payment of dividends by CT&T to Chicago Title and by CT&T's title insurance subsidiaries to CT&T. The payment of dividends by CT&T to Chicago Title and by CT&T's title insurance subsidiaries to CT&T is limited by state insurance regulations in the states in which they do business. Consequently, there can be no assurance as to the amount or timing of dividend payments, and Chicago Title's dividend policy is subject to change. See "Risk Factors--Reserve for Title Losses" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

      This discussion and analysis of financial results should be read together with the selected financial data and the Consolidated Financial Statements and Notes of CT&T included elsewhere herein.

      Forward Looking Statements

      This "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains disclosures which are forward-looking statements. Forward looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements are based upon Chicago Title's current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and anticipated actions and Chicago Title's future financial condition and results. These uncertainties and risks include, but are not limited to, those relating to conducting operations in a competitive environment; the effect of fluctuations in the volume of, and the seasonal nature of, real estate transactions; acquisition activities (including uncertainties associated with anticipating the use of Chicago Title Common Stock as consideration for acquisitions when there has been no historic trading market for such stock); general economic conditions; the relatively high costs of producing title evidence when premiums are subject to regulatory and competitive restraints; the effect of interest rate levels and general economic conditions on the volume of real estate transactions occurring within the market and on Chicago Title's investment portfolio; the effect of state regulations requiring maintenance of minimum levels of capital and surplus and restricting the payment of dividends; and the risk of substantial claims by large classes of claimants, such as aboriginal title claims of Native Americans. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of Chicago Title.

      Overview

      In December 1997, Alleghany announced its intention to establish the title insurance and real estate-related services business now conducted by CT&T as an independent, publicly traded company. This will be accomplished by the Spin-Off. The title insurance industry is undergoing a period of consolidation and rapid change, and Alleghany believes that establishing Chicago Title (sometimes herein referred to as the "Company") as an independent company will enhance its ability to focus on operating efficiencies and strategic initiatives that are required to respond to a changing marketplace. Also, in the current competitive environment, it is more important than ever to foster development of an entrepreneurial culture at Chicago Title. As an independent public company, Chicago Title will be able to provide equity-based compensation and incentives that should enable it to retain and recruit senior management and to motivate employees throughout the organization. After the Spin-Off, Chicago Title will continue under the current management of CT&T.

      The financial services business conducted through Alleghany Asset Management, currently a subsidiary of CT&T, will not be part of the distribution. Prior to the Spin-Off, all of the outstanding stock of Alleghany Asset Management will be distributed by CT&T to Alleghany. Therefore, the operating results of the financial services business are classified as a "discontinued operation" in the financial statements included elsewhere herein.

       Chicago Title reported net income from continuing operations of $55.7 million in 1997, $46.6 million in 1996 and $24.9 million in 1995. Chicago Title's results of operations during this three-year period benefited from healthy economic conditions that positively influenced real estate markets. In particular, residential refinancing activity and commercial transactions have shown strong growth during this three-year period. Along with the growth in total revenue, pre-tax income as a percentage of revenues has also improved.

      Operating Revenues

      Chicago Title's business is highly dependent upon the volume of real estate transactions occurring within the market. In turn, the volume of real estate transactions is highly sensitive to interest rate levels and general economic conditions. Because these factors can be volatile, revenue levels for the Company are also volatile.

      Premiums and related fees are determined by competitive factors and in many states are also subject to regulation. Title insurance premiums are recognized as revenues principally at the time of the real estate closing and escrow fees principally when billed. As a result, there is typically a lag of about two months between the time that a title insurance order is placed, at which time work commences, and the time that Chicago Title recognizes the revenues associated with the order. Revenues from title policies issued by independent agents are generally recorded when notice of issuance is received from the agent.

      Investment Income

      In addition to income from title insurance premiums and related fees, Chicago Title earns dividends and interest income from its portfolio of fixed maturity and equity securities. Chicago Title's current investment policy is (i) to minimize the cyclical volatility of the portfolio, (ii) to maintain stability of principal, (iii) to maintain consistency of cash flow and liquidity and (iv) to earn a favorable total return. See "Business--Investment Operations" for more detailed information regarding Chicago Title's investment portfolio.

      Operating Expenses

      Chicago Title's profit margins are affected by several factors, including the volume, size and mix of real estate transactions. Volume is an important determinant of profitability because Chicago Title, like any other title insurance company, has a significant level of fixed costs arising from personnel, occupancy costs and maintenance of title plants.

      Chicago Title's principal variable expense is commissions paid to agents. Chicago Title regularly reviews the performance of its agents, adjusting commission levels or canceling agents that do not meet objectives.

      Chicago Title's next largest category of expense is salaries and other employee benefits. Due to the volatility of real estate transaction volumes driving the Company's revenue, proper management of staff levels and other components of labor expense is critical to the optimization of operating results. To increase the sensitivity of employee-related costs to changing business conditions, the Company strives to emphasize variable forms of compensation such as commissions, bonuses and incentive compensation programs for large segments of the employee population.

      The most significant components of other operating and administrative expenses are occupancy, purchased property information, computer-related expenses, telecommunications and supplies.

      Provision for Title Losses

      Generally, title insurance claim rates are lower than for other types of insurance because title insurance policies generally insure against prior events affecting the quality of real estate titles, rather than against unforeseen, and therefore less predictable, future events. A provision is made for estimated future claim payments at the time revenue is recognized. Initial reserve provisions are derived directly from premium revenues, based upon anticipated loss ratios. Claims payments generally result from either judgment errors or mistakes made in the title search and examination process or the escrow process, or from other problems such as fraud or incapacity of persons transferring property rights.

      When a claim is reported, Chicago Title establishes a "case" reserve, based upon the best estimate of the total amount necessary to settle the claim and to provide for allocated loss adjustment expenses, including legal defense costs ("LAE"). These reserves are periodically adjusted by Chicago Title based on its evaluation of subsequent developments regarding the reported claim.

      In addition to "case" reserves, Chicago Title also maintains reserves for title losses that are incurred but not yet reported ("IBNR reserves"). These reserves are particularly significant in long tail lines of insurance, such as title insurance, for which the claim and the circumstances causing the claim may be separated by a long period of time. Unlike most other types of insurance, the event giving rise to a possible future claim under a title insurance policy, the defect in the title, occurred before issuance of the policy but may not be discovered, if ever, until a future date.

      Chicago Title establishes IBNR reserves by using actuarial principles and procedures commonly used in the title insurance industry to estimate the ultimate liability for losses and LAE. The actuarial procedures use historic patterns of claims to predict likely future claims. Projections are analyzed in the context of changing economic conditions, and the projections and related reserves are modified when appropriate.

      IBNR reserves are also established for very large or unusual claims which might fall outside the normal distribution of expected claims experience. Reserves for these claims are based on an analysis of the experience of both Chicago Title and the title insurance industry.

      Chicago Title's reserves are reviewed regularly by management and are certified by an independent actuary on an annual basis. Chicago Title does not discount its reserves for anticipated investment income.

      Because of the long-term nature of most title insurance business exposures, there is inherent uncertainty in estimating reserves. Actual losses may deviate, perhaps substantially, from reserves on Chicago Title's financial statements, which could have a material effect on the Company's financial condition and results of operations. Based on current information, Chicago Title management believes the reserve for losses at December 31, 1997 is adequate.

      Income Taxes

      Chicago Title pays United States Federal and state income taxes based on laws in the jurisdictions in which it operates. The effective Federal tax rates reflected in the statement of income for continuing operations amounted to 32.4% in 1997, 32.8% in 1996, and 31.6% in 1995. The effective Federal tax rates are lower than the United States Federal statutory rate of 35% principally due to tax-exempt income received from the holding of state and municipal securities.

      At December 31, 1997 Chicago Title had recorded net deferred tax assets of $76.0 million related primarily to the reserve for title losses. Chicago Title reassesses the realization of net deferred tax assets quarterly and, if necessary, adjusts its valuation allowance accordingly. Substantially all of the net deferred tax asset balance could be realized in the future through the reversal of existing temporary taxable differences. Accordingly, it is more likely than not that the income tax benefits will be realized for all the temporary deductible differences existing at December 31, 1997, and as of that date there was no valuation allowance.

      Seasonality

      The title insurance industry is highly dependent upon the volume of real estate transactions occurring within the market. In turn, the volume of real estate transactions is highly sensitive to interest rate levels and general economic conditions. Because these factors can be volatile, revenue levels for the title industry also can be volatile. In addition, the title insurance business is seasonal, since real estate activity is seasonal. The first calendar quarter is typically the weakest quarter in terms of revenue due to the generally low volume of home sales during the winter. The fourth calendar quarter is typically the strongest in terms of revenue due to the desire of commercial entities to complete transactions by year end. These traditional seasonal patterns can be altered if there is a significant change in the level of mortgage refinancing, since refinancing activity is correlated with movements in the level of interest rates and is not tied to a seasonal pattern.

      Contingencies

      Chicago Title is a party to pending litigation and claims in connection with the ordinary course of its business. Provision is made on its books, in accordance with generally accepted accounting principles, for estimated losses to be incurred in such litigation and claims, including legal costs. In the opinion of management, such provision is adequate.

      The Spin-Off is conditioned on Alleghany receiving the Tax Ruling from the IRS concerning the United States Federal income tax consequences of the Spin-Off. The Tax Ruling is expected to state that, because the Spin-Off will qualify under Section 355 of the Code, the distribution is tax-free to Alleghany's stockholders and to Alleghany. The Tax Ruling also is expected to state that the AAM Distribution is tax-free to Alleghany. Nevertheless, the Tax Ruling will be based upon the accuracy of representations made by Alleghany and Chicago Title as to numerous factual matters and as to the intention to take (or to refrain from taking) certain future action. The inaccuracy of any of those factual representations or the failure to take the intended action (or the taking of action which was represented as not intended to be taken) could cause the IRS to revoke the Tax Ruling retroactively. In that event, the IRS might assert that the Spin-Off was taxable, in which case both Alleghany and its stockholders could be subject to tax on the Spin-Off, which tax could be material. The Tax Sharing Agreement between Alleghany and Chicago Title provides that if Alleghany is subject to any tax attributable to the Spin-Off, including by reason of the Spin-Off's failure to qualify under Section 355 of the Code as a tax-free distribution, then Chicago Title is obligated to indemnify and to hold Alleghany harmless from any such tax, unless such tax arises solely by reason of certain actions taken, or certain misrepresentations made, by Alleghany or by Alleghany Asset Management. Any such obligation of Chicago Title would have a material adverse effect on Chicago Title. The Tax Sharing Agreement further obligates Chicago Title to indemnify and to hold Alleghany harmless from any tax attributable to the AAM Distribution if the AAM Distribution does not qualify as a tax-free distribution under Section 355 of the Code because of any misrepresentations made by Chicago Title upon which the Tax Ruling is based or because of any actions taken by Chicago Title which are inconsistent with the treatment of the AAM Distribution as a tax-free distribution. In the Tax Sharing Agreement, Chicago Title also has agreed not to take certain actions which might adversely affect the tax-free status of the Spin-Off or the AAM Distribution. See "Arrangements Between Alleghany and Chicago Title Relating to the Spin-Off--Tax Sharing Agreement."

      New Accounting Standards

      Note 2 to the Consolidated Financial Statements included elsewhere herein describes several new accounting standards which Chicago Title either has adopted in 1997 or intends to adopt in 1998. Adoption of these new accounting standards has not had, or is not expected to have, as the case may be, a material effect on the Company's financial reporting.

      Year 2000 Issues

      Many computer programs utilized by the Company use only two digits to identify a year in the date field. Failure to correct this situation could result in a significant disruption to business operations. Chicago Title has undertaken a program to determine the extent of "Year 2000" compliance issues within each of its significant computer systems and to take appropriate remedial action. Included within the scope of this review are systems utilized on a Company-wide basis in title plants, title production units, claim processing, human resources, financial management and company-wide infrastructure. Costs of approximately $1.0 million were incurred in 1997 and another $2.2 million is expected to be spent in 1998 in performing this review and all related remedial work on these centralized systems. By the end of 1998, it is expected that each of the significant Company-wide systems will have been reviewed and remedied for Year 2000 issues, thus allowing sufficient time in 1999 for further testing.

      In addition to the Company-wide systems, there are various other computer systems used by the Company's business units on a local basis. Regional managers report on the status of Year 2000 compliance activities within their area of responsibility to the Company's senior management on a regular basis. To assist in their compliance programs, a comprehensive questionnaire which incorporates recommendations of the American Land Title Association has been developed by the Company's Information Services Division. Due to the diverse nature of the computer systems used on a local basis, it is difficult to estimate the total costs to be incurred in performing the necessary review and remediation activity for Year 2000 issues. However, based upon the results of reviews that have taken place to date, the Company's management believes that such costs will not exceed $5.0 million in total over the years 1998 and 1999.

       In addition to the review of internal systems, the Company is also in contact with third parties with which it does business to coordinate action with respect to Year 2000 issues and to receive confirmation that plans are being developed to address Year 2000 compliance. Failure by third parties with which the Company has important business relationships to resolve their Year 2000 issues could have a significant adverse effect on the Company's operations.

RESULTS OF OPERATIONS
Comparison of Years Ended December 31, 1997,
December 31, 1996 and December 31, 1995

      Net Income

       Chicago Title reported a strong increase in net income from continuing operations in 1997, rising 19.6% from the prior year level on an increase in total revenue of 10.5%. Net income from continuing operations recorded in 1996 increased by 86.8% over the Company's depressed results in 1995 on an increase in total revenue of 17.2%. As noted above, results in 1995 were negatively impacted by the rising interest rate environment, which prevailed throughout 1994 and early 1995. For both 1997 and 1996, the improved operating results were primarily attributable to higher revenue levels resulting from improved real estate markets. Residential refinancing activity and commercial transactions showed considerable strength as a result of favorable economic conditions highlighted by low interest rates and low levels of unemployment. Improved expense levels relative to revenue also bolstered profitability in both 1997 and 1996. Pre-tax income from continuing operations, as a percentage of revenue, amounted to 5.7% in 1997, 5.2% in 1996 and 3.3% in 1995.

      Chicago Title's 1996 results from continuing operations were adversely impacted by a $4.2 million pre-tax charge associated with a write down of the carrying value of title plants and goodwill in connection with the implementation of Statement of Financial Accounting Standards No. 121. Operating results for 1996 were favorably impacted by an increase in pre-tax income of $8.0 million resulting from a reduction in the reserve for title losses for prior years. The reduction in the reserve for title losses was due to a downward trend in claims paid and an assessment that the mix of business written between 1993 and 1995 presented a lower level of risk than previously anticipated.

      Operating Revenues

       The year 1995 marked a trough for real estate markets, reflecting the impact of actions to increase interest rates begun by the Federal Reserve Board in 1994. Beginning in the second half of 1995, economic conditions improved and interest rates began to decline, resulting in exceptional growth in the commercial and industrial ("C&I") real estate business and providing a strong boost to residential refinance transactions.

      In 1997, approximately 62% of Chicago Title's direct title revenues were generated by residential real estate activity, with C&I accounting for the remainder. Direct title premiums on C&I transactions rose significantly compared to the prior year in both 1997 and 1996. Premiums on direct residential refinance transactions grew modestly in 1997 following a substantial rise in 1996. Growth in direct title premiums related to residential purchase transactions was relatively modest in both 1997 and 1996. Paralleling the rise in title premium revenue, property information sales and escrow fees increased, reflecting a higher level of real estate activity. Gross title premiums received by agents were also positively impacted by healthy economic conditions during the three-year period.

      Investment Income

      Pre-tax investment income totaled $52.3 million in 1997, compared with $47.7 million in 1996 and $46.7 million in 1995. These increases were due principally to higher levels of investment assets. Chicago Title also recorded a pre-tax gain of $3.7 million on investment transactions in 1997, compared with pre-tax gains of $1.4 million in 1996 and $3.7 million in 1995.

      Expenses

      Commissions Paid to Agents. Payment of commissions to title insurance agents constitutes the largest single expense incurred by Chicago Title. Commission rates vary by geographic area, primarily due to competitive factors, in which the commission is earned. The percentage of premiums retained by agents amounted to 77.8% in 1997, 77.3% in 1996 and 77.0% in 1995. The Company reports amounts retained by agents as commissions paid to agents, along with amounts paid to approved attorneys, in the consolidated statements of income.

      Salaries and Other Employee Benefits. This category of expense represents the cost of salaries, incentive compensation and benefits paid to employees. One key ratio monitored by Company management is the level of these expenses as of percentage of revenue, net of commissions paid to agents. The following table summarizes this ratio for the past three years:

(dollars in thousands)                1997             1996             1995
                                      ----             ----             ----
Total revenue                    $ 1,467,446     $ 1,327,684     $ 1,132,366
Commissions paid to agents          (526,324)       (484,351)       (420,555)
                                 -------------------------------------------
Net revenue                          941,122         843,333         711,811
Total salaries and other
  employee benefits                  454,648         411,815         344,767
Ratio                                   48.3%           48.8%           48.4%

      The level of total salaries and other employee benefits as a percentage of net revenue increased slightly in 1996 as compared to 1995 because many of Chicago Title's variable compensation programs are tied in some way to the Company's net income performance. In 1997, the level of total salaries and other employee benefits as a percentage of net revenue was reduced due to several factors including an improved mix of higher margin business, increased leveraging of fixed cost components of labor expense with higher volumes of business, and increased management focus on controlling expenses.

      Management intends to seek to reduce the ratio of labor expense to revenue through the transfer of best practices throughout the Company, increased automation, and continued consolidation of title plants, production centers and staff functions.

      Provision for Title Losses. The following table summarizes key information pertaining to Chicago Title's provision for title losses:

(dollars in thousands)                           1997          1996          1995
                                                 ----          ----          ----
Provision for title losses -- current year   $  102,324    $   91,023    $   81,385
Title, escrow, trust and other revenue        1,411,496     1,278,590     1,082,008
Ratio                                               7.2%          7.1%          7.5%

Reserve for title losses at year-end         $  564,334    $  532,923    $  529,915
Paid losses, net of recoveries                   70,913        80,015        87,538
Reserve coverage of paid losses                     8.0 x         6.7 x         6.1 x

      As previously discussed, Chicago Title's 1996 results include an $8.0 million reduction in the provision for title losses for prior years. This reduction in title loss reserves was due to a downward trend in claims paid and an assessment that the mix of business written between 1993 and 1995 presented a lower level of risk.

      Interest Expense. Interest expense amounted to $4.6 million in 1997 compared to $5.6 million in 1996 and $6.5 million in 1995. The year-to-year declines are primarily associated with principal payments on the Company's long-term debt.

      Other Operating and Administrative Expenses. Other operating and administrative expenses amounted to $295.9 million in 1997, $273.2 million in 1996 and $242.4 million in 1995. These amounts represented increases of 8.3% in 1997 and 12.7% in 1996, while total revenue increased by 10.5% and 17.2% in the same respective periods. Growth in these expenses was primarily attributable to increased contract labor and property information costs incurred related to higher levels of business volume.

LIQUIDITY AND CAPITAL RESOURCES

      Cash provided by continuing operations amounted to $255.6 million, $84.1 million and $21.0 million for the fiscal years ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997, CT&T (on a stand-alone basis excluding subsidiaries) had total cash and marketable securities of $511.9 million, $476.2 million of which were pledged to secure escrow and other liabilities. As described in Note 5 to the Consolidated Financial Statements, included elsewhere herein, CT&T's title insurance subsidiaries are restricted as to the amount of dividends that may be paid without prior regulatory approval. The maximum amount of dividends that these subsidiaries may pay to CT&T in 1998 without prior regulatory approval is $65.4 million. The primary sources of cash inflow to CT&T other than dividends paid by subsidiaries are investment earnings and fees paid by subsidiaries for services provided by the parent company. The primary obligations requiring the use of parent company cash are dividends paid to shareholders, debt service, funding for acquisitions, capital expenditures and corporate operating expenses. In 1998, parent company cash will also be required to pay non-recurring expenses associated with the Spin-Off, which are estimated to be approximately $15 million (on an after-tax basis).

       It is not anticipated that there will be any material restrictions on the ability of CT&T to pay dividends to Chicago Title. In anticipation of the Spin-Off, Chicago Title has adopted a policy with regard to the payment of dividends. Under this policy, Chicago Title currently intends to pay a regular quarterly cash dividend of $0.33 per share of Chicago Title Common Stock. The first regular quarterly cash dividend is expected to be paid in the third quarter of 1998. The actual timing and amount of dividends, if any, will depend on various factors and are subject to change at the discretion of the Chicago Title Board from time to time. Prior to the Spin-Off Date, the Chicago Title Board will declare and pay to Alleghany as a dividend a non-interest bearing promissory note in the principal amount of $7.5 million and due on December 31, 1998. See "Dividend Policy."

       At December 31, 1997, CT&T had outstanding long-term debt of $32.4 million. Of this amount, $29.0 million was the outstanding balance borrowed under a credit agreement entered into by CT&T and the banks party thereto in connection with the acquisition of two of CT&T's title insurance subsidiaries, Security Union Title Insurance Company ("Security Union") and Ticor Title Insurance Company ("Ticor Title"). This credit agreement provides for payments of principal of $9.7 million annually in the years 1998 through 2000. Interest is payable quarterly at variable rates. The credit agreement requires CT&T to meet certain financial tests and includes certain restrictive covenants, including a limitation on the amount of additional indebtedness that may be incurred. Among the financial tests imposed by the credit agreement is a requirement that CT&T maintain a consolidated net worth (excluding unrealized appreciation of marketable securities, net of deferred taxes) of not less than $200 million. At December 31, 1997, CT&T satisfied all applicable financial tests imposed by the credit agreement.

      CT&T currently has two arrangements in place with banking institutions for lines of credit for $15.0 million and $10.0 million. The two lines of credit are scheduled to expire on May 31, 1998 and June 10, 1998, respectively. CT&T expects to negotiate extensions of both of these lines of credit. Amounts may be drawn under these lines of credit for general corporate purposes. No amounts were drawn under these lines of credit during 1997 or 1996 and no amounts were outstanding under such lines as of December 31, 1997.

      CT&T is negotiating a new bank credit agreement which is expected to provide for maximum borrowings of $50.0 million on a revolving basis. Indebtedness under this revolving credit agreement will bear interest at a floating rate, and will require CT&T to meet certain financial tests. The revolving credit agreement also is expected to include customary restrictive covenants. Borrowings under the revolving credit agreement will be available to fund acquisitions and for general corporate purposes.

      The Company spent $25.8 million, $28.5 million and $9.2 million for capital expenditures in the years 1997, 1996 and 1995, respectively. As of December 31, 1997, there were no existing material commitments for capital expenditures. Management believes that there are adequate sources of liquidity for Chicago Title.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

      Quarterly revenues and net income included in the results of operations for the years ended December 31, 1997 and 1996 are as follows:

(In 000s)

====================================================================================================
                                                                Three months ended
                                           ---------------------------------------------------------
 1997                                       March 31     June 30     Sept 30      Dec 31       Total
----------------------------------------------------------------------------------------------------
Revenue:
  Title, escrow, trust and other revenue   $ 298,408     339,888     357,430     415,770   1,411,496
  Investment income                           11,762      12,222      13,236      15,046      52,266
  Net realized investment gains                  155         141       2,509         879       3,684
----------------------------------------------------------------------------------------------------
Total revenues                               310,325     352,251     373,175     431,695   1,467,446
----------------------------------------------------------------------------------------------------
Net income:
  From continuing operations                   5,827      16,746      15,851      14,889      53,313
  From sales of marketable securities            101          92       1,632         571       2,396
  From discontinued operations                 2,196       3,123       3,752       3,091      12,162
----------------------------------------------------------------------------------------------------
Total net income                           $   8,124      19,961      21,235      18,551      67,871
====================================================================================================
                                                                Three months ended
                                           ---------------------------------------------------------
 1996                                       March 31     June 30     Sept 30      Dec 31       Total
----------------------------------------------------------------------------------------------------
Revenue:
  Title, escrow, trust and other revenue   $ 283,357     323,049     332,747     339,437   1,278,590
  Investment income                           11,328      11,627      11,852      12,851      47,658
  Net realized investment gains                  369         851           1         215       1,436
----------------------------------------------------------------------------------------------------
Total revenues                               295,054     335,527     344,600     352,503   1,327,684
----------------------------------------------------------------------------------------------------
Net income:
  From continuing operations                   8,138      13,697      10,048      13,762      45,645
  From sales of marketable securities            240         553           1         139         933
  From discontinued operations                 1,263       1,803       1,679         717       5,462
----------------------------------------------------------------------------------------------------
Total net income                           $   9,641      16,053      11,728      14,618      52,040
====================================================================================================

                                    BUSINESS

CHICAGO TITLE

      Chicago Title is one of the nation's largest providers of title insurance and other related services for residential and commercial real estate transactions. One of the pioneers of the title insurance industry over a century ago, Chicago Title currently has more than 300 full service offices and 3,800 policy-issuing agents in 49 states, Puerto Rico, the Virgin Islands, Guam, and Canada. Chicago Title believes that its brand name, national distribution network, financial position and experienced management have enabled it to become one of the premier companies participating in the title insurance and real estate-related services industry. Chicago Title's strategy is to improve its market share and earnings growth by: (i) focusing its marketing efforts to serve three distinct customer sectors - Institutional Partners, Core Local Operations, and National C&I; (ii) pursuing growth opportunities, including through select acquisition opportunities; and (iii) generating operating efficiencies and cost improvements through promotion of "best practices" throughout the organization and development of an "electronic spine" that will fully integrate Chicago Title's services and offices.

      Chicago Title was organized as a Delaware corporation in 1998, to serve as the public holding company for CT&T and its subsidiaries. CT&T was organized as an Illinois corporation in 1912 and was acquired, along with its wholly-owned subsidiary Chicago Title Insurance Company ("CTI"), by Alleghany in June 1985. CTI, a Missouri corporation incorporated in 1961, succeeded to businesses conducted by predecessor corporations since 1847, and is headquartered in Chicago. Security Union (acquired in 1987) and Ticor Title (acquired in 1991) were incorporated in California in 1962 and 1965, respectively. Both Security Union and Ticor Title were parts of business organizations that had succeeded to businesses conducted since around the turn of the century. Security Union and Ticor Title are headquartered in Pasadena, California.

      Through its subsidiaries, primarily CTI, Ticor Title and Security Union, Chicago Title conducts title searches and issues title insurance policies in residential and commercial real estate transactions. Policies are issued by Chicago Title directly through branch offices, as well as through independent agents and approved attorneys working as independent contractors. Chicago Title manages its risk exposure through an underwriting approval system that entails higher levels of approval for larger commitments, as well as by placing liability caps on loss occurrences and purchasing reinsurance protection. In addition, Chicago Title maintains a significant claims reserve against losses. See "Business--Reserve for Title Losses."

      In addition to title production and risk assumption, Chicago Title offers associated escrow and closing services, including managing escrow accounts; prorating and adjusting insurance, tax and rents; preparing, reviewing and recording documents such as deeds; clearing liens; disbursing funds and transmitting final documents to the parties.

      Chicago Title also provides other information management-based real estate-related services. Chicago Title Flood Services, Inc., acquired in 1995, determines flood zone status for lenders, who are required by Federal law to determine whether real property pledged to secure a loan is in an area prone to flooding. Chicago Title Credit Services, Inc., also acquired in 1995, uses a state-of-the-art proprietary system that orders and prepares credit information reports for lending institutions. Chicago Title - Market Intelligence, Inc., acquired in 1996, provides detailed real estate property evaluation services to lending institutions, utilizing artificial intelligence software, detailed real estate database statistical analysis and physical property inspections through a network of 15,000 real estate agents and appraisers. Chicago Title - Market Intelligence, Inc. also offers property appraisal services through a network of 750 state-licensed contract appraisers. Chicago Title Field Services, Inc., acquired in 1998, performs on-site property inspections and personal interviews for lenders through a nationwide network of field agents. Consolidated Reconveyance Co., also acquired in 1998, furnishes foreclosure and reconveyance services to institutional lenders.

THE TITLE INSURANCE INDUSTRY

      Chicago Title's title insurance subsidiaries protect a variety of interests in real property by issuing insurance policies to purchasers of residential and commercial properties, mortgagees and others with interests in real property. These policies protect against losses suffered as a result of liens, encumbrances and other defects to title. Prior to issuing a policy, an agent or employee of Chicago Title conducts a title search and examination of the property. Such a search requires review of various records providing a history of transfers of interests in the real estate to be insured. These records are maintained by local governmental entities, such as counties and municipalities. To facilitate preparation of title reports, title records known as title plants are compiled and owned by Chicago Title. These plants, which are continually updated, consist of land title and deed information copies from public records dating back many years.

      While most other forms of insurance assume the risk of loss arising out of unforeseen future events, title insurance protects the policy holder principally from the risk of loss from events that predate the issuance of the policy. This distinction explains the low claims loss experience of title insurers as compared with other types of insurers. Losses generally result from errors made in the title search and examination process or the escrow process, or from other problems such as fraud or incapacity of persons transferring property rights. Operating expenses, however, are relatively high for title insurers as compared to other types of insurers. Considerable costs may be incurred relating to the personnel required to process forms, search titles, collect information on properties and prepare title insurance policies and commitments. Title insurers also face costs associated with establishment, operation and maintenance of title plants, or with gaining access to title plants owned by others.

      In addition to title production and risk assumption, the industry provides associated real estate closing, escrow and disbursement services such as managing escrow accounts, clearing liens and preparing and filing closing documents. More broadly defined, the title insurance industry also includes other real estate-related services such as property valuation, credit reporting, field inspection and foreclosure and reconveyance services.

STRATEGY

      During 1997, Chicago Title undertook an in-depth analysis that assessed changes within the title industry which resulted in the development of courses of action that would enable it to succeed in a rapidly evolving environment. As a result of this study, Chicago Title has developed a strategy to increase its market share and earnings growth by: (i) focusing its marketing efforts to serve three distinct customer sectors - Institutional Partners, Core Local Operations and National C&I; (ii) pursuing growth opportunities, including through select acquisition opportunities; and (iii) generating operating efficiencies and cost improvements through promotion of "best practices" throughout the organization and development of an "electronic spine" that will fully integrate Chicago Title's services and offices.

      Marketing Focus. In the past, title insurance marketing has mainly targeted local real estate agents, attorneys and lenders for residential real estate transactions. While the model of the smaller, local client remains important, large customers, such as national residential mortgage lenders, real estate investment trusts and developers, are becoming increasingly significant. For example, based on industry publications, the market share held by the ten largest residential mortgage loan originators has grown from 18% in 1990 to 31% in 1997. The buying criteria of locally based clients differ from those of large, geographically diverse customers in that the former tend to emphasize personal relationships and ease of transaction execution, while the latter may place more emphasis on consistent product delivery and the ability of service providers to meet their information systems requirements for electronic product delivery.

      Recognizing the trend toward an increasingly segmented customer base, Chicago Title is focusing its marketing efforts and distribution network to serve three distinct customer sectors - Institutional Partners, Core Local Operations and National C&I.

            Institutional Partners. This sector markets its services to large
            -----------------------
      residential lenders, who emphasize cost and consistency. Toward this end, the CastleLink sales organization was formed in 1997 to sell and deliver integrated real estate services nationwide. Chicago Title has broadened its array of product offerings for this customer sector, adding flood certification, credit report and property valuation services to the traditional title, escrow and closing services.

            Core Local Operations. Chicago Title intends to continue its long
            ----------------------
      history of providing relationship-based high quality service to these customers.

            National C&I. This sector specializes in meeting the needs of
            -------------
      clients involved in large commercial transactions. Success is dependent upon integrated relationship management on a national basis, technical excellence, services tailored to specific customer needs and seamless national service. To achieve this, a network of 14 National Business Unit offices throughout the country provide these customers with specialized services, including underwriters with expertise in large, complex transactions.

      Growth Opportunities. Chicago Title believes that important market segments of the title insurance industry remain fragmented and that, for example, much of the competition in the title production and escrow/closing markets consists of numerous smaller players, including small title companies, agents, attorneys and local escrow companies. Chicago Title also believes that the trend toward a consolidating customer base which is demanding national presence and electronic product delivery capabilities creates an opportunity for large service providers, such as Chicago Title, to expand market share, both through internal growth and acquisitions. Similar opportunities to expand market share are believed to exist for the flood certification, credit reporting and property valuation products.

      Operating Efficiencies and Cost Improvements. Opportunities exist among relatively decentralized local offices to enhance performance and reduce operating expenses. Chicago Title has thus started a "best practices" initiative to promote the transfer of ideas and techniques used by high performing units of Chicago Title with the goal of standardizing excellence throughout all its offices.

      Further operating efficiencies are expected to result from development of an "electronic spine" that will enable Chicago Title to receive, track, produce, deliver and bill an order for any product, anywhere. Integrating the company electronically will improve customer service while enhancing Chicago Title's ability to consolidate facilities and allocate staffing more efficiently.

FINANCIAL RATINGS

      Each of the principal title insurance subsidiaries -- CTI, Security Union and Ticor Title -- carries a claims-paying ability rating of "A" from Standard & Poor's Corp. and from Duff & Phelps Credit Rating Co. In addition, Moody's Investors Service has assigned an insurance financial strength rating of "A2" to CTI, "A3" to Ticor Title and "BAA1" to Security Union.

INVESTMENT OPERATIONS

      Investments held by Chicago Title or any of its subsidiaries must comply with the insurance laws of the state of incorporation of the company holding the investment; relevant states are Missouri, California and Oregon. These laws prescribe the kind, quality and concentration of investments which may be made by insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in Federal, state and municipal obligations, corporate bonds, preferred and common stocks and real estate mortgages.

      Chicago Title's current investment policy is to minimize the cyclical volatility of the portfolio (i) to maintain stability of principal, (ii) to maintain consistency of cash flow and liquidity and (iii) to earn a favorable total return.

      The following table summarizes the investments of Chicago Title, excluding cash, as of December 31, 1997, with all investments carried at fair value in its financial statements prepared in accordance with generally accepted accounting principles (dollars in thousands):

                                  Investments

                                         Amortized
                                        Cost or Cost            Fair Value
                                  ---------------------- -----------------------
                                     Amount   Percentage    Amount    Percentage
Short-term investments            $  180,710    17.22%   $  180,710     16.94%
Corporate bonds                      120,046    11.44%      122,037     11.44%
United States government and
   government agency bonds           243,173    23.17%      248,262     23.28%
Mortgage- and asset-backed
   securities                        186,276    17.74%      189,508     17.77%
Municipal bonds                      267,914    25.52%      272,182     25.52%
Foreign bonds                          2,714      .26%        2,777       .26%
Redeemable preferred stocks           15,613     1.49%       16,613      1.56%
Equity securities                     33,232     3.16%       34,489      3.23%
                                  ----------   ------    ----------    ------
   Total                          $1,049,678   100.00%   $1,066,578    100.00%
                                  ==========   ======    ==========    ======

      The following table indicates the composition of the long-term fixed maturity portfolio, including preferred stock, as of December 31, 1997 by the rating system of the National Association of Insurance Commissioners ("NAIC") (dollars in thousands):

                Long-Term Fixed Maturity Portfolio by NAIC Rating

                                                 Fair Value         Percentage
       NAIC 1............................          $784,938             92.20%
       NAIC 2............................            42,724              5.07%
       NAIC 3............................             4,570               .54%
       NAIC 4............................             2,534               .30%
       NAIC A, L & P3 (Redeemable
            preferred stocks)............            16,613              1.95%
                                                   --------            ------
            Total........................          $851,379            100.00%
                                                   ========            ======

      The following table indicates the composition of the fixed maturities portfolio, including preferred stock, by years until contractual maturity as of December 31, 1997 (dollars in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

           Long-Term Fixed Maturity Portfolio by Years Until Maturity

                                                  Fair Value         Percentage
                                                  ----------         ----------
       One year or less*................           $ 98,879            11.61%
       Over one through five years......            399,362            46.91%
       Over five through ten years......             57,022             6.70%
       Over ten years...................            106,608            12.52%
       Mortgage- and asset-backed.......            189,508            22.26%
                                                   --------           ------
             Total......................           $851,379           100.00%
                                                   ========           ======

*     Included in this category are $16,613 of preferred stock-redeemable.

      The principal tangible asset of Chicago Title and its subsidiaries is the investment portfolio. The entire investment portfolio is classified as available for sale. Chicago Title has a conservative investment philosophy with respect to both asset quality and maturity distribution. Chicago Title maintains a short-term investment portfolio ranging from approximately $60 million to $250 million, consisting of top rated commercial paper (A-1/ P-1), highest rated bank certificates of deposit and institutional money market funds. The average maturity period of securities in the short-term portfolio is typically less than 30 days. Chicago Title's long-term portfolio consists of top rated tax-exempt bonds, United States Treasury securities, corporate bonds of United States issuers, mortgage backed securities and a limited amount of publicly traded common stocks. Average quality of the long-term portfolio is maintained at a Moody's rating of Aa3 or higher, with over 98 percent of all securities rated investment grade by Moody's and less than 1 percent in derivative instruments as of 1997 year-end. The duration of the short term and fixed income securities in Chicago Title's portfolio is approximately 2.2 years and is managed within a duration range of 1.9 to 3.1 years. Duration measures a portfolio's sensitivity to change in interest rates; a change within a range of plus or minus 1 percent in interest rates would be expected to result in an inverse change of approximately 2.2 percent in the value of Chicago Title's portfolio.

      Chicago Title does not specifically match particular assets to related liabilities, but instead holds the investment portfolio to a shorter maturity than liabilities. This relatively short portfolio maturity structure is maintained so that investment income responds to changes in the level of interest rates, offsetting to some degree the cyclicality of title insurance operations. However, Chicago Title regularly re-examines its portfolio strategies and periodically modifies asset allocation and bond portfolio maturity based on the market outlook, interest rates and/or title insurance operating conditions.

RESERVE FOR TITLE LOSSES

      The largest single liability of Chicago Title is the reserve for title losses, which also covers losses arising from the escrow, closing and disbursement functions due to fraud or operational error, and includes the costs of external legal defense. Historical experience with respect to payments for claims and external legal defense costs made under title insurance policies indicates that, for policies issued in a given year, approximately two-thirds of the total projected payments with respect to such policies are made within five years of the issuance of such policies. The reserve also covers losses arising from the escrow, closing and disbursement functions due to fraud or operational error.

      When a claim is reported, Chicago Title establishes a "case" reserve, based upon the best estimate of the total amount necessary to settle the claim and to provide for allocated loss adjustment expenses, including legal defense costs ("LAE"). These reserves are periodically adjusted by Chicago Title based on its evaluation of subsequent reports regarding the reported claim.

      In addition to "case" reserves, Chicago Title also maintains a reserve for title losses that are incurred but not yet reported ("IBNR reserves"). These reserves are particularly significant in long tail lines of insurance, such as title insurance, for which the claim and the circumstances causing the claim may be separated by a long period of time. Unlike most other types of insurance, the event giving rise to a possible future claim under a title insurance policy, the defect in the title, occurred before issuance of the policy but may not be discovered, if ever, until a future date.

      Chicago Title establishes IBNR reserves by using actuarial principles and procedures commonly used in the title insurance industry to estimate the ultimate liability for losses and LAE. The actuarial procedures use historic patterns of claims to predict likely future claims. Projections are analyzed in the context of changing economic conditions, and the projections and related reserves are modified when appropriate.

      IBNR reserves are also established for very large or unusual claims which might fall outside the normal distribution of expected claims experience. Reserves for these claims are based on an analysis of the experience of both Chicago Title and the title insurance industry.

      Chicago Title's reserves are reviewed regularly by management and are certified by an independent actuary on an annual basis. Chicago Title does not discount its reserves for anticipated investment income. Initial reserve provisions are derived directly from premium revenues, based upon anticipated loss ratios. There are inherent uncertainties in estimating reserves primarily due to the long-term nature of most title insurance business. Actual losses may deviate, perhaps substantially, from reserves on Chicago Title's financial statements, which could have a material adverse effect on Chicago Title's financial condition and results of operations. Based on current information, Chicago Title believes the reserve for title losses at December 31, 1997 are adequate.

      CTI, Ticor Title and Security Union each have generally restricted the size of any one risk of loss that they will retain to $70 million, $50 million and $30 million, respectively. The title insurance subsidiaries of Chicago Title reinsure risks with each other and with other title insurance companies in excess of what they are willing to retain. In addition, the title insurers have purchased excess of loss title reinsurance coverage for losses in excess of $12.5 million, subject to certain exclusions. This coverage will pay 90 percent of the loss amount exceeding $12.5 million, up to $50 million. However, reinsurance arrangements do not relieve a title insurance company that issues a policy from its legal liability to the holder of the policy and, thus, the risk of nonperformance by the assuming reinsurer is borne by the issuer of the policy.

      In connection with the acquisition by Alleghany of CT&T and CTI in 1985, Lincoln National Corporation ("Lincoln"), the former owner of CT&T and CTI, agreed to indemnify Alleghany, CT&T and CTI and its subsidiaries, in respect of certain title insurance liabilities, up to an aggregate amount of $128 million (of which approximately $123 million remains available). Among other liabilities, Lincoln agreed to indemnify for 50% of the first $10 million of liabilities, costs and expenses (including awards of attorneys' fees and a portion of attorneys' fees incurred by Alleghany, CT&T and CTI and its subsidiaries in the defense of such claims), and 75% of such amounts in excess of $10 million, arising out of or relating to aboriginal land claims which were identified in the 1985 acquisition agreement or which are commenced prior to July 1, 2015 under policies issued prior to the 1985 acquisition. Under the terms of the Distribution Agreement, as of the Spin-Off Date Alleghany will transfer the benefit of its rights in respect of such indemnification to Chicago Title.

BUSINESS CONDITIONS; SEASONALITY

      The title insurance industry is highly dependent upon the volume of real estate transactions occurring within the market. In turn, the volume of real estate transactions is highly sensitive to interest rate levels and general economic conditions. Because these factors can be very volatile, revenue levels for the title industry are also very volatile. As business volume for the real estate-related business are correlated to mortgage loan origination volumes, revenues for these business tend to be impacted by economic factors in a fashion similar to the title industry.

      High short-term interest rates reduced the volume of real estate transactions in the first half of 1995. Lower interest rates in the second half of 1995 prompted an increase in refinancing and commercial transactions. The refinance volume remained strong in the first quarter of 1996 but diminished as interest rates leveled off. Interest rates remained relatively stable for the remainder of 1996 resulting in an increase in the volume of real estate construction and resale activity. 1997, particularly the second half of the year, was marked by low inflation, unemployment rates and interest rates in the United States, resulting in exceptional growth in the commercial and industrial segment and a resurgence in the second half of 1997 in residential resale and refinancing transactions.

      The business of Chicago Title's title insurance subsidiaries is seasonal, as real estate activity is seasonal. The fourth quarter is typically the strongest in terms of revenue due to the desire of commercial entities to complete transactions by year-end. The first calendar quarter is typically the weakest quarter in terms of revenue as the volume of home sales are generally at their low point in the winter. These traditional seasonal patterns can be altered if there is a significant change in the level of mortgage refinance volumes. This type of activity is correlated with movements in the level of interest rates and is not tied to a seasonal pattern.

      Title insurance premiums are recognized as revenues principally at the time of the real estate closing and escrow fees principally when billed. As a result, there is typically a lag of about two months between the time that a title insurance order is placed, at which time work commences, and the time that Chicago Title recognizes the revenues associated with the order. Revenues from title policies issued by independent agents are generally recorded when notice of issuance is received from the agent.

COMPETITION

      The title insurance industry is competitive throughout the United States, with large title insurance firms such as the title insurance subsidiaries of Chicago Title competing on a national basis, while smaller firms have significant market shares on a regional basis. Based on 1996 revenues reported in statutory filings, CTI, Security Union, Ticor Title, First American Title Insurance Company ("First American"), Reliance Group Holdings, Inc. ("Reliance"), Stewart Title Insurance Co., Fidelity National Title Insurance Co., Lawyers Title Insurance Corporation ("Lawyers") and Old Republic Title Insurance Group, Inc. together accounted for about 89 % of all title insurance revenues. Chicago Title's title insurance subsidiaries had statutory title revenues representing in the aggregate 20.5% of the industry total, followed by First American at 20.3% and Reliance at 13.2%. In February 1998, Lawyers acquired Reliance's title insurance units and changed its name to Land America Financial Group Inc. ("Land America"). On a pro forma basis, for 1996, Land America would have had a market share of 22.0%. Chicago Title's title insurance subsidiaries also compete with abstractors, attorneys issuing opinions and, in some areas, state land registration systems. The removal of regulatory barriers in the future might result in new competitors, including financial institutions, entering the title insurance business.

      Chicago Title believes that competition in the title insurance industry is primarily on the basis of expertise, service and price. In addition, the financial strength of the insurer has become an increasingly important factor in decisions relating to the purchase of title insurance, particularly in multi-site transactions and in situations involving real estate-related investment vehicles such as real estate investment trusts and real estate mortgage investment conduits.

      Chicago Title's flood certification, credit reporting, property valuation services, field inspection services and foreclosure and reconveyance services businesses face significant competition from other similar real estate service providers. Mortgage lenders may choose to produce these services internally rather than purchasing them from outside vendors.

REGULATION

      Title insurance companies are subject to regulation and supervision by state insurance regulators under the insurance statutes and regulations of states in which they are incorporated. CTI is incorporated in Missouri, Security Union is incorporated in California and has a title insurance subsidiary incorporated in Oregon, and Ticor Title is incorporated in California. Each of these companies is also regulated in each jurisdiction in which it is authorized to write title insurance. Regulation and supervision vary from state to state, but generally cover such matters as the standards of solvency which must be met and maintained, the nature of limitations on investments, the amount of dividends which may be distributed, requirements regarding reserves for statutory premiums, the licensing of insurers and their agents, the approval of policy forms and premium rates, periodic examinations of title insurers and annual and other reports required to be filed on the financial condition of title insurance companies. In addition, the market behavior of all entities involved in real estate transactions is governed by the Real Estate Settlement Practices Act and related regulation.

      Chicago Title and CT&T are also subject to the insurance holding company regulations of Missouri, California and Oregon. The acquisition of CTI, Security Union and Ticor Title and their respective title insurance subsidiaries by Alleghany and/or CT&T was subject to prior notification and/or approval from the insurance regulatory authorities in the states in which such title insurance companies are incorporated. The Spin-Off and/or certain related transactions were subject to prior notification and/or approval in California, Missouri, Oregon, Illinois and Texas. Chicago Title, CT&T and their other non-insurance subsidiaries, however, are generally not subject to restrictions on their business activities due to their affiliation with Chicago Title's title insurance subsidiaries.

      CT&T, in its capacity as a non-depository trust company, is regulated by the State of Illinois Office of Banks and Real Estate. Regulation covers such matters as the fiduciary's management capabilities, the investment of funds held for its own account, the soundness of its policies and procedures, the quality of the services it renders to the public and the effect of its trust activities on its financial soundness.

      Alleghany is subject to a consent agreement with the Federal Trade Commission (the "FTC") effective July 22, 1991, which settled certain antitrust objections raised by the FTC in respect of the acquisition of Ticor Title by CT&T, which was amended in July 1996. We expect that, as of the Spin-Off Date, Chicago Title will become, and its subsidiaries will continue to be, subject to the consent agreement, and Alleghany and its subsidiaries will no longer be subject to the consent agreement. The consent agreement provided for the divestiture by CT&T after its acquisition of Ticor Title of certain title plants serving overlapping geographical areas. Until July 2001, Chicago Title or any of its subsidiaries is required to give prior notification to the FTC of any acquisitions of an ownership interest in a title plant serving the same geographic area as a plant in which Chicago Title or any of its subsidiaries already has an ownership interest. Chicago Title is not, however, required to provide notice with respect to any acquisition of a copy of title records or other information from an entity which retains the ownership and control of the original and where competition in the ordinary course between the parties is not otherwise restrained. Chicago Title is also required to provide notification to the FTC in advance of any change in corporate structure, such as the creation, dissolution or sale of subsidiaries or any other change that may affect compliance with the consent decree.

      While Chicago Title Flood Services, Inc., Chicago Title Credit Services, Inc., Chicago Title--Market Intelligence, Inc., Chicago Title Field Services, Inc. and Consolidated Reconveyance Company are not subject to direct regulatory supervision, Federal and state laws governing real estate settlement practices, credit reporting and flood zone determinations significantly impact their businesses.

EMPLOYEES

      At December 31, 1997, Chicago Title had approximately 8,100 employees, including full-time and part-time employees.

PROPERTIES

      CT&T leases about 282,000 square feet for its headquarters and operations in the Chicago Title and Trust Center, a 49-story office complex at 171 North Clark Street in Chicago, Illinois.

      Ticor Title's and Security Union's headquarters are in leased premises of about 45,000 square feet in Pasadena, California. Chicago Title and its subsidiaries own or lease buildings or office space in approximately 550 locations throughout the United States, primarily for CTI, Security Union and Ticor Title full-service and satellite branch office operations.

LEGAL PROCEEDINGS

      Chicago Title's subsidiaries are parties to pending litigation and claims in connection with the ordinary course of their businesses. Each such operating unit makes a provision on its books, in accordance with generally accepted accounting principles, for estimated losses to be incurred in such litigation and claims, including legal costs. In the opinion of management, such provision is adequate under generally accepted accounting principles as of December 31, 1997.

                                   MANAGEMENT

DIRECTORS

      On the Spin-Off Date, the directors of Chicago Title will consist of the persons named below.

                                Principal Occupation or Employment
     Name                               for Past Five Years                 Age
------------------------   ---------------------------------------------   -----
Richard P. Toft.........   Chairman of the Board of Directors, Chicago       61
                           Title, as of the Spin-Off Date; Chairman and
                           Chief Executive Officer of Alleghany Asset
                           Management (financial services) since October
                           1995; Chairman of CT&T since January 1994
                           and, until July 1996, President and Chief
                           Executive Officer of CT&T; Senior Vice
                           President, Alleghany, until October 1995; and
                           President and Chief Executive Officer of
                           Chicago Title Insurance Company until January
                           1994. Mr. Toft is a director of Peoples
                           Energy Corporation and Cologne Life
                           Reinsurance Company.

Norman R Bobins.........   President and Chief Executive Officer,            55
                           LaSalle National Bank and LaSalle National
                           Corporation (commercial banking); Chairman,
                           LaSalle N.A. Mr. Bobins also is a director of
                           Ambassador Apartments, Inc. and Center Point
                           Properties.

John J. Burns, Jr.......   President, chief executive officer and chief      66
                           operating officer, Alleghany. Mr. Burns is a
                           director of Alleghany and Burlington Northern
                           Santa Fe Corporation.

Peter H. Dailey.........   Chairman, Enniskerry Financial (investments).     67

Robert M. Hart..........   Senior Vice President and General Counsel         53
                           since September 1994 and Secretary since
                           January 1995, Alleghany; Partner, Donovan
                           Leisure Newton & Irvine (law firm), prior
                           thereto.

Philip G. Heasley.......   Vice Chairman, U.S. Bancorp (banking). Mr.        48
                           Heasley is a director of SunAmerica Inc.

                                Principal Occupation or Employment
     Name                               for Past Five Years                 Age
------------------------   ---------------------------------------------   -----
Allan P. Kirby, Jr......   President, Liberty Square, Inc.                   66
                           (investments); management of family and
                           personal affairs. Mr. Kirby is a director of
                           Alleghany.

M. Leanne Lachman.......   Managing Director, Schroder Real Estate           55
                           Associates (investment management-equity real
                           estate); and Managing Director, Schroder
                           Mortgage Associates (investment
                           management-commercial mortgages). Ms. Lachman
                           is a director of Lincoln National Corporation
                           and Liberty Property Trust.

William K. Lavin........   Financial Consultant; Vice Chairman of the        53
                           Board and Chief Executive Officer of
                           Woolworth Corporation (retailing) until
                           September 1994; Chairman of the Board and
                           Chief Executive Officer, Woolworth
                           Corporation, from June 1993 to May 1994 and
                           Executive Vice President--Finance and
                           Administration and Chief Financial Officer,
                           Woolworth Corporation, prior thereto. Mr.
                           Lavin is a director of Alleghany and
                           Stratford Acquisition Corporation.

Lawrence F. Levy........   Chairman of the Board and Chief Executive         54
                           Officer, The Levy Organization (real estate,
                           restaurants, and food service).

Margaret MacKimm........   Former Senior Vice President-Communications       64
                           of Kraft Foods, Inc. (multinational marketer
                           and processor of food products) and its
                           predecessor Kraft, Inc. Ms. MacKimm is a
                           director of Woolworth Corporation.

Langdon Neal............   Attorney, Earl L. Neal and Associates.            40

Alan Prince.............   Senior Executive Vice President, Title            59
                           Operations, CTI, from January 1995 until
                           December 1997; Executive Vice President, CTI,
                           prior thereto.

                                Principal Occupation or Employment
     Name                               for Past Five Years                 Age
------------------------   ---------------------------------------------   -----
John Rau................   President and Chief Executive Officer,            49
                           Chicago Title, as of the Spin-Off Date, and
                           President and Chief Executive Officer, CT&T
                           and CTI, since January 1997; Dean, School of
                           Business at Indiana University, from August
                           1993 until December 1996; President and chief
                           executive officer, LaSalle National Bank
                           (banking), prior thereto. Mr. Rau is a
                           director of Borg-Warner Automotive, Inc.,
                           First Industrial Realty Trust, Inc. and
                           LaSalle National Bank.

      The Chicago Title Certificate and By-Laws provide that the Chicago Title Board will be divided into three classes, with the classes to be as nearly equal in number as possible and that, of the initial Chicago Title directors following the Spin-Off, one-third will continue to serve until the 1999 Annual Meeting of Stockholders, one-third will continue to serve until the 2000 Annual Meeting of Stockholders, and one-third will continue to serve until the 2001 Annual Meeting of Stockholders. Of the initial directors, Messrs. Bobins, Hart, Heasley and Prince will serve until the 1999 Annual Meeting of Stockholders; Messrs. Lavin, Neal, Rau, Toft and Ms. MacKimm will serve until the 2000 Annual Meeting of Stockholders; and Messrs. Burns, Dailey, Kirby and Levy and Ms. Lachman will serve until the 2001 Annual Meeting of Stockholders. Starting with the 1999 Annual Meeting of Stockholders, one class of directors will be elected each year for a three-year term. See "Description of Capital Stock--Certain Anti-takeover Provisions--Chicago Title Certificate and By-Laws; Classified Board of Directors."

      The Chicago Title Board has a number of standing committees, including an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and a Real Estate Committee. See "Description of Capital Stock--Certain Anti-takeover Provisions--Chicago Title Certificate and By-Laws."

      The Executive Committee may exercise certain powers of the Board of Directors regarding the management and direction of the business and affairs of Chicago Title when the Board of Directors is not in session. All action taken by the Executive Committee is reported to and reviewed by the Chicago Title Board. The members of the Executive Committee are Messrs. Burns, Lavin, Levy, Rau and Toft, with Mr. Burns serving as Chair.

      The Audit Committee of the Chicago Title Board reviews and makes reports and recommendations to the Board of Directors with respect to the selection of the independent auditors of Chicago Title and its subsidiaries, the arrangements for and the scope of the audits to be performed by them and the internal audit activities, accounting procedures and controls of Chicago Title and its subsidiaries, and reviews the annual consolidated financial statements of Chicago Title and its subsidiaries. The members of the Audit Committee are Messrs. Bobins, Heasley, Kirby and Lavin and Ms. Lachman, with Mr. Lavin serving as Chair.

      The Compensation Committee of the Chicago Title Board reviews and makes reports to the Board of Directors with respect to the compensation policies and practices of Chicago Title. The Compensation Committee reviews the annual recommendations of the Chief Executive Officer regarding the compensation of officers of Chicago Title and its subsidiaries and reviews the annual recommendation of the Chairman of the Executive Committee regarding the compensation of the Chief Executive Officer of Chicago Title, and makes recommendations to the Chicago Title Board with respect to such compensation. In addition, the Compensation Committee administers Chicago Title's 1998 Long-Term Incentive Plan and Employee Stock Purchase Plan. The members of the Compensation Committee are Messrs. Dailey, Hart, Heasley and Kirby and Ms. MacKimm, with Mr. Hart serving as Chair.

      The Nominating Committee of the Chicago Title Board screens candidates and makes recommendations to the Chicago Title Board as to persons to be nominated by the Chicago Title Board for election thereto by the stockholders or to be chosen by the Chicago Title Board to fill newly created directorships or vacancies on the Board of Directors. The members of the Nominating Committee are Messrs. Burns, Lavin and Toft, with Mr. Burns serving as Chair.

      The Real Estate Committee of the Chicago Title Board evaluates and reviews any real estate transaction proposed to be entered into by Chicago Title or any of its subsidiaries as principal which involves amounts in excess of $500,000. The members of the Real Estate Committee are Ms. Lachman, and Messrs. Levy, Neal and Prince, with Ms. Lachman serving as Chair.

COMPENSATION OF DIRECTORS

      Each director of Chicago Title who is not an employee of Chicago Title receives an annual retainer of $21,000, payable one-half in cash and one-half in shares of Chicago Title Common Stock (as more fully explained below), as well as $750 for each board meeting attended in person and $375 for each conference telephone meeting attended. The Chairman of the Chicago Title Board receives an additional annual fee of $100,000. In addition, the Chairman of the Executive Committee receives an annual fee of $15,000, and each other member of the Executive Committee who is not an officer of Chicago Title receives an annual fee of $7,500. The Chairman of the Audit Committee receives an annual fee of $7,500, and each other member of the Audit Committee receives an annual fee of $4,500. The Chairman of the Compensation Committee receives an annual fee of $4,000, and each other member of the Compensation Committee receives an annual fee of $3,000. Each member of the Nominating Committee who is not an officer of Chicago Title receives $1,000 for each meeting attended. The Chairman of the Real Estate Committee receives an annual fee of $4,000, and each other member of the Real Estate Committee receives an annual fee of $3,000. Pursuant to the Directors' Deferred Compensation Plan, a director of Chicago Title may defer all or part of the cash portion of the retainer and committee and per meeting fees.

      Pursuant to the Directors' Equity Compensation Plan, each director of Chicago Title who is not an employee of Chicago Title or any of its subsidiaries will receive his retainer for the following twelve-months' service as a director, exclusive of any per meeting fees, committee fees or expense reimbursements, payable one-half in shares of Chicago Title Common Stock, based on the market value (as defined in the Directors' Equity Compensation Plan) of such shares, and one-half in cash.

      On the Spin-Off Date, Mr. Toft, as Chairman of the Chicago Title Board, will receive 5,000 shares of Chicago Title Common Stock as a restricted stock award under the 1998 Long-Term Incentive Plan, and each other director of Chicago Title who is not an employee of Chicago Title or any of its subsidiaries will receive 1,000 shares of restricted stock. Such shares of restricted stock may not be transferred until, and will vest on, the third anniversary of the Spin-Off Date. See "Chicago Title Compensation Arrangements--The 1998 Long-Term Incentive Plan." Pursuant to the Directors' Stock Option Plan, each director of Chicago Title who is not an employee of Chicago Title or any of its subsidiaries will receive on the day after the Spin-Off Date and on the day following each Annual Meeting of Stockholders until and including the Annual Meeting of Stockholders to be held in May 2002 an option to purchase 1,000 shares of Chicago Title Common Stock (subject to antidilution adjustments) at a price equal to the fair market value (as defined in the plan) of such shares on the date of grant. Such options will become exercisable as to one-third of such shares on each of the first three anniversaries of the date of grant.

      As Chairman of the Board of CT&T, Mr. Toft has received an annual fee of $100,000. Mr. Toft received payments of $1,126,090 and $313,417 in 1997 and 1998, respectively, as payouts of long-term incentive awards granted prior to his retirement in 1996 from his executive positions with CT&T. He also received bonuses in the amounts of $248,963 and $209,813 in 1997 and 1998, respectively. In addition, Mr. Toft receives annual payments of $38,166 under the CT&T Executive Salary Continuation Plan. Mr. Toft serves as Chairman and Chief Executive Officer of Alleghany Asset Management, for which he earned in 1997 a salary of $279,760.

      Mr. Prince served in 1997 as Senior Executive Vice President of CT&T, for which he received a salary of $290,000 and a bonus of $226,236, of which $56,559 will be deferred and paid in the manner described in Note (2) to the table relating to long-term incentive awards in the last fiscal year. Mr. Prince received a payout in 1997 of a long-term incentive award in the amount of $228,055. Mr. Prince also received in 1997 matching and profit sharing contributions to his Savings and Profit Sharing 401(k) account in the amount of $9,500 and taxable life insurance benefits valued at $2,160.

      Mr. Prince has an employment agreement with CT&T, with a term ending on December 31, 1998. The agreement entitles Mr. Prince to receive a salary at an annual rate of $200,000 for 1998, reimbursement for the cost of leasing an apartment in Chicago (not to exceed $3,000 per month plus an amount equal to income taxes imposed on the amount of such rental allowance), to be deemed to receive credit for a salary at a rate of $290,000 for 1998 for purposes of CT&T's Executive Salary Continuation Plan, Pension Plan and Excess Benefits Plan, and to be eligible for a special incentive opportunity of $100,000, based upon performance of personal objectives mutually agreed to by Messrs. Prince and Rau. The agreement also provides that Mr. Prince will be entitled to certain severance benefits in respect of his termination of employment by reason of retirement or otherwise, and prohibits Mr. Prince for a period extending for two years beyond the date of his termination of employment from being associated in any capacity with any business that competes with CT&T.

EXECUTIVE OFFICERS

      The executive officers of Chicago Title are as follows:

     Name                   Age        Position And Professional Experience
-------------------        -----       -----------------------------------------
John Rau                    49         President and Chief Executive Officer,
                                       Chicago Title, as of the Spin-Off Date,
                                       and President and Chief Executive
                                       Officer, CT&T and CTI, since January
                                       1997; Dean, School of Business at Indiana
                                       University, from August 1993 until
                                       December 1996; President and chief
                                       executive officer, LaSalle National Bank
                                       (banking), prior thereto.

Thomas H. Hodges            52         Executive Vice President, Chicago Title,
                                       as of the Spin-Off Date, and Executive
                                       Vice President, CT&T since October 1997;
                                       Executive Vice President, First Chicago
                                       NBD Corp. (banking), from January 1995
                                       until October 1997; Senior Vice
                                       President, First Chicago NBD Corp., prior
                                       thereto.

Michael J. Keller           50         Executive Vice President, Chicago Title,
                                       since the Spin-Off Date, and Executive
                                       Vice President, CT&T and CTI, since
                                       February 1997; Executive Vice President
                                       of Mortgage Banking, Norwest Mortgage
                                       Banking (mortgage banking), prior
                                       thereto.

Peter G. Leemputte          41         Executive Vice President and Chief
                                       Financial Officer, Chicago Title, as of
                                       the Spin-Off Date, and Executive Vice
                                       President and Chief Administrative
                                       Officer, CT&T, since January 1998; Vice
                                       President, Mercer Management Consulting,
                                       Inc. (management consulting), from July
                                       1996 until January 1998; Corporate Vice
                                       President and Controller, Armco Inc.
                                       (steel manufacturing and metals
                                       processing), prior thereto.

     Name                   Age        Position And Professional Experience
-------------------        -----       -----------------------------------------
Paul T. Sands, Jr.          55         Executive Vice President, General Counsel
                                       and Secretary, Chicago Title, since the
                                       Spin-Off Date, and Executive Vice
                                       President, General Counsel and Secretary,
                                       CT&T, and Executive Vice President and
                                       General Counsel, CTI, since January 1997;
                                       Senior Vice President, CTI and, from
                                       1994, CT&T, prior thereto.

Christopher Abbinante       47         Senior Vice President and Manager,
                                       Eastern Division, Chicago Title and CTI,
                                       as of the Spin-Off Date, and Senior Vice
                                       President and Manager, Eastern Division,
                                       CTI, prior thereto.

William Halvorsen           51         Senior Vice President and Manager,
                                       Western Division, Chicago Title and CTI,
                                       as of the Spin-Off Date, and Senior Vice
                                       President and Manager, Western Division,
                                       CTI, since December 1993; President,
                                       Chicago Title Technology Services Corp.,
                                       prior thereto.


EXECUTIVE COMPENSATION

         The information under this heading relates to the chief executive officer and the four other most highly compensated executive officers of Chicago Title who served as executive officers of CT&T or a subsidiary of CT&T at the end of 1997. The information presented in the Summary Compensation Table below and in the Long-Term Incentive Plan--Awards in Last Fiscal Year table which follows represents the historical compensation such persons received while CT&T was a subsidiary of Alleghany. See "Management--Chicago Title Compensation Arrangements" for information regarding certain future compensation which will be paid to such persons by Chicago Title as an independent public company.

                           SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------------
                                         Annual Compensation          Long-Term Compensation
                         -------------------------------------------------------------------
                                                                        Restricted
                                                         Other Annual     Stock         LTIP      All Other
 Name and Principal                                      Compensation    Awards($)    Payouts   Compensation
     Position            Year      Salary      Bonus (1)      (2)          (3)          (4)          (5)
 ------------------      ----      ------      --------- ------------   ----------    -------   ------------
John Rau                 1997   $  387,692   $  357,199   $1,062,869   $1,356,800         --     $  575,619
  President, Chief
  Executive Officer
  and a director of
  Chicago Title, CT&T
  and CTI

Michael J. Keller,       1997   $  189,519   $  178,020         --           --           --     $   53,149
  Executive Vice
  President, Chicago
  Title and CT&T,
  since February 1997

Paul T. Sands, Jr.,      1997   $  179,423   $   99,272         --           --     $  239,219   $   30,949
  Executive Vice
  President, General
  Counsel and
  Secretary, Chicago
  Title and CT&T;
  Executive Vice
  President, and
  General Counsel, CTI

Christopher              1997   $  140,000   $  318,941         --           --     $  117,006   $   27,722
  Abbinante,
  Senior Vice
  President and
  Manager, Eastern
  Division, Chicago
  Title and CTI

William Halvorsen,       1997   $  180,000   $  118,636         --           --     $  153,067   $   12,192
  Senior Vice
  President and
  Manager, Western
  Division, Chicago
  Title and CTI

(1) Except for Mr. Abbinante, these amounts represent bonuses paid under the Chicago Title and Trust Company Annual Incentive Plan (the "CT&T Annual Plan"), which is a short term incentive plan designed to reward officers and employees of CT&T for achieving specified corporate financial performance and specified individual objectives, operating unit objectives, or both; the amount reported for Mr. Abbinante represents a similar bonus paid under an individual agreement. (For Messrs. Sands and Halvorsen, such amounts do not include additional amounts earned, payment of which was deferred and is subject to adjustment to reflect title insurance policy claims experience in the year of the deferral and for three years thereafter, as more fully explained in Note (2) to the table relating to long-term incentive plans; the deferred amount for 1997 is reported below in such table).

(2) This amount represents payments for reimbursement of taxes incurred by Mr. Rau as a result of the award of shares of Alleghany Stock as restricted stock, as more fully explained in Note (3) below.

(3) These amounts represent 6,400 restricted shares of Alleghany Stock granted to Mr. Rau in connection with the commencement of his term of employment as President and Chief Executive Officer of CT&T on January 1, 1997. The restricted shares of Alleghany Stock are valued on the date of grant. Mr. Rau held an aggregate of 6,400 restricted shares of Alleghany Stock on December 31, 1997, with a value on that date of $1,822,400. Dividends will be payable on the shares of restricted stock if and to the extent paid on Alleghany Stock generally, regardless of whether the shares are vested at the time the dividend is paid. Of the shares awarded to Mr. Rau, 2,800 shares vested upon commencement of his employment and the remaining 3,600 shares vest at the rate of 75 shares per month over the period from January 1997 through December 2000. The restricted shares of Alleghany Stock are not transferable by Mr. Rau during his employment with Chicago Title or for two years thereafter. Shares of Chicago Title Common Stock distributed in respect of these restricted shares of Alleghany Stock will be subject to the same restrictions and vesting schedule.

(4) These amounts represent payouts in settlement of performance units awarded under CT&T's Executive Performance Unit Incentive Plan of 1992, a long-term incentive plan which provided for payouts in cash based upon the amount of CT&T's operating income, the achievement of specified levels of CT&T's return on equity and the application of a multiplier relating to CT&T's expense ratio in each year of the award period.

(5) These amounts represent (i) benefits of a group life insurance policy maintained by CT&T on behalf of its employees, including Messrs. Rau, Keller, Sands, Abbinante and Halvorsen, valued at $1,855, $843, $1,262, $557, and $1,267, respectively, (ii) $10,925, $10,925, $10,925, $9,750, and $10,925 credited to the accounts of Messrs. Rau, Keller, Sands, Abbinante and Halvorsen, respectively, under the CT&T Savings and Profit Sharing Plan, which is a 401(k) plan offering CT&T employees an opportunity to save a portion of their income on a deferred basis, and providing for matching CT&T contributions of $0.25 for every $1.00, up to 6 percent, of salary that such an employee contributes to the plan (within Internal Revenue Service limits), and up to an additional $1.25 for every such $1.00, depending on the profitability of CT&T, (iii) $31,302, $17,607, $18,762 and $17,415 accrued in respect of Messrs. Rau, Keller, Sands, and Abbinante, respectively, under the CT&T Executive Salary Continuation Plan, which is a retirement plan designed to encourage key employees to remain with CT&T until retirement and which provides post-retirement monthly income of 2 percent of final monthly income at retirement multiplied by the number of years of participation in the plan, up to a maximum of 10 percent of final monthly salary, (iv) in the case of Mr. Rau, $47,384 contributed to an excess benefits savings plan maintained for certain employees, representing the amount by which CT&T's contribution to a defined contribution plan maintained for such employees was limited by the application of certain provisions of the Code, (v) in the case of Mr. Rau, a bonus of $360,000 paid in connection with the commencement of his employment as President and Chief Executive Officer of CT&T, and (vi) in the case of Messrs. Rau and Keller, $124,153 and $23,774, respectively, in reimbursement of various costs incurred in relocation.

LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                              Number of        Performance
                               Shares,              or                     Estimated Future Payouts
                                Units          Other Period                     Under Non-Stock
                                 or               Until                        Price-based Plans
                                Other           Maturation         ---------------------------------------
     Name                      Rights           or Payout          Threshold        Target         Maximum
------------------------  ------------------  ----------------  ---------------  -------------  ------------
John Rau                        2,500(1)        1995-1998             --           $726,450           --
                                5,000(1)        1997-2000             --              --              --

Michael J. Keller,                750(1)        1995-1998             --           $217,935           --
                                1,500(1)        1997-2000             --           $309,585           --

Paul T. Sands, Jr.              1,100(1)        1997-2000             --           $227,029           --
                              $24,818(2)        1997-2000             --            $81,170       $ 81,170

Christopher Abbinante           1,000           1997-2000             --           $206,390          --

William Halvorsen               1,600           1997-2000             --           $330,224          --
                              $39,545(2)        1997-2000             --           $129,337       $129,337

----------
(1) These amounts represent performance units awarded under the CT&T Executive Performance Unit Plan of 1995, as such awards have been amended in connection with the Spin-Off (the "1995 Plan"). The 1995 Plan provides for payouts of performance units for the award period in cash based upon CT&T's return on equity and the application of multipliers relating to dividends paid and an expense ratio, in each year of the award period. The formula for determining the base value of each performance unit (before the application of the multipliers) is as follows:


                                                    Base Value Per $1 Million of
                         Return on Equity         Adjusted Net Operating Income for
                          Annual Average                 Performance Cycle
                         ----------------       -------------------------------------
       Below Threshold     6.99 or less                        $0
             Threshold     7.0 to 12.99                       $2.00
          Maximum Rate     13.0 or more                       $4.50

      The base value of a performance unit is increased or decreased (i) by the application of a multiplier based on dividends paid, ranging from a maximum of 130% for average dividends paid during the performance cycle, expressed as a percentage of Chicago Title's stockholders' equity, of 12% or more to a minimum of 70% for average dividends paid at a rate of 6% or less, and then (ii) by the application of a multiplier based on the expense ratio, ranging from a maximum of 130% for an expense ratio of 76 % or less to a minimum of 75% for an expense ratio of 81% or more. The total value of a performance unit is the sum of its annual values (as so increased or decreased) for the award period. The values of the performance units will be fixed at year-end 1998, unless a participant elects otherwise, in which case the values of the performance units will be based on the actual results of Chicago Title during the performance period. Unless a participant has made such an election, for 1998, benefits will be calculated on the assumption that Alleghany Asset Management had remained a subsidiary of CT&T throughout 1998 and had achieved 100% of its post-separation planned results for 1998 (i.e., benefits will take into account (x) actual CT&T results through December 31, 1997 and actual Chicago Title results through December 31, 1998, plus (y) Alleghany Asset Management planned results for such portions of 1998 during which Alleghany Asset Management is not a subsidiary of CT&T). Participants for whom the value of their performance units is fixed at year-end 1998 also will receive a grant of restricted stock and are expected to receive a grant of stock options, described in the table relating to new plan benefits. See "Management--Chicago Title Compensation Arrangements--The 1998 Long-Term Incentive Plan--New Plan Benefits under the 1998 Plan." One-quarter of the payout in respect of such performance units initially was required to be made in shares of Alleghany Stock, valued at the date of the award. In addition, participants were permitted to elect to have an additional portion of the payment (up to one-third of the total amount of the payment) applied to the purchase of Alleghany Stock at the same price. Pursuant to agreements entered into in connection with the Spin-Off, the portion of the payout that would have been made in Alleghany Stock instead will be made in cash, based upon the market value of Alleghany Stock at the time of the Spin-Off. In respect of Mr. Rau only, the performance units for the 1997-2000 award period will be canceled on the Spin-Off Date and no payments made in respect thereof. The target value shown is a representative amount, calculated using planned return on equity, dividends and an expense ratio for 1998 and assuming that each of the named executive officers has elected to have the value of his performance units fixed at 1998 year-end. These performance units do not have threshold or maximum payout amounts.

(2) These amounts represent the portion of the cash bonus earned by Messrs. Sands and Halvorsen under the CT&T Annual Plan which was deferred and is subject to reduction to reflect unfavorable title insurance claims experience during 1997-2000 for policies written in 1997. If such experience compares favorably with (i) a pre-established hypothetical claims experience deemed acceptable by the Board of Directors of CT&T, and/or (ii) the historical claims experience during 1994-1999 for policies written in 1994,

      1995 and 1996, Messrs. Sands and Halvorsen will be entitled to receive such deferred amount in full with interest. In addition, Messrs. Sands and Halvorsen will be entitled to a related incentive payment, limited to two times the amount of the deferral. The target value shown is a representative amount assuming that title insurance policy claims experience in 1997-2000 for policies written in 1997 will be identical to such experience in 1994-1997 for policies written in 1994 and further assuming identical interest rates in the two periods. This award does not have threshold payout amounts.

      In connection with the commencement of his employment, Mr. Rau was granted an option to purchase for $3.5 million one percent of the outstanding common stock of CT&T. On the Spin-Off Date, the option will be repurchased by Chicago Title for a cash purchase price equal to the market value of one percent of the outstanding shares of Chicago Title Common Stock measured as of the first trading day after Spin-Off Date, less $3.5 million, subject to tax withholding. In connection with the commencement of their employment, Messrs. Keller and Hodges were granted an option, exercisable in the event of a sale or public offering of CT&T, to acquire 0.285% of the outstanding common stock of CT&T for $1.0 million. In lieu thereof, they will receive restricted shares of Chicago Title Common Stock under the 1998 Long-Term Incentive Plan, and they also are expected to receive options to purchase shares of Chicago Title Common Stock under such Plan. See "Chicago Title Compensation Arrangements--The
1998 Long-Term Incentive Plan."

                     CHICAGO TITLE COMPENSATION ARRANGEMENTS

THE 1998 LONG-TERM INCENTIVE PLAN

      Chicago Title has adopted the 1998 Long-Term Incentive Plan (the "1998 Plan") to provide long-term incentives to officers and employees of Chicago Title and its subsidiaries and to directors of Chicago Title. The 1998 Plan permits Chicago Title to provide incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, stock awards and cash bonuses, as well as other types of incentive compensation. No awards may be granted under the 1998 Plan after April 30, 2003.

      The 1998 Plan will be administered by the Compensation Committee of the Chicago Title Board (the "Committee"), which has the authority to select the individuals to whom awards will be made and to interpret the 1998 Plan's provisions. The Committee also will determine the type, size and terms of the awards to be made, whether and to what extent to permit transferability of awards, and whether to set objective performance goals that must be met in order for the employee to receive the compensation payable under the awards. Except to the extent prohibited by law or the rules of a stock exchange, the Committee may delegate its responsibilities and powers to one or more persons selected by it. All officers and employees of Chicago Title and its subsidiaries, including executive officers named in the Summary Compensation Table, as well as certain other persons who provide services to Chicago Title and its subsidiaries and directors of Chicago Title, are eligible to participate in the 1998 Plan. Chicago Title estimates that, at the Spin-Off Date, there will be approximately 285 persons eligible to receive awards under the 1998 Plan.

      Subject to adjustment for corporate transactions involving Chicago Title, such as stock splits, stock dividends, spin-offs, capital reorganizations and similar types of events, a maximum of 2,230,000 shares of Chicago Title Common Stock may be issued under the 1998 Plan, of which a maximum of 1,580,000 shares may be issued in connection with awards of stock options and stock appreciation rights and a maximum of 650,000 shares may be issued as shares of restricted stock and pursuant to other types of stock-based awards. No adjustment may be made which would adversely affect the status of any outstanding Qualifying Award (described below) as "performance-based compensation" under Section 162(m) of the Code. Shares subject to awards which are forfeited or are not issued under such award, because of settlement in cash or otherwise, will be available to be awarded again under the 1998 Plan. The Chicago Title Board may amend or terminate or suspend the 1998 Plan in any manner and at any time, except that no such amendment or termination shall adversely affect outstanding awards without the written consent of the holder of such award.

      The 1998 Plan authorizes grants of options at exercise prices to be determined by the Committee. The Committee will determine the persons to whom options will be granted, the dates of grant, the number of shares to be subject to each option, the duration, and the other terms and conditions of the options, including any restrictions to be placed on transferability of shares upon exercise of options. The Committee will determine whether to grant options qualifying as "incentive stock options" under Section 422 of the Code ("ISOs"), or options which do not so qualify ("non-qualified options"), or a combination of both. Only employees of Chicago Title or its majority owned subsidiaries are eligible to receive ISOs, and the exercise price of an ISO must be not less than the fair market value of a share of Chicago Title Common Stock on the date of grant. The Committee may establish conditions precedent to the vesting of the right to exercise options, including continued employment with Chicago Title.

      The Federal income tax consequences of the grant and exercise of options under the 1998 Plan will depend upon the terms and conditions of particular options as determined by the Committee, and upon the provisions of law as then in effect. Under the Code as currently in effect, an optionee will not recognize income upon the grant or, if he has been an employee of Chicago Title or its majority owned subsidiaries throughout the period from the date of grant of the ISO until three months prior to its exercise, upon the exercise of an ISO, except that the excess of the fair market value of the shares at the time of exercise over the option price is a tax preference item. As an item of tax preference, such excess would be included in the alternative minimum tax calculation for the year in which the ISO is exercised. If the optionee holds the shares for at least two years after the date of grant of the ISO and one year after the date the shares are transferred to the optionee, any difference between the option price and amount received upon a sale or exchange is treated as capital gain or loss. If the optionee does not comply with such holding periods, ordinary income is recognized in the year of disposition of the shares in an amount equal to the sale price (or, for other transfers, the fair market value on the date of transfer) or the fair market value on the date of exercise (whichever is less) less the option price.

Chicago Title will not be allowed a deduction for Federal income tax purposes in connection with the grant or exercise of any ISO, if the requisite employment period is satisfied. If the shares acquired are disposed of during the one-year or two-year holding periods described above, Chicago Title generally will be entitled to a tax deduction with respect to the ordinary income recognized by the optionee.

      As to non-qualified options (or an ISO where the requisite employment period is not satisfied), the optionee will recognize ordinary income upon the exercise of the option to the extent that the fair market value of the shares at the time of exercise exceeds the option price. Chicago Title is generally entitled to a deduction for Federal income tax purposes equal to the amount of income recognized by the optionee. The optionee's cost basis for the stock is equal to the option price plus any amount recognized as ordinary income, and the holding period for the stock commences with the exercise of the option.

      With respect to other awards (including stock appreciation rights) granted under the 1998 Plan that may be settled either in cash or in Chicago Title Common Stock or other property that is either transferable or not subject to a substantial risk of forfeiture under Section 83(c) of the Code, the participant will realize compensation income (subject to withholding taxes) equal to the amount of cash or the fair market value of the Chicago Title Common Stock or other property received. Chicago Title will be entitled to a deduction in the same amount and at the same time as the compensation income is realized by the participant.

      With respect to awards including Chicago Title Common Stock or other property that is both nontransferable and subject to a substantial risk of forfeiture under Section 83(c) of the Code, unless an election is made under
Section 83(b) of the Code, as described below, the participant will realize compensation income equal to the fair market value of the Chicago Title Common Stock or other property received at the first time the Chicago Title Common Stock or other property is either transferable or not subject to a substantial risk of forfeiture. Chicago Title will be entitled to a deduction in the same amount and at the same time as the compensation income is realized by the participant.

      Even though Chicago Title Common Stock or other property may be nontransferable and subject to a substantial risk of forfeiture, a participant may elect (within 30 days of receipt of the Chicago Title Common Stock or other property) to include in gross income the fair market value (determined without regard to such restrictions) of such Chicago Title Common Stock or other property at the time received. In that event, the participant will not realize any income at the time the Chicago Title Common Stock or other property either becomes transferable or is not subject to a substantial risk of forfeiture, but if the participant subsequently forfeits such Chicago Title Common Stock or other property, the participant's loss would be limited to the amount actually paid for the Chicago Title Common Stock or other property. While such Chicago Title Common Stock or other property remains nontransferable and subject to a substantial risk of forfeiture, any dividends or other income will be taxable as additional compensation income. Finally, special rules may apply with respect to participants subject to Section 16(b) of the Exchange Act.

      The Committee may condition the payment, exercise or vesting of any award on the payment of the withholding taxes and may provide that a portion of the Common Stock or other property to be distributed will be withheld (or previously acquired stock or other property surrendered by the participant) to satisfy such withholding and other tax obligations.

      Finally, amounts paid pursuant to an award which vests or becomes exercisable, or with respect to which restrictions lapse, upon a change in control may constitute "parachute payments" under Section 280G of the Code. To the extent any such payment constitutes an "excess parachute payment," Chicago Title would not be entitled to deduct such payment and the participant would be subject to a 20 percent excise tax (in addition to regular income tax).

      The Committee may grant an award which is intended to qualify as "performance-based compensation" under Section 162(m) of the Code (a "Qualifying Award"). If the Committee grants an award as a Qualifying Award, the right to receive payment of such award will be conditional upon the achievement of performance goals established by the Committee in writing at the time such Qualifying Award is granted. Such performance goals, which may vary from participant to participant and from award to award, shall be based upon the attainment of specific amounts of, or increases in, one or more of the following: revenues, market share, title losses, claims ratios, expense ratios, paid losses, contribution margins, reserves, return on expenses, operating income, cash flow, income before income taxes, net income, earnings or earnings per share, net worth, stockholders' equity, return on equity or assets or total return to stockholders, whether applicable to Chicago Title or any relevant subsidiary or business unit or entity in which Chicago Title has a significant investment, or any other company or companies, or any combination thereof as the Committee may deem appropriate. Before any Qualifying Award is paid, the Committee will certify in writing that the performance goals applicable to the Qualifying Award were satisfied. The maximum amount which may be granted as Qualifying Awards to any participant in any calendar year shall not exceed the aggregate of (i) for stock-based awards, 150,000 shares of Chicago Title Common Stock (whether payable in cash or shares of Chicago Title Common Stock), subject to adjustment, and (ii) for awards payable in cash, a tax bonus payable with respect to such stock-based awards which are Qualifying Awards, and cash payments (other than tax bonuses) of $1,000,000.

      In the event of a "change of control" of Chicago Title, all awards granted under the 1998 Plan (including Qualifying Awards) that are outstanding and not yet vested or exercisable or which are subject to restrictions, immediately will become 100% vested in each participant or will be free of any restrictions as of the date the change of control is effective, and will be exercisable for the remaining duration of the award. All awards that are exercisable as of the effective date of the change of control will remain exercisable for the remaining duration of the award.

      Under the 1998 Plan, a "change of control" occurs upon: (i) acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of either (x) the then outstanding shares of capital stock of Chicago Title or (y) the combined voting power of the then outstanding voting securities of Chicago Title in a tender offer or exchange offer made to all of the stockholders of Chicago Title, provided, however, that a change of control shall not include any of the following transactions: (a) any acquisition by or from Chicago Title or any of its subsidiaries; (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Chicago Title or any of its subsidiaries; (c) any acquisition by any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of capital stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of capital stock of Chicago Title and the outstanding voting securities of Chicago Title immediately prior to such acquisition, in substantially the same proportion as their ownership immediately prior to such acquisition of the outstanding shares of capital stock of Chicago Title and outstanding voting securities of Chicago Title, as the case may be; (ii) approval by the stockholders of Chicago Title of a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the outstanding shares of capital stock of Chicago Title and the outstanding voting securities of Chicago Title immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of capital stock and the combined voting power of the then outstanding voting securities, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, in substantially the same proportion as their ownership immediately prior to such reorganization, merger or consolidation of the outstanding shares of capital stock of Chicago Title and the outstanding voting securities of Chicago Title, as the case may be; (iii) the approval by the stockholders of Chicago Title of a sale or other disposition of all or substantially all of the assets of Chicago Title, other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of capital stock and the combined voting power of the then outstanding voting securities is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of capital stock of Chicago Title and the outstanding voting securities of Chicago Title immediately prior to such sale or disposition, in substantially the same proportion as their ownership immediately prior to such sale or disposition of the outstanding shares of capital stock of Chicago Title and the outstanding voting securities of Chicago Title, as the case may be; or (iv) approval by the stockholders of Chicago Title of a complete liquidation or dissolution of Chicago Title. Notwithstanding the foregoing, with regard to an award made to any participant under the 1988 Plan, no "change of control" shall be deemed to occur in the event of occurrence of any transaction described in clause (i), (ii) or (iii) above where, in connection with such transaction, such participant or any party acting in concert with such participant substantially increases his or its, as the case may be, ownership interest in Chicago Title or a successor to Chicago Title.

      Prior to the Spin-Off Date, Chicago Title plans to grant up to an aggregate of 367,773 restricted shares of Chicago Title Common Stock to 19 employees of Chicago Title and its subsidiaries, including the executive officers named in the Summary Compensation Table (assuming that all such eligible executive officers and employees elect to receive such shares, as further described in Note (1) to the table relating to long-term incentive awards in the last fiscal year). Immediately after the Spin-Off, Chicago Title intends to issue an additional 16,000 shares of restricted stock to 12 non-employee directors of Chicago Title. Chicago Title also expects to grant non-qualified Options to purchase up to an aggregate of about 860,000 shares of Chicago Title Common Stock to approximately 285 employees, including the executive officers named in the Summary Compensation Table and, under the Directors Stock Option Plan, to the non-employee directors of Chicago Title. The exercise prices of these non-qualified Options will be equal to the fair market value of the Chicago Title Common Stock on the Spin-Off Date. In connection with the restricted stock awards, each of the executive officers and employees are expected to make an election under Section 83(b) of the Code, and, in return, Chicago Title will reimburse such persons for income and employment taxes imposed on the value of the restricted stock award and the amount of the payment.

       The following table sets forth information regarding restricted stock awards to be granted under the 1998 Plan by Chicago Title prior to the Spin-Off Date and the stock options expected to be granted immediately after the Spin-Off Date to (i) each of the executive officers named in the Summary Compensation Table, (ii) each of the directors, (iii) all executive officers as a group, and
(iv) all employees who are not executive officers. The information set forth in the table includes stock options to be awarded on the day after the Spin-Off Date to the non-employee Directors of Chicago Title under the Directors' Stock Option Plan (see "Compensation of Directors" above).

NEW PLAN BENEFITS UNDER THE 1998 PLAN

                                   Number of Shares                               Number of Shares of
                                Underlying Options to  Percent of Total Options  Restricted Stock to be
      Name and Position               be Granted          to be Granted(2)              Granted
------------------------------  ---------------------  ------------------------  ----------------------
John Rau ......................       112,445(1)               13.0%                    112,273(1)
Michael J. Keller .............        30,000                   3.5%                     30,000
Paul T. Sands, Jr. ............        30,000                   3.5%                     30,000
Christopher Abbinante .........        30,000                   3.5%                     30,000
William Halvorsen .............        30,000                   3.5%                     30,000
Richard P. Toft ...............         1,000                   0.1%                      5,000
John J. Burns, Jr. ............         1,000                   0.1%                      1,000
Peter H. Dailey ...............         1,000                   0.1%                      1,000
Robert M. Hart ................         1,000                   0.1%                      1,000
Allan P. Kirby, Jr. ...........         1,000                   0.1%                      1,000
M. Leanne Lachman .............         1,000                   0.1%                      1,000
William K. Lavin ..............         1,000                   0.1%                      1,000
Lawrence F. Levy ..............         1,000                   0.1%                      1,000
Margaret MacKimm ..............         1,000                   0.1%                      1,000
Alan Prince ...................        15,000                   1.7%                     15,000
Philip G. Heasley .............         1,000                   0.1%                      1,000
Norman R Bobins ...............         1,000                   0.1%                      1,000
Langdon Neal ..................         1,000                   0.1%                      1,000
Non Executive Officer
Director Group ................        27,000                   3.1%                     31,000
Executive Officer Group .......       292,445                  34.0%                    292,273
Employee Group ................       540,555(2)               62.9%                     60,500

----------

(1) Estimated. The actual number of shares underlying options is expected to be an amount equal to 0.5% of the number of outstanding shares of Chicago Title Common Stock as of the close of business on the Spin-Off Date. The actual number of restricted shares will be an amount equal to 0.5% of the number of outstanding shares of Chicago Title Common Stock on the Spin-Off Date, exclusive of the restricted shares granted to members of senior management of Chicago Title on the Spin-Off Date, plus an additional number of shares having a value of $50,000 based on the market price of Chicago Title Common Stock on the Spin-Off Date.

(2) Estimated, based on options being granted to purchase 860,000 shares of Chicago Title Common Stock.

ANNUAL BONUS PLAN

      Chicago Title also has adopted the Chicago Title Corporation Annual Incentive Plan (the "Annual Plan") to provide short-term incentives to officers and employees of Chicago Title.

      Plan participants are provided an incentive opportunity based on the higher of a variable percentage of the participant's annual salary or salary range mid-point, with the precise opportunity keyed to corporate financial performance; certain participants may have their bonus opportunity modified based on the attainment of special personal and/or operating unit objectives. The incentive opportunity dependent on financial performance is determined by multiplying (i) an incentive factor based on cyclical net revenue margin, ranging from a threshold incentive factor of 0.5 to a maximum incentive factor of 1.5, by (ii) a payout percentage based on cyclical earnings, ranging from a threshold of 25 percent to a maximum of 100 percent. The result is then multiplied by the incentive opportunity to determine the payout to the participant.

      Cyclical earnings represent pre-tax earnings from Chicago Title's title and real estate services operations, but exclude earnings, net of expenses, associated with Chicago Title's investment portfolio. Cyclical net revenues represent total revenues from Chicago Title's title and real estate services operations, reduced by agents' commissions and excluding corporate investment income.

      Earned incentive payments will be made in a combination of cash and Chicago Title common stock, in proportions determined by the Compensation Committee. No incentive payments are made for financial results which fall below a pre-established threshold.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

      Mr. Rau has an employment agreement with Chicago Title, with an initial term from January 1, 1997 to December 31, 2001. Thereafter, the agreement will be automatically extended from year to year unless either party gives notice to the contrary at least nine months before the initial term or any subsequent renewal date. The agreement may be terminated on or after January 1, 1999, by Mr. Rau or by Chicago Title, without cause on sixty days written notice. However, if Chicago Title terminates his employment without cause, Mr. Rau will receive severance benefits based upon the remaining term of the agreement. Such severance benefits will consist of continuation of Mr. Rau's base salary and annual bonuses for that remaining term, at the rate of his then current annual base salary and 60% of his maximum annual bonus, pro rata distribution of his long-term incentive awards, and continuation of all employee benefits for that remaining term. If Mr. Rau resigns due to a reduction in base salary or a material reduction in his duties or authority, or if he resigns within ninety days after Chicago Title gives notice that the agreement will not be renewed, such resignation will be deemed a termination by Chicago Title without cause. Mr. Rau's employment may also be terminated for cause (defined as willful failure to perform his duties after written notice from the Chicago Title Board, gross misconduct or conviction of a felony involving personal dishonesty), or disability (inability to perform his duties for ninety or more days within any twelve-month period). In the event of termination for cause or disability or death or voluntary resignation, Mr. Rau is not entitled to further compensation except as provided under the terms of the various incentive and benefit plans in which he participates at the time of termination.

      The agreement entitles Mr. Rau to be employed as President and Chief Executive Officer of Chicago Title, to receive a salary at an annual rate of at least $400,000 for 1998 (to be adjusted thereafter as periodically recommended by the Compensation Committee), to participate in all Chicago Title incentive and benefit plans for which he is eligible, to be credited under qualified and non-qualified defined contribution plans with years of service credit beginning in June 1972, and to receive vacation and all other benefits normally provided to senior executives of Chicago Title. Mr. Rau will participate in Chicago Title's Annual Incentive Plan with the opportunity to earn each year an annual bonus at a maximum amount equal to not less than 150% of his base salary. For calendar year 1998, his bonus opportunity will be equal to 150% of his base salary, with two-thirds of such bonus opportunity dependent upon the accomplishment of specified corporate financial goals, and one-third of such bonus opportunity dependent upon the accomplishment of personal objectives, to be agreed to by Mr. Rau and the Compensation Committee. Such annual bonuses will be paid in a combination of cash and shares of Chicago Title Common Stock, as determined by the Chicago Title Board or the Compensation Committee. In addition, prior to the Spin-Off Date, Mr. Rau will enter into an agreement modifying the terms of performance units awarded to him under CT&T's Executive Performance Unit Plan of 1995, described as so amended in Note (1) to the table relating to long-term incentive awards in the last fiscal year, which agreement will provide that, on the Spin-Off Date, Chicago Title will grant to Mr. Rau an award of shares of restricted stock in an amount equal to 0.5% of the outstanding shares of Chicago Title Common Stock at the close of business on the Spin-Off Date, exclusive of restricted shares granted to members of senior management of Chicago Title, plus an additional number of shares of restricted Stock having a value of $50,000 based on the market price of the Chicago Title Common Stock on the Spin-Off Date. On the day after the Spin-Off Date, the Compensation Committee will consider a recommendation to award non-qualified stock options to purchase shares of Chicago Title Common Stock, in an amount equal to 0.5% of the outstanding shares of Chicago Title Common Stock at the close of business on the Spin-Off Date. Such awards will be governed by separate agreements and by the provisions of the 1998 Plan. In connection with the restricted stock award, Mr. Rau will make an election under Section 83(b) of the Code, and Chicago Title will make a payment to, Mr. Rau to reimburse him for income and employment taxes imposed on the value of the restricted stock award and the amount of the payment.

      In connection with the commencement of Mr. Rau's employment as President and Chief Executive Officer of CT&T in January 1997, he received a bonus of $360,000 and a restricted stock award of 6,400 shares of Alleghany Stock (the "Alleghany Restricted Stock"), which are described in Notes (2) and (3) to the Summary Compensation Table. In the event of termination of his employment, any unvested shares of Alleghany Restricted Stock, or Chicago Title Common Stock distributed in respect thereof, will be subject to mandatory sale at $0.66 per share of Alleghany Restricted Stock or $0.34 per share of Chicago Title Common Stock, to Alleghany or Chicago Title, as the case may be. Vesting of all of his shares of Alleghany Restricted Stock and shares of Chicago Title Common Stock distributed in respect thereof will be accelerated if the Chicago Title Board approves an acquisition of Chicago Title prior to January 1, 2001. Mr. Rau also was granted an option in respect of the outstanding common stock of CT&T which, as previously described, will be settled in cash on the Spin-Off Date.

      Mr. Rau is prohibited, for a period of two years from any termination of his employment, from soliciting the employment or engagement of any employees or agents of Chicago Title and, at any time, from disclosing any confidential information of Chicago Title. In addition, he is prohibited from competing with the title insurance business, or title related businesses, of Chicago Title for one year after any termination of his employment. However, at any time following termination by Chicago Title without cause, Mr. Rau may elect to waive further payment of all severance benefits described above and be released from his covenant not to compete.

PENSION PLAN TABLE

      CT&T maintains a pension plan for eligible employees hired before January 1, 1995. Messrs. Sands, Halvorsen and Abbinante participate in CT&T's Pension Plan, which provides eligible employees with retirement income in the form of monthly life annuity payments after their retirement. CT&T's Excess Benefits Pension Plan restores benefits to certain employees whose benefits are limited under the Pension Plan due to provisions in the Code regarding the maximum amount of benefits payable under qualified plans. For employees hired after January 1, 1995, including Messrs. Rau and Keller, CT&T maintains a defined contribution plan, contributions to which are based upon salary and length of service and are reflected, when paid, in the Summary Compensation Table.

      The following table shows the estimated annual retirement benefit payable under CT&T's Pension Plan (reflecting the Social Security offset described below) to a participant who, upon retirement on January 1, 1997 at age 65, had achieved the final average annual covered remuneration and years of service indicated. The amounts shown include the additional sums payable under CT&T's Excess Benefits Pension Plan. The amounts shown assume payment in the form of a straight life annuity, with payment continuing for a period of ten years from retirement if the participant dies during such period.

  Final Average                      Years of Service
 Annual Covered --------------------------------------------------------
  Remuneration      15          20          25          30          35
  ------------      --          --          --          --          --
    $125,000    $ 28,666    $ 38,221    $ 47,776    $ 57,332    $ 66,887
     150,000      35,041      46,721      58,401      70,062      81,762
     175,000      41,416      55,221      69,026      82,832      96,637
     200,000      47,791      63,721      79,651      95,582     111,512
     225,000      54,196      72,221      90,276     108,332     126,387
     250,000      60,541      80,721     100,901     121,082     141,262
     300,000      73,291      97,721     122,151     146,582     171,012
     400,000      98,791     131,721     164,651     197,382     230,512
     500,000     124,291     165,721     207,151     248,582     290,012

      A participant's accrued benefit under CT&T's Pension Plan, expressed as a monthly annuity starting at age 65, is calculated by multiplying his final average annual covered remuneration by 1.7 percent, dividing by twelve and multiplying the result by his years of credited service not exceeding thirty-five. Final average annual covered remuneration is defined as the highest average monthly base salary (excluding bonuses and overtime pay and subject to certain tax limitations, but including any amount by which an employee's compensation is reduced to make before-tax contributions under CT&T's Savings and Profit Sharing Plan or any similar plan) over a consecutive 60-month period during the last 120 months of employment, multiplied by twelve. Pursuant to CT&T's Pension Plan and Excess Benefits Pension Plan, such salary is determined using amounts which would appear in the salary column in the Summary Compensation Table for the relevant years. The benefit is reduced by a portion of the participant's Social Security benefits. A participant may retire as early as age 55, but the benefit payable to him at that time will be actuarially reduced to reflect the commencement of benefit payments prior to age 65, unless he has reached age 62 and has at least twenty years of service.

      As of December 31, 1997, the credited years of service for Messrs. Sands, Halvorsen and Abbinante were 28.8, 24.8 and 21.8. As of December 31, 1997, the average annual covered remuneration for Messrs. Sands, Halvorsen and Abbinante was $145,592, $150,550 and $115,483.

EXECUTIVE SALARY CONTINUATION PLAN

      Messrs. Rau, Keller, Sands and Abbinante participate in Chicago Title's Executive Salary Continuation Plan, which is a retirement plan designed to encourage key employees to remain with Chicago Title until retirement. The plan provides post-retirement monthly income of two percent of final monthly income at retirement multiplied by the number of years of participation in the plan, up to a maximum of 10 percent of final monthly salary. Benefits are actuarially reduced for early retirement between the ages of 55 and 65. Payments under the plan are payable for life or ten years, whichever is greater. If a participant dies prior to retirement, annual payments of 25 percent of final salary are payable until what would have been the employee's 65th birthday or for ten years, whichever is greater. Based upon their current salaries, Messrs. Rau, Keller, Sands and Abbinante would be entitled to an annual benefit at their normal retirement age of $40,000, $22,500, $18,000 and $14,000, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The current members of the Compensation Committee of the Board of Directors are Mr. Hart (Chairman), Mr. Heasley, Mr. Kirby and Ms. MacKimm.

      In 1997, the committee of the CT&T Board of Directors which served as a Compensation Committee, included Messrs. Rau and Toft. Mr. Rau has been President and Chief Executive Officer of CT&T and CTI since January 1997. Since October 1995, Mr. Toft has served as Chairman and Chief Executive Officer of Alleghany Asset Management, currently a subsidiary of CT&T. Mr. Toft also served as President and Chief Executive Officer of CT&T until July 1996 and as President and Chief Executive Officer of CTI until January 1994.

            SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth the projected beneficial ownership of Chicago Title Common Stock as of the Spin-Off Date of each of the persons who will be a Chicago Title director as of the Spin-Off Date and each of the executive officers named in the Summary Compensation Table below. The ownership information presented below: (a) is based on Alleghany's knowledge of the beneficial ownership of Alleghany Stock as of March 20, 1998, (b) reflects the distribution ratio of three shares of Chicago Title Common Stock for each share of Alleghany Stock, the shares of Chicago Title Common Stock to be issued as restricted stock immediately prior to the Spin-Off to senior management of Chicago Title and intended to be issued immediately after the Spin-Off to non-employee directors of Chicago Title, and (c) assumes no change in beneficial ownership of Alleghany Stock between March 20, 1998 and the Record Date.


                                                      Amount and Nature of Beneficial Ownership
                                       -------------------------------------------------------------------------
                                       Sole Voting Power    Shared Voting Power
                                           and Sole            and/or Shared
       Name and Address                   Investment            Investment                              Percent
      of Beneficial Owner                    Power                 Power              Total             of Class
      -------------------                    -----                 -----              -----             --------
Richard P. Toft............                 25,578                                    25,578              0.11
John J. Burns, Jr. ........                 86,682                  --                86,682 (1)          0.39
Peter H. Dailey............                  1,000                                     1,000              0.01
Robert M. Hart.............                 18,834                  --                18,834              0.08
Allan P. Kirby, Jr. .......              1,658,230                  --             1,658,230 (2)          7.37
M. Leanne Lachman..........                  1,516                  --                 1,516              0.01

                                                      Amount and Nature of Beneficial Ownership
                                       -------------------------------------------------------------------------
                                       Sole Voting Power    Shared Voting Power
                                           and Sole            and/or Shared
       Name and Address                   Investment            Investment                              Percent
      of Beneficial Owner                    Power                 Power              Total             of Class
      -------------------                    -----                 -----              -----             --------
William K. Lavin...........              1,305                      --                1,305               0.01
Lawrence F. Levy...........              1,000                      --                1,000               0.01
Margaret MacKimm...........              1,000                      --                1,000               0.01
Alan Prince................             31,968                      --               31,968               0.14
Philip G. Heasley..........              1,000                      --                1,000               0.01
Norman R Bobins............              1,000                      --                1,000               0.01
Langdon Neal...............              1,000                      --                1,000               0.01
John Rau......................         131,473                      --              131,473 (3)           0.58
Michael J. Keller.............          30,000                      --               30,000               0.13
Paul T. Sands, Jr. ...........          33,195                      --               33,195               0.15
Christopher Abbinante.........          30,237                      --               30,237               0.13
William Halvorsen.............          31,014                      --               31,014               0.14

----------

(1) Includes 3,063 shares projected to be owned by Mr. Burns' wife or daughter. Mr. Burns will have no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(2) See Note (2) to the securities ownership table included in "Principal Stockholders" below.

(3) See Note (1) to the table relating to new plan benefits under the 1998 Plan included in "Chicago Title Compensation Arrangements" above.

       On basis of the projected beneficial ownership of Chicago Title Common Stock described above, on the Spin-Off Date, directors and executive officers of Chicago Title as a group (20 persons) will beneficially own 2,086,032 shares, or 9.3 percent, of the outstanding Chicago Title Common Stock; such directors and executive officers will have sole voting and investment power with respect to 2,082,969 shares, and no voting or investment power with respect to 3,063 shares.

                             PRINCIPAL STOCKHOLDERS

      Prior to the Spin-Off, the only person who beneficially owned more than 5% of any class of Chicago Title voting stock was Alleghany. Immediately prior to the Spin-Off, Alleghany will own beneficially and of record approximately 22,121,217 shares of Chicago Title Common Stock, representing more than 98% of the shares of capital stock of Chicago Title; expected to be issued and outstanding immediately after the Spin-Off; the remaining shares will be issued as shares of restricted stock to senior management of Chicago Title and its subsidiaries. Alleghany has sole voting and sole investment power with respect to the shares owned by it. After the completion of the Spin-Off, there will be approximately 22,504,990 shares of Chicago Title Common Stock outstanding, including 16,000 shares to be issued as restricted stock immediately after the Spin-Off to the non-employee directors of Chicago Title, and none of the outstanding shares of Chicago Title Common Stock will be owned by Alleghany.

      The following table sets forth the projected beneficial ownership of Chicago Title Common Stock as of the Spin-Off Date of certain persons Chicago Title believes will become the beneficial owners of more than five percent of such class of securities. The ownership information presented below: (a) is based on Alleghany's knowledge of the beneficial ownership of Alleghany Stock as of March 2, 1998, (b) reflects the distribution ratio of three shares of Chicago Title Common Stock for each share of Alleghany Stock, the shares of Chicago Title Common Stock to be issued as restricted stock immediately prior to the Spin-Off to senior management of Chicago Title and intended to be issued immediately after the Spin-Off to the non-employee directors of Chicago Title, and (c) assumes no change in beneficial ownership of Alleghany Stock between March 2, 1998 and the Record Date.

      As of March 2, 1998, approximately 35.1 percent of the outstanding Alleghany Stock was believed to be beneficially owned, and the same percentage of Chicago Title Common Stock is projected to be beneficially owned, by F. M. Kirby, Allan P. Kirby, Jr., their sister, Grace Kirby Culbertson, and the estate, or one or more beneficiaries, of Ann Kirby Kirby, primarily through a number of family trusts. Mrs. Kirby, the sister of Messrs. Kirby and Mrs. Culbertson, who was believed by Alleghany to be a principal stockholder of Alleghany based on her Schedule 13D statement filed with the Commission in 1982, died in 1996. Alleghany has not received any information from the representatives of the estate of Mrs. Kirby, or any beneficiaries of her estate, regarding its or their ownership of Alleghany Stock; therefore, it does not know whether she, her estate, or any beneficiary of her estate beneficially owns more than five percent of the outstanding Alleghany Stock.

                                                                  Projected Amount and Nature of
                                                       Beneficial Ownership of Chicago Title Common Stock
                                       -------------------------------------------------------------------------
                                       Sole Voting Power    Shared Voting Power
                                           and Sole            and/or Shared
       Name and Address                   Investment            Investment                              Percent
      of Beneficial Owner                    Power                 Power              Total             of Class
      -------------------                    -----                 -----              -----             --------
F.M. Kirby ....................             877,287            1,856,901            2,734,188(1)          12.1
  17 DeHart Street
  P.O. Box 151
  Morristown, NJ 07963

                                                                  Projected Amount and Nature of
                                                       Beneficial Ownership of Chicago Title Common Stock
                                       -------------------------------------------------------------------------
                                       Sole Voting Power    Shared Voting Power
                                           and Sole            and/or Shared
       Name and Address                   Investment            Investment                              Percent
      of Beneficial Owner                    Power                 Power              Total             of Class
      -------------------                    -----                 -----              -----             --------
Allan P. Kirby, Jr. ............          1,657,230                   --            1,657,230(2)           7.4
  14 E. Main Street
  P.O. Box 90
  Mendham, NJ 07945
Grace Kirby Culbertson ........             423,291              756,318            1,179,609(3)           5.2
  Blue Mill Road
  Morristown, NJ 07960
Estate of Ann Kirby Kirby ...........       953,643            1,178,358            2,132,001(4)           9.5
  c/o Carter, Ledyard & Milburn
  2 Wall Street
  New York, NY 10005
Southeastern Asset
  Management, Inc. ............                 (5)                  (5)            2,376,783(5)          10.6
  6075 Poplar Avenue
  Suite 900
  Memphis, TN 38119
Sasco Capital, Incorporated ...                 (6)                   --            1,492,242(6)           6.6
  10 Sasco Hill Road
  Fairfield, CT 06430
Franklin Mutual Advisers, Inc.            1,220,085                   --            1,220,085(7)           5.4
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078

----------
(1) Includes 331,032 shares projected to be held by F. M. Kirby as sole trustee of trusts for the benefit of his children; 1,269,693 shares to be held by a trust of which Mr. Kirby is co-trustee and primary beneficiary; and 587,208 shares to be held by trusts for the benefit of his children and his children's descendants as to which Mr. Kirby was granted a proxy and, therefore, would have shared voting power. Mr. Kirby has informed Chicago Title that he intends to disclaim beneficial ownership of the shares of Chicago Title Common Stock held for the benefit of his children and for the benefit of his children and his children's descendants. Mr. Kirby will hold 546,255 shares directly.

(2) Includes 104,919 shares projected to be held by a child of Allan P. Kirby, Jr., as to which Mr. Kirby holds an irrevocable power of attorney; and 916,965 shares to be held by a trust of which of Mr. Kirby is co-trustee and beneficiary. Mr. Kirby has informed Chicago Title that he intends to disclaim beneficial ownership of the shares of Chicago Title Common Stock to be held by his child. Mr. Kirby will hold 635,346 shares directly. Mr. Kirby will also hold 1,000 shares of Chicago Title Common Stock to be granted to him as a restricted stock award under the 1998 Long-Term Incentive Plan, which shares of restricted stock will vest on the third anniversary of the Spin-Off Date. See "Management -- Compensation of Directors" above.

(3) Includes 125,658 shares projected to be held by Grace Kirby Culbertson as co-trustee of trusts for the benefit of her children; and 630,660 shares to be held by trusts for the benefit of Mrs. Culbertson and her descendants, of which Mrs. Culbertson is co-trustee. Mrs. Culbertson will hold 423,291 shares directly.

(4) Prior to her death in 1996, Ann Kirby Kirby had disclaimed being a controlling person or member of a controlling group with respect to Alleghany and had declined to supply information with respect to her ownership of Alleghany Stock. However, Mrs. Kirby filed a statement on
      Schedule 13D dated April 5, 1982 with the Commission reporting beneficial ownership, both direct and indirect through various trusts, of 710,667 shares of the common stock of Alleghany Corporation, a Maryland corporation and the predecessor of Alleghany ("Old Alleghany"). Upon the liquidation of Old Alleghany in December 1986, stockholders received $43.05 in cash and one share of Alleghany Stock for each share of Old Alleghany common stock. The projected Chicago Title Common Stock ownership information provided herein as to the estate of Mrs. Kirby is based solely on her statement on Schedule 13D in respect of Old Alleghany and does not reflect the two-percent stock dividends paid in each of the years 1985 through 1997 by Old Alleghany or Alleghany; if Mrs. Kirby, her estate and the beneficiaries of her estate had continued to hold in the aggregate 710,667 shares of Alleghany Stock together with all stock dividends received in consequence through the date hereof, the beneficial ownership of Alleghany Stock would have increased by 208,649 shares and the beneficial ownership of Chicago Title Common Stock projected herein would have increased by 625,947 shares.

(5) According to an amendment dated February 4, 1998 to a Schedule 13G statement filed by Southeastern Asset Management, Inc. ("Southeastern"), an investment advisor, Southeastern had sole voting power over 466,621 shares of Alleghany Stock, shared voting power over 239,101 shares and no voting power over 86,539 shares, for a total of 792,261 shares. Its dispositive power with respect to such shares of Alleghany Stock was reported as follows: sole dispositive power over 553,160 shares and shared dispositive power over 239,101 shares. O. Mason Hawkins, Chairman of the Board and Chief Executive Officer of Southeastern, joined in the filing of Southeastern's amendment to its Schedule 13G statement in the event that he could be deemed to be a controlling person of Southeastern as a result of his official positions with, or ownership of, its voting securities. Mr. Hawkins expressly disclaimed such control. Southeastern's amendment to its Schedule 13G statement indicated that all shares of Alleghany Stock set forth therein were owned legally by clients of Southeastern and no such shares were owned directly or indirectly by Southeastern or Mr. Hawkins, both of whom disclaimed beneficial ownership of such shares. The statement also indicated that 112,128 shares of Alleghany Stock and 126,273 shares, respectively, over which Southeastern had shared voting and dispositive power were owned by two separate series of Longleaf Partners Funds Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended.

(6) According to a Schedule 13G statement, which was amended January 30, 1998 filed by Sasco Capital, Incorporated ("Sasco"), Sasco had sole voting power over 296,617 shares of Alleghany Stock and sole dispositive power over 497,414 shares.

(7) According to a Schedule 13G statement filed by Franklin Mutual Advisers, Inc. ("Franklin"), Franklin Resources, Inc. ("FRI") and Charles B. Johnson and Rupert H. Johnson, Jr., which was amended on January 26, 1998, Franklin had sole voting power and sole dispositive power over 406,695 shares of Alleghany Stock. The statement indicated that such shares were beneficially owned by Franklin, an investment advisory subsidiary of FRI, and that, under Franklin's advisory contracts, all voting and investment power over such shares was granted to Franklin. The statement also indicated that Messrs. Johnson were the principal shareholders of FRI and that Messrs. Johnson and FRI could be deemed to be the beneficial owners of the shares of Alleghany Stock reported therein. FRI, Franklin and Messrs. Johnson disclaimed any economic interest or beneficial ownership of such shares.

                          DESCRIPTION OF CAPITAL STOCK

INTRODUCTION

      We presently expect that we will have the following capital stock authorization and terms and anti-takeover provisions in place on the Spin-Off Date.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF ALLEGHANY AND CHICAGO TITLE

      Both Alleghany and Chicago Title are incorporated under the laws of the state of Delaware. The Chicago Title Certificate and By-Laws are identical to those of Alleghany in all material respects, except that, based upon the distribution ratio of three shares of Chicago Title Common Stock for each share of Alleghany Stock, the number of shares of authorized Chicago Title Common Stock is three times the number of authorized shares of Alleghany Stock. As a result, there are no significant differences between the rights of holders of shares of Alleghany Stock and the rights of holders of Chicago Title Common Stock.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

      The authorized capital stock of Chicago Title consists of 66,000,000 shares of Chicago Title Common Stock, par value $1.00 per share, and 8,000,000 shares of Preferred Stock, no par value (the "Preferred Stock"). The authorized capital stock was determined based on the authorized capital stock of Alleghany, with the authorized Chicago Title Common Stock increased proportionately to reflect the distribution ratio of three shares of Chicago Title Common Stock for each share of Alleghany Stock.

      After the completion of the Spin-Off, there are expected to be approximately 22,504,990 shares of Chicago Title Common Stock outstanding held of record by approximately 2,000 persons, excluding shares of Chicago Title Common Stock issuable upon the exercise of Chicago Title stock options granted pursuant to the 1998 Plan in connection with the Spin-Off. See "The Spin-Off--Results of the Spin-Off" and "Chicago Title Compensation Arrangements--New Plan Benefits Under the 1998 Plan." No shares of Preferred Stock have been issued by Chicago Title, and there is no present intention to issue any shares of Preferred Stock.

CHICAGO TITLE COMMON STOCK; DELAWARE ANTI-TAKEOVER PROVISIONS

      Holders of shares of Chicago Title Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulate votes for the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of shares of Chicago Title Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Chicago Title Board out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Chicago Title, the holders of shares of Chicago Title Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. Holders of Chicago Title Common Stock have no preemptive, conversion or other subscription rights and there are no redemption or sinking fund provisions applicable to the Chicago Title Common Stock.

      Chicago Title is subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). Subject to certain exceptions, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. A "business combination" includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of either the aggregate market value of the consolidated assets of the corporation or the aggregate market value of all the outstanding stock of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation or which provide the interested stockholder with a financial benefit. These restrictions do not apply where:

      (i) the business combination or the transaction in which the stockholder becomes interested is approved by the corporation's board of directors prior to the time the interested stockholder acquired its shares;

      (ii) the interested stockholder acquired at least 85% of the outstanding voting stock of the corporation in the transaction in which the stockholder became an interested stockholder excluding, for determining the number of shares outstanding, shares owned by persons who are directors as well as officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

      (iii) the business combination is approved by the board of directors and the affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder at an annual or special meeting.

      The business combinations provisions of Section 203 of the DGCL may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of Chicago Title that are not negotiated with and approved by the Chicago Title Board.

PREFERRED STOCK

      The Chicago Title Certificate provides that Chicago Title may issue up to 8,000,000 shares of Preferred Stock. The Chicago Title Board has the authority to issue Preferred Stock in one or more series and to fix for each such series the voting powers, full, limited or none, and the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereon, and the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders of Chicago Title. Because the terms of the Preferred Stock may be fixed by the Chicago Title Board without stockholder action, the Preferred Stock could be issued quickly with terms calculated to defeat a proposed takeover of Chicago Title or to make the removal of management of Chicago Title more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Chicago Title Common Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS--CHICAGO TITLE CERTIFICATE AND BY-LAWS

      Certain provisions of the Chicago Title Certificate and the By-Laws may have the effect, either alone or in combination with each other, of making more difficult or discouraging a tender offer, takeover attempt or change in control that is opposed by Chicago Title's Board of Directors but that a stockholder might consider to be in its best interest. Chicago Title believes that such provisions are necessary to enable Chicago Title to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by the Chicago Title Board to be in the best interests of Chicago Title and its stockholders. These provisions are summarized in the following paragraphs.

      Classified Board of Directors. The Chicago Title Certificate and By-Laws provide that the Chicago Title Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The Board consists of the persons referred to in "Management--Directors." The Certificate and By-Laws provide that of the initial directors of Chicago Title, one-third will continue to serve until the 1999 Annual Meeting of Stockholders, one-third will continue to serve until the 2000 Annual Meeting of Stockholders, and one-third will continue to serve until the 2001 Annual Meeting of Stockholders. Of the initial directors, Messrs. Bobins, Hart, Heasley and Prince will serve until the 1999 Annual Meeting of

Stockholders; Messrs. Lavin, Neal, Rau, and Ms. MacKimm will serve until the 2000 Annual Meeting of Stockholders; and Messrs. Burns, Dailey, Kirby and Levy and Ms. Lachman will serve until the 2001 Annual Meeting of Stockholders. Starting with the 1999 Annual Meeting of Stockholders, one class of directors will be elected each year for a three-year term.

      The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Chicago Title Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Such a delay may help ensure that Chicago Title's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board would be beneficial to Chicago Title and its stockholders and whether or not a majority of Chicago Title's stockholders believe that such a change would be desirable.

      The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Chicago Title, even through such an attempt might be beneficial to Chicago Title and its stockholders. The classification of the Board could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of the Chicago Title Common Stock by purchasers whose objective is to take control of Chicago Title and remove a majority of the Board, the classification of the Board could tend to reduce the likelihood of fluctuations in the market price of the Chicago Title Common Stock that might result from accumulations of large blocks for such a purpose. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Chicago Title Common Stock at a higher market price than might otherwise be the case.

      Number of Directors; Removal of Directors; Vacancies. The By-Laws provide that the number of directors of Chicago Title shall be fourteen which number (as well as the number of each class of directors) may be increased or decreased by a resolution adopted by the vote of in excess of 75% of the total number of directors of Chicago Title then authorized under the By-Laws, whether or not vacancies exist (the "Whole Board").

      The Chicago Title Certificate also provides that, subject to the rights of holders of any Preferred Stock then outstanding, directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the outstanding shares of Chicago Title then entitled to vote generally in the election of directors, voting as a single class (without a separate vote of the holders of the Preferred Stock unless required pursuant to the terms of any series of Preferred Stock). Subject to the rights of holders of any outstanding Preferred Stock then outstanding, vacancies on the Board may be filled only by the members of the Board then in office, whether or not they constitute of quorum of directors.

      Business Conducted at Meetings; Director Nominations. The By-Laws provide that nominations of persons for election to the Chicago Title Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (a) pursuant to Chicago Title's notice with respect to such meeting, (b) by or at the direction of the Chicago Title Board or (c) by any stockholder of record of Chicago Title who was a stockholder of record at the time of the giving of the notice required by the By-Laws, described below, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in the By-Laws. For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Chicago Title, such business must be a proper matter for stockholder action under the Delaware General Corporation Law and, if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, solicits or participates in the solicitation of proxies in support of such proposal or nomination, the stockholder must have timely indicated such stockholder's, or such beneficial owner's, intention to do so. To be timely, a stockholder's notice must be delivered to the Secretary at the principal executive offices of Chicago Title not less than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must include (a) certain information as to each person whom the stockholder proposes to nominate for election or reelection as a director and such person's written consent to serve as a director if elected;
(b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) certain information as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, including whether either such stockholder or beneficial owner intends to solicit or participate in the solicitation of proxies in favor of such proposal or nominee or nominees.

      In the event that the number of directors to be elected to the Chicago Title Board is increased and there is not a public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by Chicago Title at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of Chicago Title not later than the close of business on the 10th day following the day on which such public announcement is first made by Chicago Title.

      Special Meeting of Stockholders. The DGCL provides that special meetings of stockholders may be called by the Chicago Title Board or any person authorized by the Chicago Title Certificate or By-Laws to call a special meeting. The By-Laws provide that special meetings may be called by the Chairman of the Board or by a majority of the Board. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to Chicago Title's notice of meeting. Nominations of persons for election to the Chicago Title Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to Chicago Title's notice of meeting (a) by or at the direction of the Chicago Title Board or (b) by any stockholder of record of Chicago Title who is a stockholder of record at the time of giving of notice required by the By-Laws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in By-Laws. Nominations by stockholders of persons for election to the Chicago Title Board may be made at such a special meeting of stockholders if the stockholder's notice required by this section is delivered to the Secretary at the principal executive offices of Chicago Title not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Chicago Title Board to be elected at such meeting.

      No Stockholder Action by Written Consent; Stockholder Action at Meetings. The By-Laws provide that stockholder action can be taken only at an annual or special meeting of stockholders, and prohibit stockholder action by written consent in lieu of a meeting.

      Supermajority Voting. The Chicago Title Certificate requires the approval of the holders of at least 75% of the voting power of all of the shares entitled to vote (i) to authorize any merger, consolidation or dissolution of Chicago Title or sale of substantially of the assets of Chicago Title, (ii) to authorize any purchase, sale or other acquisition or disposition of assets of Chicago Title having a value in excess of $12 million, to or from any 10% stockholder or, subject to certain exceptions for pro rata offerings to all stockholders and bona fide employee benefit plans, any issuance of voting stock to any 10% stockholder which has not been approved by a majority of a quorum of the Whole Board, such majority to consist of Continuing Directors (as defined below), or
(iii) to add, amend, alter, change or repeal any provision of the Chicago Title Certificate and By-Laws, including the anti-takeover provisions listed above. The Chicago Title Board may amend, supplement or repeal the By-Laws at any time, except as limited by law. A "Continuing Director" means any member of the Chicago Title Board who is not an affiliate of the 10% stockholder and who was a member of the Chicago Title Board prior to, and served continuously since, the time that the 10% stockholder first became a 10% stockholder.

      Stockholder Rights Plans and related matters. Although no stockholder rights plan (or, as such plans are commonly called, "poison pill") has been adopted, the Chicago Title Certificate affirms that the Chicago Title Board may contest or oppose any unfair, abusive or otherwise undesirable transaction which may result in a change in control of Chicago Title, including, without limitation, by the adoption of such plans or the issuance of such rights, options, stock, evidences of indebtedness or other securities of Chicago Title which (i) may be exchangeable for or convertible into cash or other securities and (ii) may provide for the treatment of any holder or class of holders thereof designated by the Chicago Title Board which is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof.

      Other Constituencies. In addition to any other considerations which the Chicago Title Board may lawfully take into account, in determining whether to take or to refrain from taking corporate action on any matter, including proposing any matter to the stockholders of Chicago Title, the Board may take into account the interests of creditors, customers, employees and other constituencies of Chicago Title and its subsidiaries and the effect upon communities in which Chicago Title and its subsidiaries do business.

LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

      The Chicago Title Certificate eliminates to the fullest extent now or hereafter permitted by Delaware law, liability of a director to Chicago Title or its stockholders for monetary damages for any action taken, or failure to take any action, as a director, except for liability:

      (i) for any breach of the director's duty of loyalty to Chicago Title or its stockholders;

      (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      (iii) under Section 174 of the DGCL, relating to prohibited dividends, distributions and repurchases or redemptions of stock; or

      (iv) for any transaction for which the director derives an improper personal benefit (the "Exculpatory Provision").

      The Exculpatory Provision is intended to afford directors additional protection from, and limit their potential liability for, suits alleging a breach of duty by a director. Chicago Title believes this provision will assist it in maintaining and securing the services of directors who are not employees of Chicago Title. As a result of the inclusion of the Exculpatory Provision, stockholders may be unable to recover monetary damages from directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions, such as an injunction or rescission based on a director's breach of the duty of care; as a practical matter, equitable remedies may not be available (e.g., after a transaction has already been effected). If equitable remedies are found not to be available to stockholders for any particular case, stockholders may not have any effective remedy against the challenged conduct.

      Section 145 of the DGCL ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of Chicago Title, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of Chicago Title has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

      The Chicago Title Certificate contains provisions for indemnification of directors, officers, employees and agents to the fullest extent permitted by
Section 145 and Delaware law which, in general, presently requires that the individual act in good faith and in a manner he or she reasonably believed to be in or not opposed to Chicago Title's best interests and, in the case of any criminal proceedings, that the individual has no reason to believe his or her conduct was unlawful. The Chicago Title Certificate also permits Chicago Title to purchase insurance and Chicago Title has purchased and maintains insurance on behalf of Chicago Title directors, officers, employees and agents against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not Chicago Title would have the power to indemnify such person against such liability under the foregoing provision of the By-Laws.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Shares of Chicago Title Common Stock distributed to Alleghany stockholders will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of Chicago Title under the Securities Act. Persons who may be deemed to be affiliates of Chicago Title after the Spin-Off generally include individuals or entities that control, are controlled by, or are under common control with, Chicago Title. Persons who are affiliates of Chicago Title will be permitted to sell their shares of Chicago Title Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

                             ADDITIONAL INFORMATION

      Chicago Title has filed with the Commission the Form 10 Registration Statement under the Exchange Act with respect to the shares of Chicago Title Common Stock to be received by Alleghany stockholders in the Spin-Off. This Information Statement does not contain all of the information set forth in the Form 10 Registration Statement, and the exhibits and schedules relating thereto. Statements made in this Information Statement as to the contents of any contract, agreement, instrument or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement, instrument or document filed as an exhibit to the Form 10 Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

      For further information, reference is made to the Form 10 Registration Statement and the exhibits and schedules filed as a part thereof, which are on file at the offices of the Commission and may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission in New York (Seven World Trade Center, Suite 1300, New York, New York 10048) and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such materials also may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be inspected at the offices of the New York Stock Exchange, Inc. (20 Broad Street, New York, New York 10005) or accessed electronically by means of the Commission's home page on the World Wide Web (http://www.sec.gov).

      Following the Spin-Off, Chicago Title will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. Chicago Title also will be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meetings of stockholders.

      No person is authorized by Alleghany or Chicago Title to give any information or to make any representations other than those contained in this document, and if given or made, such information or representations must not be relied upon as having been authorized.

                CHICAGO TITLE AND TRUST COMPANY AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report                                                 F-2
Consolidated Balance Sheets at December
 31, 1997 and December 31, 1996                                              F-3
Consolidated Statements of Income for
 the Years Ended December 31, 1997, 1996
 and 1995                                                                    F-4
Consolidated Statements of Changes in
 Shareholders' Equity for the Years Ended
 December 31, 1997, 1996 and 1995                                            F-5
Consolidated Statements Of Cash Flows For
 The Years Ended December 31, 1997,
 1996 and 1995                                                               F-6
Notes To Consolidated Financial Statements                                   F-7

      Explanatory Note: The historical consolidated financial statements presented herein are those of Chicago Title and Trust Company. Prior to the Spin-Off Date, all of the issued and outstanding shares of stock of Chicago Title and Trust Company will be contributed to Chicago Title Corporation, a newly-formed Delaware holding company. On the Spin-Off Date, the shares of stock of Chicago Title and Trust Company will constitute substantially all of the assets of Chicago Title Corporation.

                          Independent Auditors' Report

The Board of Directors
Chicago Title and Trust Company:

We have audited the accompanying consolidated balance sheets of Chicago Title and Trust Company and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chicago Title and Trust Company and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                              /s/ KPMG Peat Marwick LLP

Chicago, Illinois
February 6, 1998

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 1997 and 1996

(In 000s, except share data)

================================================================================

                                    Assets                                       1997       1996
--------------------------------------------------------------------------------------------------
Cash on hand and in banks                                                    $   21,219     23,072
Cash pledged to secure trust and escrow deposits                                100,207     99,392
Marketable securities, available-for-sale:
    Fixed maturities, at fair value (amortized cost of $1,016,446 and
       $809,141 in 1997 and 1996, respectively)                               1,032,089    817,439
    Equity securities, at fair value (cost of $33,232 and $35,650
       in 1997 and 1996, respectively)                                           34,489     33,349
--------------------------------------------------------------------------------------------------
Total marketable securities                                                   1,066,578    850,788
Receivables, including accrued investment income, less allowance for
    doubtful accounts of $7,574 and $6,456 in 1997 and 1996, respectively        62,558     50,609
Deferred Federal income taxes                                                    75,997     70,275
Fixed assets, net                                                                97,222     93,367
Title plants                                                                    150,546    152,291
Net assets of Alleghany Asset Management, Inc. to be distributed
    to Alleghany Corporation                                                     18,097     15,775
Other assets                                                                    109,783    127,128
--------------------------------------------------------------------------------------------------
Total assets                                                                 $1,702,207  1,482,697
==================================================================================================

                      Liabilities and Shareholder's Equity
Accounts payable                                                             $  105,692     76,922
Accrued expenses and other liabilities                                          128,638    113,264
Notes payable and other obligations                                              32,443     43,282
Reserve for title losses                                                        564,334    532,923
Trust and escrow deposits secured by pledged assets                             467,553    355,711
--------------------------------------------------------------------------------------------------
Total liabilities                                                             1,298,660  1,122,102
--------------------------------------------------------------------------------------------------
Shareholder's equity:
    Common stock - par value of $4,000 per share, authorized 3,722 shares;
       issued and outstanding 3,419 shares at December 31, 1997
       and December 31, 1996                                                     13,676     13,676
    Additional paid-in capital                                                  117,381    117,381
    Retained earnings                                                           261,425    225,659
    Unrealized appreciation of marketable securities, net of deferred taxes      11,065      3,879
--------------------------------------------------------------------------------------------------
Total shareholder's equity                                                      403,547    360,595
--------------------------------------------------------------------------------------------------
Total liabilities and shareholder's equity                                   $1,702,207  1,482,697
==================================================================================================


See accompanying notes to consolidated financial statements.

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 1997, 1996 and 1995

(In 000s)

================================================================================

                                                    1997        1996       1995
---------------------------------------------------------------------------------
Revenues:
    Title, escrow, trust and other revenue       $1,411,496  1,278,590  1,082,008
    Investment income                                52,266     47,658     46,661
    Net realized investment gains                     3,684      1,436      3,697
---------------------------------------------------------------------------------
Total revenues                                    1,467,446  1,327,684  1,132,366
---------------------------------------------------------------------------------
Expenses:
    Salaries and other employee benefits            454,648    411,815    344,767
    Commissions paid to agents                      526,324    484,351    420,555
    Provision for title losses                      102,324     83,023     81,385
    Interest expense                                  4,644      5,566      6,456
    Other operating and administrative expenses     295,903    273,236    242,380
---------------------------------------------------------------------------------
Total expenses                                    1,383,843  1,257,991  1,095,543
---------------------------------------------------------------------------------
Operating income from continuing operations
     before income taxes                             83,603     69,693     36,823
Income taxes                                         27,894     23,115     11,889
---------------------------------------------------------------------------------
Net income from continuing operations                55,709     46,578     24,934
Net income from discontinued operations              12,162      5,462      5,478
---------------------------------------------------------------------------------
Net income                                       $   67,871     52,040     30,412
=================================================================================


See accompanying notes to consolidated financial statements.

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholder's Equity

Years ended December 31, 1997, 1996 and 1995

(In 000s)

================================================================================

                                                                          Unrealized
                                                                       appreciation of
                                                                          marketable
                                                 Additional               securities,      Total
                                        Common    paid-in    Retained       net of      shareholder's
                                        stock     capital    earnings   deferred taxes     equity
-----------------------------------------------------------------------------------------------------
Balance at December 31, 1994           $14,876    121,620    191,450       (11,483)       316,463
    Net income                            --         --       30,412          --           30,412
    Dividends paid to parent              --         --      (29,515)         --          (29,515)
    Capital contributions from parent     --        4,480       --            --            4,480
    Unrealized appreciation of
       marketable securities net of
       deferred tax effect                --         --         --          24,598         24,598
-----------------------------------------------------------------------------------------------------
Balance at December 31, 1995            14,876    126,100    192,347        13,115        346,438
    Net income                            --         --       52,040          --           52,040
    Purchase and retirement
       of common stock                  (1,200)   (10,072)   (18,728)         --          (30,000)
    Capital contributions from parent     --        1,353       --            --            1,353
    Unrealized depreciation of
       marketable securities net of
       deferred tax effect                --         --         --          (9,236)        (9,236)
-----------------------------------------------------------------------------------------------------
Balance at December 31, 1996            13,676    117,381    225,659         3,879        360,595
    Net income                            --         --       67,871          --           67,871
    Dividends paid to parent              --         --      (32,105)         --          (32,105)
    Unrealized appreciation of
       marketable securities net of
       deferred tax effect                --         --         --           7,186          7,186
-----------------------------------------------------------------------------------------------------
Balance at December 31, 1997           $13,676    117,381    261,425        11,065        403,547
=====================================================================================================


See accompanying notes to consolidated financial statements.

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 1997, 1996 and 1995

(In 000s)

================================================================================

                                                                              1997       1996       1995
---------------------------------------------------------------------------------------------------------
Cash flows from continuing operations activities:
    Net income from continuing operations                                 $  55,709     46,578     24,934
    Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations activities
          Depreciation and amortization                                      31,032     27,567     23,607
          Changes in assets and liabilities:
             Cash pledged to secure trust and escrow deposits                  (815)     7,868    (46,815)
             Receivables                                                    (11,949)    (2,677)    (6,236)
             Current and deferred Federal income taxes                       (4,792)       488     10,065
             Other assets                                                     6,990     (9,598)   (12,986)
             Accounts payable and accrued expenses and other liabilities     39,858     25,940    (11,380)
             Reserves for title losses                                       31,411      3,090     (6,080)
             Trust and escrow deposits secured by pledged assets            111,842    (13,740)    49,619
          Gain on sale of investments                                        (3,684)    (1,436)    (3,697)
---------------------------------------------------------------------------------------------------------
    Net adjustments                                                         199,893     37,502     (3,903)
---------------------------------------------------------------------------------------------------------
Net cash provided by continuing operations activities                       255,602     84,080     21,031
---------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
    Purchases of long-term marketable securities                           (384,693)  (266,808)  (352,064)
    Sales of long-term marketable securities                                148,968    119,799    200,481
    Maturities and redemptions of long-term marketable securities           132,664    131,505    163,082
    Net sales (purchases) of short-term investments                         (99,509)   (16,318)    56,886
    Net sales of other invested assets                                        2,208      4,739     (1,869)
    Net purchases of fixed assets                                           (25,833)   (28,502)    (9,221)
    Net sales of title records and indexes                                    1,745      3,502      1,122
    Purchases of subsidiaries                                                    --     (2,264)   (15,108)
    Cash received from sale of subsidiary                                        --      4,073         --
    Cash of acquired subsidiaries                                                --      1,700        503
---------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                        (224,450)   (48,574)    43,812
---------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
    Dividends paid to parent                                                (32,105)        --    (29,515)
    Dividends received from Alleghany Asset Management, Inc.                 13,300      3,401      4,202
    Repurchase of common stock from parent                                       --    (30,000)        --
    Principal payments on notes payable and other obligations               (10,839)   (13,505)   (17,450)
    Proceeds of long-term debt                                                   --      1,550      5,265
    Cash remaining with discontinued operations                              (3,361)      (512)     1,587
---------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                       (33,005)   (39,066)   (35,911)
---------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                              (1,853)    (3,560)    28,932
Cash at beginning of year                                                    23,072     26,632     (2,300)
---------------------------------------------------------------------------------------------------------
Cash at end of year                                                       $  21,219     23,072     26,632
=========================================================================================================


See accompanying notes to consolidated financial statements.

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1997, 1996 and 1995

(In 000s)

================================================================================

(1)   Nature of Operations and Basis of Presentation

            Nature of Operations

      The Company issues title insurance policies and manages escrow funds principally through three subsidiaries: Chicago Title Insurance Company
      (CTI), Ticor Title Insurance Company (Ticor) and Security Union Title Insurance Company (Security Union). Title insurance provides protection against defects in title to owners and lenders in real estate transactions, and the Company earns escrow fees for its role in managing escrow funds related to real estate transactions. Business is conducted on a nationwide basis, and insurance policies are distributed through more than 300 full service offices and 3,800 policy-issuing agents in 49 states, Puerto Rico, the Virgin Islands, Guam, and Canada. Customers include attorneys, real estate professionals, banks, and other parties to real estate transactions. Other real estate related services include the production and delivery of flood certificates, consumer credit information and real estate valuations. These services are offered through the following subsidiaries: Chicago Title Flood Services, Inc., Chicago Title Credit Services, Inc. and Chicago Title-Market Intelligence, Inc.

      The Company reports its financial information as one segment.

            Basis of Presentation

      The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of Chicago Title and Trust Company (a wholly-owned subsidiary of Alleghany Corporation) and its subsidiaries (the Company). All significant intercompany transactions have been eliminated in consolidation.

      On December 17, 1997, Alleghany announced that it intends to establish the title insurance and real estate related services businesses conducted by the Company as an independent, publicly traded company through a spin-off to Alleghany shareholders. The spin-off will be effected through a pro-rata distribution to Alleghany's shareholders of shares of a newly formed holding company, Chicago Title Corporation. The distribution is expected to be on a tax-free basis and is expected to occur during the second quarter of 1998. The asset management business conducted through Alleghany Asset Management Inc. (AAM), a wholly-owned subsidiary of the Company, will not be part of the distribution and will remain with Alleghany. Prior to the distribution to Alleghany shareholders, the Company will dividend AAM to Alleghany. As such, in this set of consolidated financial statements, AAM is classified as discontinued operations.

            Use of Estimates in the Preparation of Financial Statements

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


                                                                     (Continued)

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In 000s)

================================================================================

            Discontinued Operations

      AAM participates in the financial services and investment management business principally through two subsidiaries: The Chicago Trust Company and Montag & Caldwell, Inc. These companies provide investment management, counseling and administrative services to institutional clients, pension and profit sharing plans and high net worth individuals. The Chicago Trust Company acts as trustee and fiduciary under various types of trust agreements. Another subsidiary of AAM, Chicago Deferred Exchange Corporation, acts as an intermediary to facilitate tax free exchanges of real and personal property.

      The net assets and results of operations of AAM are shown as discontinued operations in the accompanying consolidated financial statements. All footnote disclosures reflect continuing operations only, unless otherwise noted. See Note 14 for further discussion.

(2)   Significant Accounting Policies

            Cash

      For purposes of the consolidated statements of cash flows, cash includes only funds on deposit which are available for immediate withdrawal.

            Marketable Securities

      Marketable securities consist of fixed maturities and equity securities. Investments in fixed maturities consist of bonds, certificates of deposit, commercial paper, and redeemable preferred stocks. The Company determines the appropriate classification of marketable securities at the time of purchase. As of December 31, 1997 and 1996, all marketable securities are classified as available-for-sale and carried at fair value. Unrealized holding gains and losses, net of deferred taxes, are excluded from net income and are reported as a separate component of shareholder's equity until realized. A decline in the market value of any marketable security below cost that is deemed other than temporary is charged to net income, resulting in the establishment of a new cost basis for the security. Realized gains and losses on marketable securities are determined on the specific identification method.

            Fixed Assets

      Fixed assets, except land, are depreciated or amortized on a straight-line basis using estimated lives ranging from 3 to 40 years. At December 31, 1997, gross fixed assets consisted of land, buildings and improvements, and furniture and equipment of $8,596, $57,553 and $89,001, respectively. At December 31, 1996, gross fixed assets consisted of land, buildings and improvements, and furniture and equipment of $8,774, $56,435 and $77,509, respectively. Accumulated depreciation and amortization was $57,928 and $49,351 at December 31, 1997 and 1996, respectively.

            Title Plants

      Title plants are carried at cost. The cost is not being amortized as properly maintained title plants have indefinite lives. Title plants are reviewed for impairment whenever events or circumstances provide evidence suggesting the carrying amount of the asset may not be recoverable. Current costs of maintaining title plants are expensed in the year incurred.


                                                                     (Continued)

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In 000s)

================================================================================

            Goodwill

      Goodwill is amortized over its estimated useful life on a straight-line basis over periods ranging from 5 to 40 years. Goodwill is reviewed for impairment whenever events or circumstances provide evidence suggesting the carrying amount of the asset may not be recoverable. The carrying value of goodwill included in other assets was $69,407 and $71,093 at December 31, 1997 and 1996, respectively.

            Federal Income Taxes

      Revenues and expenses of the Company are included in a consolidated Federal income tax return with its parent company and other affiliates. Calculations of Federal income taxes are based on the Company's consolidated net income.

      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

            Reserve for Title Losses

      The reserve for title losses represents the estimated claim cost and loss adjustment expense necessary to cover the ultimate net cost of settling all losses incurred and unpaid. Such estimates are based on individual case estimates for reported claims and estimates for incurred but not reported losses. These estimates are adjusted in the aggregate for ultimate loss expectations based on historical experience patterns, with any change in probable ultimate liabilities being reflected in net income. In the opinion of management, the reserve for title losses is adequate.

            Fair Value Disclosures

      The Company does not have a material amount of derivative financial instruments. In addition, the carrying values and fair values of the Company's financial instruments are disclosed in Note 13. Generally accepted accounting principles exclude certain financial instruments and all nonfinancial instruments from disclosure requirements.

            Escrow Deposits

      The title insurance subsidiaries administer escrow deposits generally related to customers' real estate transactions. The funds are held in a fiduciary capacity and, accordingly, amounts aggregating approximately $1,626,000 and $1,331,000 are excluded from the accompanying consolidated balance sheets at December 31, 1997 and 1996, respectively.


                                                                     (Continued)

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In 000s)

================================================================================

            Regulatory Accounting Practices

      The title insurance subsidiaries are required to file annual statements with insurance regulatory authorities which are prepared on an accounting basis prescribed or permitted by such authorities. Prescribed statutory accounting principles include state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future.

      The title insurance subsidiaries have prepared their annual statements using certain permitted statutory accounting practices, which differ from prescribed statutory accounting practices, but which have been approved by their respective insurance departments of the states of domicile. Such practices include the recognition of a deferred tax asset attributable to net operating loss carryforwards of a merged affiliated company, and different methodologies in the calculation of the statutory premium reserve for three of the title insurers. The Company believes that such permitted practices do not have any negative implication for the individual title insurers nor on the accompanying consolidated financial statements.

            Revenue Recognition

      Title insurance premiums are recognized as revenues principally at the time of the real estate closing and escrow fees principally when billed. Revenues from title policies issued by independent agents are generally recorded when notice of issuance is received from the agent.

            Statements of Cash Flows

      The Company has elected to use the indirect method in reporting net cash flow from operating activities. Under this method, the following additional disclosures are required for each of the years in the three-year period ended December 31, 1997.

      =====================================================================
                                            1997         1996        1995
      ---------------------------------------------------------------------
      Interest paid                       $ 5,077        5,602       6,417
      Income taxes paid                    41,331       28,216       4,752
      =====================================================================

            Reclassifications

      Certain reclassifications have been made to the 1996 and 1995 consolidated financial statements to conform with the 1997 presentation.


                                                                     (Continued)

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In 000s)

================================================================================

            Accounting Changes

      In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 applies only to public companies. Under SFAS No. 128, the dual presentation of basic and diluted earnings per share (EPS) is required on the face of the income statement for all entities with complex capital structures. In addition, SFAS No. 128 requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Since the Company was not a public company as of December 31, 1997, the Company was not subject to SFAS No. 128 for 1997. The Company will be subject to SFAS No. 128 for 1998.

      Also in February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure," which establishes standards for disclosing information about an entity's capital structure. The Company adopted SFAS No. 129 in 1997. The adoption of SFAS No. 129 did not have any effect on the Company's financial reporting.

      In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." Under SFAS No. 130, for fiscal years beginning after December 15, 1997, enterprises providing a full set of financial statements that report financial position, results of operations and cash flows should also include a Statement of Comprehensive Income. The Company intends to adopt SFAS No. 130 in 1998.

      Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Under SFAS No. 131, for fiscal years beginning after December 31, 1997, public business enterprises are required to provide disclosures about operating segments using the "management approach." Since the Company manages its business as one operating segment, SFAS No. 131 results in no change in the Company's financial reporting.


                                                                     (Continued)

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In 000s)

================================================================================

(3)   Marketable Securities

      The amortized cost and fair value of those Company investments in marketable securities included in the consolidated balance sheets which represent fixed maturities and equity securities as of December 31, 1997 and 1996 are as follows:

================================================================================
                                                        1997
                                   ----------------------------------------------
                                                  Gross      Gross
                                    Amortized  unrealized  unrealized     Fair
                                      cost        gains      losses       value
---------------------------------------------------------------------------------
Fixed maturities:
      U.S. Government obligations  $  402,677     8,359         (492)    410,544
      State and municipal bonds       267,914     4,350          (82)    272,182
      Other bonds                     149,532     2,845         (337)    152,040
      Certificates of deposit          30,710       -             -       30,710
      Commercial paper                150,000       -             -      150,000
      Redeemable preferred stocks      15,613     1,101         (101)     16,613
---------------------------------------------------------------------------------

Total fixed maturities              1,016,446    16,655       (1,012)  1,032,089
Equity securities                      33,232     1,465         (208)     34,489
---------------------------------------------------------------------------------

                                   $1,049,678    18,120       (1,220)  1,066,578
=================================================================================

                                                        1996
                                   ----------------------------------------------
                                                  Gross      Gross
                                    Amortized  unrealized  unrealized     Fair
                                      cost        gains      losses       value
---------------------------------------------------------------------------------
Fixed maturities:
      U.S. Government obligations  $  363,807     5,087       (1,868)    367,026
      State and municipal bonds       229,076     3,034         (201)    231,909
      Other bonds                     120,942     2,222         (421)    122,743
      Certificates of deposit           9,400        -            -        9,400
      Commercial paper                 71,800        -            -       71,800
      Redeemable preferred stocks      14,116       645         (200)     14,561
---------------------------------------------------------------------------------

Total fixed maturities                809,141    10,988       (2,690)    817,439
Equity securities                      35,650     4,758       (7,059)     33,349
---------------------------------------------------------------------------------

                                   $  844,791    15,746       (9,749)    850,788
=================================================================================

      The fair value of certain bonds is less than amortized cost. No provision has been made for possible losses on these bonds as such declines are considered to be temporary. Amortized cost for certain investments represents original cost adjusted for other than temporary declines in value.


                                                                     (Continued)

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In 000s)

================================================================================

Marketable securities with restrictions at December 31, 1997 and 1996 are as follows:

================================================================================

                                                              1997         1996
--------------------------------------------------------------------------------
Pledged to secure statutory premium reserves               $400,164      386,349
On deposit with regulatory authorities                       17,701       17,393
Pledged to secure trust and escrow deposits                 374,888      261,806
================================================================================

The amortized cost and fair value of fixed maturities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

================================================================================

                                                           Amortized      Fair
                                                             cost        value
--------------------------------------------------------------------------------
Due in one year or less                                   $   279,401    279,588
Due after one year through five years                         393,652    399,362
Due after five years through ten years                         56,077     57,022
Due after ten years                                           101,040    106,608
--------------------------------------------------------------------------------
                                                              830,170    842,580
Mortgage-backed securities                                    186,276    189,509
--------------------------------------------------------------------------------
                                                          $ 1,016,446  1,032,089
================================================================================

The change in net unrealized appreciation on marketable securities included in shareholder's equity for each of the years in the three-year period ended December 31, 1997 was as follows:

===============================================================================
                                                      1997      1996      1995
-------------------------------------------------------------------------------
Change in unrealized appreciation on
 marketable securities -
      continuing operations                         $10,903   (14,081)   37,624
Income tax benefit (expense) - continuing
      operations                                     (3,816)    4,928   (13,168)
Change in unrealized appreciation on
 marketable securities -
      discontinued operations, net of
      income tax benefit (expense)                       99       (83)      142
-------------------------------------------------------------------------------
Change in net unrealized appreciation
      on marketable securities                      $ 7,186    (9,236)   24,598
===============================================================================


                                                                     (Continued)

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In 000s)

================================================================================

Net investment income from marketable securities included in the results of operations for each of the years in the three-year period ended December 31, 1997, was as follows:

================================================================================

                                                          1997    1996    1995
-------------------------------------------------------------------------------
Interest on fixed maturities                            $50,481  46,679  45,794
Dividends on equity securities                            1,785     979     867
-------------------------------------------------------------------------------
Investment income                                        52,266  47,658  46,661
===============================================================================

Investment expenses are included in other operating and administrative expenses and are immaterial.

Proceeds from sales of marketable securities were $148,968, $119,799, and $200,481 during 1997, 1996, and 1995, respectively. The components of net gains on sales of those marketable securities included in the results of operations for each of the years in the three-year period ended December 31, 1997 were as follows:

===============================================================================
                                                          1997    1996    1995
-------------------------------------------------------------------------------
Fixed maturities:
      Gains                                             $ 1,514   1,446   1,073
      Losses                                                (45)    (10)   (102)
Equity securities:
      Gains                                               8,097     --    2,906
      Losses                                             (5,882)    --     (180)
-------------------------------------------------------------------------------
Net gains on sales of marketable securities             $ 3,684   1,436   3,697
===============================================================================


                                                                     (Continued)

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In 000s)

================================================================================

(4)   Notes Payable and Other Obligations

      Notes payable and other obligations included in the consolidated balance sheets at December 31, 1997 and 1996 are summarized as follows:

================================================================================
                                                                   1997    1996
--------------------------------------------------------------------------------
Bank borrowing at 6.00% to 8.60% during 1997
      and 6.00% to 8.73% during 1996                             $29,000  39,500
Unsecured promissory notes at 6.00% to 10.75% during 1997
      and 6.00% to 9.25% during 1996                               3,443   3,782
--------------------------------------------------------------------------------
Total notes payable and other obligations                        $32,443  43,282
================================================================================

      The bank borrowing represents the outstanding balance borrowed in connection with the acquisition of two of the Company's subsidiaries, Security Union and Ticor. The credit agreement on the bank borrowing provides for reductions of principal of $9,667 annually in 1998 through 2000 and bears interest at floating rates payable quarterly. In prior years, interest on a portion of the bank borrowing was effectively fixed at 8.73% by means of an interest rate swap. The swap agreement terminated in 1997.

      The credit agreement requires the Company to maintain certain financial ratios and balances and places limitations on the amount of additional indebtedness, dividends and future mergers and acquisitions. The agreement also contains restrictions with respect to the mortgaging or pledging of assets. In addition, the Company's consolidated shareholder's equity (excluding unrealized appreciation of marketable securities, net of deferred taxes) can be no less than $200,000. At December 31, 1997, the Company's consolidated shareholder's equity as defined was $392,482.

      The Company currently has two arrangements in place with banking institutions for lines of credit for $15.0 million and $10.0 million expiring on May 31, 1998 and June 10, 1998, respectively. The Company expects to negotiate extensions of both of these lines of credit. Amounts may be drawn under these lines of credit for general corporate purposes. No amounts were drawn under these lines of credit during 1997 or 1996 and no amounts were outstanding under such lines as of December 31, 1997.

      Maturities of notes payable and other obligations are $10,927 in 1998, $10,258 in 1999, $10,269 in 2000, $488 in 2001, $208 in 2002 and $293
      thereafter.


                                                                     (Continued)

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In 000s)

================================================================================

(5)   Statutory Surplus and Net Income

      The Company's title insurance subsidiaries are restricted as to the amount of dividends that may be paid without prior regulatory approval. The maximum amount of dividends that these subsidiaries may pay to the Company in 1998 without prior regulatory approval is $65,432.

      The statutory surplus of the direct insurance subsidiaries as reported to regulatory authorities was $251,996, $243,093 and $230,834 as of December 31, 1997, 1996 and 1995, respectively. The statutory net income of the direct insurance subsidiaries as reported to regulatory authorities was $72,683, $56,038 and $49,716 for the years ended December 31, 1997, 1996 and 1995, respectively.

(6)   Shareholder's Equity

      Dividends declared and paid to the Company by title insurance subsidiaries, other continuing subsidiaries and Alleghany Asset Management, Inc. for each of the years in the three-year period ended December 31, 1997 were as follows:

================================================================================
                                                           1997    1996    1995
--------------------------------------------------------------------------------
Title insurance subsidiaries                             $46,700  32,200  35,000
Other continuing subsidiaries                              5,000     700     700
Alleghany Asset Management, Inc.                          13,300   3,401   4,202
--------------------------------------------------------------------------------
Total dividends declared and paid to the Company by
      subsidiaries                                       $65,000  36,301  39,902
================================================================================

      The Company paid $32,105, $0 and $29,515 in dividends to its parent in 1997, 1996 and 1995, respectively.

      During 1996 the Company purchased 300 shares of its common stock from Alleghany for $30,000, and retired the shares. Common stock was reduced by the par value of the shares, and additional paid-in capital and retained earnings have been reduced on a pro-rata basis for the cost of the repurchased shares.

      Also in 1996, Alleghany transferred its ownership interest in Chicago Title-Market Intelligence, Inc. and Chicago Title of Colorado to the Company in the form of a capital contribution valued at $307 and $687, respectively.

      In 1995, Alleghany transferred its ownership interest in Chicago Title Credit Services, Inc. to the Company in the form of a capital contribution valued at $4,480. This contribution was increased by $359 during 1996 upon resolution of a related contingent liability.


                                                                     (Continued)

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In 000s)

================================================================================

(7)   Benefit Plans

            Pension and Other Retirement Plans

      The Company sponsors a contributory defined contribution savings and profit sharing plan for eligible employees. Eligible employees may elect to participate, contributing up to 13% of their base salaries. The Company will match employee contributions from a minimum of $0.25 up to a maximum of $1.50 for each dollar of employee contribution up to 6% of the employee's base salary, subject to the Company's return on equity for the year. The Company's cost for this plan was $12,727, $10,421 and $2,327 in 1997, 1996 and 1995, respectively.

      In addition to the defined contribution savings and profit sharing plan, employees of the Company participate in one of two additional retirement plans. Beginning in 1995, the Company implemented a noncontributory defined contribution plan. All new employees automatically participate in this plan. Additionally, certain employees who were in the defined benefit pension plan discussed below elected to participate in this plan. Contributions to this plan are based upon salary and length of service. Contributions are invested in a group of mutual funds or common stock of Alleghany as directed by the employee. The Company's cost for this plan was $2,151, $1,681 and $1,689 in 1997, 1996, and 1995, respectively.

      The second additional retirement plan is a noncontributory defined benefit pension plan (the Plan) covering certain of its employees. The benefits are based on years of service and the employee's average monthly compensation in the highest 60 consecutive calendar months during the 120 months ending at retirement or termination. The Company's funding policy is to contribute annually at least the minimum required contribution under the Employee Retirement Income Security Act (ERISA). Contributions are intended to provide not only for benefits attributed to date, but also for those expected to be earned in the future. The Company made no contributions in 1997 and $9,411 in 1996.


                                                                     (Continued)

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In 000s)

================================================================================

      The following table sets forth the funded status of the Plan and amounts recognized in the Company's consolidated balance sheets at December 31, 1997 and 1996:

================================================================================

======================================================================================
                                                                     1997       1996
--------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
      Accumulated benefit obligation, including vested benefits of
         $80,612 and $92,728 in 1997 and 1996, respectively         $ 88,515    99,413
--------------------------------------------------------------------------------------
Projected benefit obligation for service rendered to date            101,924   111,595
Plan assets at fair value, consisting of approximately
      45% debt securities and 55% equity and other
      securities in 1997 and in 1996                                  97,593    90,015
--------------------------------------------------------------------------------------
Projected benefit obligation in excess of plan assets                 (4,331)  (21,580)
Unrecognized net transition asset (amortization
         period of 11 years)                                              --      (718)
Unrecognized prior service cost                                         (446)     (567)
Unrecognized net loss                                                 19,499    37,467
Contribution                                                              --     9,411
--------------------------------------------------------------------------------------
Prepaid pension cost included in other assets                       $ 14,722    24,013
======================================================================================

      The principal assumptions used in the actuarial calculations of projected benefit obligations at December 31, 1997 and 1996 are as follows:

=============================================================================
                                                           1997        1996
-----------------------------------------------------------------------------
Weighted-average discount rate                             7.50%       8.00%
Rate of increase in compensation levels                    4.50        4.50
Expected long-term rate of return on assets                9.00        9.00
=============================================================================

The components of net periodic pension expense included in the results of operations for each of the years in the three-year period ended December 31, 1997 were as follows:

===============================================================================
                                                      1997      1996      1995
-------------------------------------------------------------------------------
Service cost - benefits earned during the period   $  5,046     4,765     4,388
Interest cost on projected benefit obligation         8,631     8,606     8,312
Actual return on Plan assets                        (13,816)  (10,678)  (12,830)
Net amortization and deferrals                        9,464     3,514     3,426
-------------------------------------------------------------------------------
Net periodic pension expense                       $  9,325     6,207     3,296
===============================================================================

      The Chicago Trust Company is a qualified trust company and, as such, serves as trustee for the assets of the pension and other retirement plans.


                                                                     (Continued)

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In 000s)

================================================================================

            Postretirement Plans

      In addition to retirement benefits, the Company provides certain health care and life insurance benefits for retired employees. The costs of these benefit plans are accrued during the period the employees render service.

      The Company is self-insured for its postretirement health care and life insurance benefit plans and the plans are not funded. The health care plans provide for insurance benefits after retirement and are generally contributory, with contributions adjusted annually. Postretirement life insurance benefits are noncontributory, with coverage amounts declining with increases in a retiree's age.

      The Company's postretirement health care and life insurance costs included in the results of operations for each of the years in the three-year period ended December 31, 1997 are as follows:

================================================================================
                                                             1997    1996   1995
--------------------------------------------------------------------------------
Interest cost on unfunded postretirement
 benefit obligation                                         $  756    789  2,239
Service cost                                                   531    419    323
--------------------------------------------------------------------------------
Net periodic postretirement benefit expense                 $1,287  1,208  2,562
================================================================================

      The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 7.50% in 1997 and 1996 declining to 5.00% in the year 2002. The discount rate used was 7.25% in 1997 and 7.75% for 1996. If the health care cost trend rate assumptions were increased 1%, the accumulated postretirement benefit obligation as of December 31, 1997 would increase by 4.40%. The effect of this change on the sum of the service and interest cost would be an increase of 3.30%.

      The accrued cost of the accumulated postretirement benefit obligation included in the consolidated balance sheets at December 31, 1997 and 1996 are as follows:

===============================================================================
                                                                 1997     1996
-------------------------------------------------------------------------------
Retirees                                                       $17,920   15,342
Active plan participants                                         6,405    9,411
-------------------------------------------------------------------------------
                                                                24,325   24,753
Unrecognized prior service cost                                  7,417    8,229
Unrecognized net gain                                             (868)  (1,515)
-------------------------------------------------------------------------------
Accrued postretirement benefit obligation
      included in accrued expenses                             $30,874   31,467
===============================================================================


                                                                     (Continued)

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In 000s)

================================================================================

(8)   Income Taxes

      Income tax expense (benefit) included in the statements of income and shareholder's equity for each of the years in the three-year period ended December 31, 1997 consisted of the following:

================================================================================

                                                                 1997
                                                       -----------------------
                                                       Federal   State   Total
-------------------------------------------------------------------------------
Continuing operations:
     Current                                          $ 38,290     840   39,130
     Deferred                                          (11,236)     --  (11,236)
-------------------------------------------------------------------------------
Total from continuing operations                        27,054     840   27,894
Total from discontinued operations                       6,663   1,007    7,670
Shareholder's equity - deferred                          3,816      --    3,816
-------------------------------------------------------------------------------
Total income tax expense                              $ 37,533   1,847   39,380
===============================================================================

                                                                 1996
                                                       -----------------------
                                                       Federal   State   Total
-------------------------------------------------------------------------------
Operations:
     Current                                          $ 19,568     281   19,849
     Deferred                                            3,266      --    3,266
-------------------------------------------------------------------------------
Total from continuing operations                        22,834     281   23,115
Total from discontinued operations                       3,681     586    4,267
Shareholder's equity - deferred                         (4,928)     --   (4,928)
-------------------------------------------------------------------------------
Total income tax expense                              $ 21,587     867   22,454
===============================================================================

                                                                 1995
                                                       -----------------------
                                                       Federal   State   Total
-------------------------------------------------------------------------------
 Operations:
     Current                                          $  5,368     258    5,626
     Deferred                                            6,263      --    6,263
-------------------------------------------------------------------------------
Total from continuing operations                        11,631     258   11,889
Total from discontinued operations                       3,400     501    3,901
Shareholder's equity - deferred                         13,168      --   13,168
-------------------------------------------------------------------------------
Total income tax expense                              $ 28,199     759   28,958
===============================================================================

      During 1997 the Company utilized net operating loss carryforwards which resulted in a $1,402 current tax benefit and a $1,402 deferred tax expense. In addition, in 1996, the Company recorded an additional deferred tax asset of $1,013 for acquired net operating loss and credit carryforwards with an offsetting amount to goodwill.


                                                                     (Continued)

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In 000s)

================================================================================

      The difference between the Federal income tax rate and the effective Federal income tax rate on income from continuing operations of the Company for each of the years in the three-year period ended December 31, 1997 is as follows:

================================================================================

                                    1997              1996              1995
                               ----------------------------------------------------
                               Amount    Rate   Amount    Rate     Amount    Rate
-----------------------------------------------------------------------------------
Expected expense              $29,261   35.0%  $24,392    35.0%  $12,888     35.0%
Nondeductible expenses          1,467    1.8     1,215     1.7     1,302      3.5
Tax-exempt interest income     (3,698)  (4.4)   (3,162)   (4.5)   (3,103)    (8.4)
Dividends received deduction     (489)  (0.6)     (324)   (0.5)     (286)    (0.8)
State taxes, net of federal
 tax benefit                     (294)  (0.4)      (98)   (0.1)      (90)    (0.2)
Other, net                        807    1.0       811     1.2       920      2.5
-----------------------------------------------------------------------------------
Actual tax expense            $27,054   32.4%  $22,834    32.8%  $11,631     31.6%
===================================================================================

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities included in the consolidated balance sheets at December 31, 1997 and 1996 are as follows:

================================================================================
                                                                  1997     1996
--------------------------------------------------------------------------------
Deferred tax assets:
      Reserve for title losses                                 $ 89,737   82,457
      Reserves for invested assets                                2,102    2,149
      Expenses deducted for tax purposes when paid               18,435   19,412
      Net operating loss and credit carryforwards                 5,021    6,394
      Other assets                                                5,159    5,113
--------------------------------------------------------------------------------
Total gross deferred tax assets                                 120,454  115,524
--------------------------------------------------------------------------------
Deferred tax liabilities:
      Unrealized appreciation of marketable securities            5,915    2,105
      Book to tax basis differences of marketable securities      2,186    1,859
      Receivable reserves and other liabilities                   1,505    2,098
      Tax over book depreciation                                  1,813    1,810
      Title plants                                               29,085   29,085
      Prepaid pension cost                                        3,953    8,292
--------------------------------------------------------------------------------
Total gross deferred tax liabilities                             44,457   45,249
--------------------------------------------------------------------------------
Net deferred tax asset                                         $ 75,997   70,275
================================================================================


                                                                     (Continued)

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In 000s)

================================================================================

      A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes the deferred tax assets will be fully realized in the future based upon a review of anticipated future earnings and all other available evidence.

      The amount of operating loss carryforwards available to offset future federal taxable income at December 31, 1997 is $14,260 expiring in 2001.

(9)   Leases

      The Company leases certain facilities, furniture, and equipment under long-term noncancelable operating lease agreements which expire at various dates through 2012. Total lease expense for all operating leases amounted to $57,119, $59,904 and $62,823 for the years ended December 31, 1997,
      1996 and 1995, respectively. The aggregate minimum payments under noncancelable operating leases with initial terms of more than one year are $36,737 in 1998, $30,868 in 1999, $24,735 in 2000, $22,220 in 2001,
      $18,775 in 2002 and $96,097 thereafter. These amounts are exclusive of any additional amounts which may become due under certain leases containing terms that call for additional rental based on increases in operating costs.

(10)  Litigation and Contingent Liabilities

      The Company and its title insurance subsidiaries are parties to pending litigation involving losses under title insurance policies for which it has established reserves. The title insurance subsidiaries are also involved in various other types of litigation, including private antitrust litigation relating to state rating bureau participation and actions by former employees alleging violations of Federal or state employment laws. The Company has established reserves for these items and is of the opinion that any losses actually sustained in connection with the litigation described above will not have a material effect on the Company's consolidated financial position or results of operations.

(11)  Acquisitions

      In February 1998, the Company announced the acquisition of Universal Mortgage Services, Inc., which provides property inspection, preservation and maintenance services nationwide. The company will operate as Chicago Title Field Services, Inc. The acquisition was effected through the purchase of certain assets and the assumption of certain liabilities in the amount of $5.25 million.

      In February 1998, the Company announced the acquisition of California-based Consolidated Reconveyance Co., which provides foreclosure and reconveyance services for institutional lenders, title and escrow companies, governmental agencies and individual investors. Together with the acquisition of Chicago Title Field Services, Inc., these acquisitions represent the Company's first major effort to enter the servicing sector of the residential mortgage business. The acquisition was effected through the purchase of certain assets and the assumption of certain liabilities in the amount of $6.30 million.


                                                                     (Continued)

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In 000s)

================================================================================

(12)  Related Party Transactions

      In its capacity as a qualified trust company, The Chicago Trust Company, a subsidiary of AAM, manages certain assets of affiliate companies and correspondingly earns investment management fees, which are not material, from such services.

      In August 1997, Alleghany effected a transfer of equity security holdings with the Company. The fair value of the shares sold by the Company and the shares acquired from Alleghany was approximately equal. The transaction resulted in a net gain in the results of operations for 1997 of $2.21 million.

      Immediately prior to the spin-off (see Note 1), Alleghany and Chicago Title Corporation will enter into certain agreements to define their ongoing relationship after the spin-off. The Distribution Agreement will provide for, among other things, cooperation regarding past matters and the allocation of responsibility for past obligations and certain obligations that may arise in the future. In addition, the Distribution Agreement also provides guidance on liability indemnification and sharing of spin-off expenses. The Tax Sharing Agreement will allocate certain tax liabilities between Chicago Title Corporation and Alleghany and allocate responsibilities with respect to tax returns.

      Also immediately prior to the spin-off, certain agreements will be entered into between Chicago Title Corporation (or the Company) and AAM (or The Chicago Trust Company) in connection with the transfer of AAM by the Company to Alleghany. Chicago Title Corporation and The Chicago Trust Company will enter into an Investment Management Agreement providing for the management by The Chicago Trust Company of substantially all of the long-term investable assets and certain of the short-term investable assets of the Company and its subsidiaries. In addition, the Company and AAM will enter into an agreement pursuant to which the Company will continue to furnish various administrative services to AAM.

(13)  Fair Value of Financial Instruments

      The estimated fair values of the Company's financial instruments included in the consolidated balance sheets at December 31, 1997 and 1996 are as follows:

==========================================================================================
                                                           1997                 1996
                                                   --------------------  -----------------
                                                   Carrying     Fair     Carrying   Fair
                                                    amount      value     amount    value
------------------------------------------------------------------------------------------
Assets:
      Cash on hand and in banks                   $   21,219     21,219    23,072   23,072
      Cash pledged to secure trust and
         escrow deposits                             100,207    100,207    99,392   99,392
      Marketable securities, available-for-sale:
         Fixed maturities                          1,032,089  1,032,089   817,439  817,439
         Equity securities                            34,489     34,489    33,349   33,349
==========================================================================================
Liabilities:
      Notes payable and other obligations         $   32,443     32,443    43,282   43,528
      Trust and escrow deposits secured by
         pledged assets                              467,553    467,553   355,711  355,711
==========================================================================================


                                                                     (Continued)

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In 000s)

================================================================================

      The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practical to estimate fair value:

      Cash on hand and in banks, cash pledged to secure trust and escrow deposits, and trust and escrow deposits secured by pledged assets: The carrying amounts approximate fair value because of the short maturity of the instruments.

      Marketable securities, available-for-sale: The fair values of the Company's marketable securities are based on quoted market prices, where available. For marketable securities not actively traded, fair values are estimated using values obtained from independent pricing services.

      Notes payable and other obligations: As of December 31, 1997, the fair value of the Company's notes payable and other obligations is the same as the carrying value as the interest rate is variable. As of December 31, 1996, the fair value is estimated based on the current market prices for the same or similar issues of debt of the same remaining maturities. The interest rate swap agreement (see Note 4) has not been separately valued apart from the underlying indebtedness, as the agreement is an integral part of the outstanding loan agreement and was entered into simultaneously with the borrowing itself. Accordingly, the estimated fair value of notes payable and other obligations includes any value associated with the interest rate swap agreement.

      In addition, the Company has not determined the fair value of various loan guarantees made principally on behalf of policy issuing title insurance agents for third-party financing which total $9,479 and $3,386 at December 31, 1997 and 1996, respectively. Amounts that may become payable, if any, under such loan guarantees are not reasonably estimable.

(14)  Distribution of AAM to Alleghany Corporation

      The net assets of AAM to be distributed to Alleghany Corporation included in the consolidated balance sheets at December 31, 1997 and 1996 consist of the following:

================================================================================
                                                                   1997    1996
--------------------------------------------------------------------------------
Assets:
      Cash on hand and in banks                                  $ 7,667   5,532
      Cash pledged to secure trust and escrow deposits             1,336  18,674
      Marketable securities                                       18,329  15,796
      Receivables, net                                            11,509   7,691
      Deferred Federal income taxes                                2,915   1,467
      Fixed assets, net                                            2,312   2,259
      Other assets                                                 1,363   1,637
--------------------------------------------------------------------------------
Total assets                                                      45,431  53,056
--------------------------------------------------------------------------------
Liabilities:
      Accounts payable                                             2,480   4,194
      Accrued expenses and other liabilities                      20,625  11,259
      Trust deposits secured by pledged assets                     4,229  21,828
--------------------------------------------------------------------------------
Total liabilities                                                 27,334  37,281
--------------------------------------------------------------------------------
Net assets of AAM to be
      distributed to Alleghany Corporation                       $18,097  15,775
================================================================================


                                                                     (Continued)

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In 000s)

================================================================================

(15)  Reserve for Title Losses and Reinsurance

      The Company's reserve for title losses is based on long-range projections subject to uncertainty. Uncertainty regarding reserves of a given policy year is gradually reduced as new information emerges each succeeding year, allowing more reliable revaluations of such reserves. While management believes that the reserve as of December 31, 1997 is adequate, uncertainties in the reserving process could cause such reserve to develop favorably or unfavorably as new or additional information emerges. Any adjustments to reserves are reflected in the operating results of the periods in which they are made. Movements in reserves which are small relative to the amount of such reserves could significantly impact future reported earnings of the Company.

      Activity in the Company's reserve for title losses for each of the years in the three-year period ended December 31, 1997 is as follows:

================================================================================
                                                        1997     1996      1995
--------------------------------------------------------------------------------
Balance as of January 1                              $532,923  529,915   536,068
Provision for title losses related to:
      Current year                                    102,324   91,023    81,385
      Prior year                                         --     (8,000)     --
--------------------------------------------------------------------------------
Total provision                                       102,324   83,023    81,385
--------------------------------------------------------------------------------
Paid related to:
      Current year                                      3,509    3,071     2,829
      Prior years                                      67,404   76,944    84,709
--------------------------------------------------------------------------------
Total paid                                             70,913   80,015    87,538
--------------------------------------------------------------------------------
Balance as of December 31                            $564,334  532,923   529,915
================================================================================

      The Company had no reinsurance recoverable at December 31, 1997 or 1996. The title insurance subsidiaries assume and cede title risks and the related premiums with other title insurance companies. Reinsurance contracts do not relieve the Company from its obligations to policyholders. In addition, the Company has purchased reinsurance coverage for losses in excess of $12,500. For these losses, the reinsurers will pay 90% up to $50,000. The total amounts of assumed and ceded premiums were $1,959 and $5,115, $2,160 and $4,579, and $2,012 and $5,872 in 1997, 1996
      and 1995, respectively.


                                                                     (Continued)

CHICAGO TITLE AND TRUST COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In 000s)

================================================================================

(16)  Quarterly Financial Information (Unaudited)

      Quarterly revenues and net income included in the results of operations for the years ended December 31, 1997 and 1996 are as follows:

=========================================================================================
                                                         Three months ended
                                           ----------------------------------------------
 1997                                      March 31  June 30  Sept 30   Dec 31      Total
-----------------------------------------------------------------------------------------
Revenue:
  Title, escrow, trust and other revenue   $298,408  339,888  357,430  415,770  1,411,496
  Investment income                          11,762   12,222   13,236   15,046     52,266
  Net realized investment gains                 155      141    2,509      879      3,684
-----------------------------------------------------------------------------------------
Total revenues                              310,325  352,251  373,175  431,695  1,467,446
-----------------------------------------------------------------------------------------
Net income:
  From continuing operations                  5,827   16,746   15,851   14,889     53,313
  From sales of marketable securities           101       92    1,632      571      2,396
  From discontinued operations                2,196    3,123    3,752    3,091     12,162
-----------------------------------------------------------------------------------------
Total net income                           $  8,124   19,961   21,235   18,551     67,871
=========================================================================================

                                                         Three months ended
                                           ----------------------------------------------
 1996                                      March 31  June 30  Sept 30   Dec 31      Total
-----------------------------------------------------------------------------------------
Revenue:
  Title, escrow, trust and other revenue   $283,357  323,049  332,747  339,437  1,278,590
  Investment income                          11,328   11,627   11,852   12,851     47,658
  Net realized investment gains                 369      851        1      215      1,436
-----------------------------------------------------------------------------------------
Total revenues                              295,054  335,527  344,600  352,503  1,327,684
-----------------------------------------------------------------------------------------
Net income:
  From continuing operations                  8,138   13,697   10,048   13,762     45,645
  From sales of marketable securities           240      553        1      139        933
  From discontinued operations                1,263    1,803    1,679      717      5,462
-----------------------------------------------------------------------------------------
Total net income                           $  9,641   16,053   11,728   14,618     52,040
=========================================================================================

                                      EXHIBIT INDEX

       Exhibit Number                  Description
       --------------                  -----------
               2.1 Form of Distribution Agreement to be entered into by and between Alleghany Corporation and Chicago Title Corporation.
               3.1     Certificate of Incorporation of Chicago Title
                       Corporation as filed with the Delaware Secretary of State on March 26, 1998.
               3.2 Form of By-Laws of Chicago Title Corporation to be in effect as of the Spin-Off Date.
               4.1 Specimen Common Stock Certificate, $1.00 par value per share, of Chicago Title Corporation.+
               8.1     Internal Revenue Service Ruling Letter, dated
                       ________ __, 1998.+
              10.1 Form of Tax Sharing Agreement to be entered into by and between Alleghany Corporation and Chicago Title Corporation.
              10.2 Credit Agreement, dated as of March 29, 1996, among Chicago Title and Trust Company, an Illinois corporation, the various financial institutions as are or may become parties thereto, and The Chase Manhattan Bank, N.A., as administrative agent. +
              10.3 Form of Chicago Title Corporation 1998 Long-Term Incentive Plan to be in effect as of the Spin-Off
                       Date.
              10.4 Form of Form of Chicago Title Corporation Directors' Stock Option Plan.+
              10.5     Chicago Title Corporation Directors' Equity
                       Compensation Plan.+
              10.6 CT&T Executive Performance Unit Incentive Plan of 1992, adopted and effective as of January 1, 1989, as amended as of January 1, 1992, filed as Exhibit 10.16 to Alleghany's Annual Report on Form 10-K for the year ended December 31, 1993, is incorporated herein by reference (Securities and Exchange Commission File No. 1-9371).
              10.7     CT&T Executive Performance Unit Incentive Plan of
                       1995, adopted and effective as of January 1, 1995.+
              10.8     Description of CT&T Quality Business Management
                       Incentive Program for Senior Corporate Officers.+
              10.9 CT&T Excess Benefits Pension Plan, effective January 1, 1987, as amended by First Amendment to CT&T Excess Benefits Pension Plan dated May 5, 1994, effective as of January 1, 1994, filed as Exhibit 10.19 to Alleghany's Annual Report on Form 10-K for the year ended December 31, 1994, is incorporated herein by reference (Securities and Exchange Commission File No. 1-9371).
              10.10 CT&T Executive Salary Continuation Plan effective as of January 1, 1979, as adopted on August 23, 1978, filed as
                       Exhibit 10.15 to Alleghany Corporation's Annual Report on Form 10-K for the year ended December 31, 1990, is incorporated herein by reference (Securities and Exchange Commission File No. 1-9371).
              10.11    CT&T Excess Benefits Savings Plan. +
              10.12    CT&T Annual Incentive Plan.+
              10.13 Agreement between Chicago Title and Trust Company and Alan N. Prince, dated as of July 29, 1996, as amended on September 23, 1997.+
              10.14 Agreement between Chicago Title Corporation, Chicago Title and Trust Company and John Rau, dated October 22, 1996, as amended on December 9, 1996 and ________ __, 1998. +
              10.15 1995 Plan Award Agreement dated ______ __, 1998 between Chicago Title Corporation and CT&T and John
                       Rau. +
              10.16    1995 Plan Award Agreement dated ________ __, 1998
                       between Chicago Title Corporation and CT&T and __________. Agreements between Chicago Title
                       Corporation and CT&T and each of Thomas H. Hodges, Michael J. Keller, Peter G. Leemputte, Paul T.
                       Sands, Jr., Christopher Abbinante and William
                       Halverson are omitted pursuant to Instruction 2 of
                       Item 601 of Regulation S-K. +
              10.17(a) Stock Purchase Agreement dated as of June 18, 1985 by and among Alleghany Corporation, a Maryland corporation ("Old Alleghany"), Alleghany Corporation, a Delaware corporation, Alleghany Capital Corporation and Lincoln National Corporation (the "CT&T Stock Purchase Agreement"), filed as Exhibit (2)(i) to Old Alleghany's Current Report on Form 8-K dated July 11, 1985, is incorporated herein by reference (Securities and Exchange Commission File No. 1-9371).
              10.17(b) List of Contents of Schedules to the CT&T Stock Purchase
                       Agreement, filed as Exhibit (2)(ii) to Old Alleghany's Current Report on Form 8-K dated July 11, 1985, is incorporated herein by reference (Securities and Exchange Commission File No. 1-9371).
              10.17(c) Amendment No. 1 dated December 20, 1985 to the CT&T
                       Stock Purchase Agreement, filed as Exhibit 10.12(c) to Old Alleghany's Annual Report on Form 10-K for the year ended December 31, 1985, is incorporated herein by reference (Securities and Exchange
                       Commission File No. 1-9371).
              10.18 Letter Agreement dated May 2, 1991, between CT&T and Continental Bank, N.A relating to an interest rate swap effective May 6, 1991, filed as Exhibit 10.2 to Alleghany's quarterly report on Form 10-Q for the quarter ended March 31, 1991, is incorporated herein by reference (Securities and Exchange Commission File No. 1-9371).
              10.19 Letter Agreement dated December 13, 1994 between CT&T and Bank of America Illinois (previously known as Continental
                       Bank) relating to the transfer of Continental Bank's risk management business to Bank of America National Trust and Savings Association, filed as Exhibit 10.31(f) to Alleghany's Annual Report on form 10-K for the year ended December 31, 1994, is incorporated herein by reference (Securities and Exchange Commission File No. 1-9371).
              10.20    Lease dated July 24, 1989 (commencing October 1,
                       1992, between Linpro Chicago Land Limited
                       Partnership ("Linpro") and Chicago Title and Trust Company, pursuant to which Linpro leased to CT&T certain premises designated therein and located in the building known as 171 North Clark Street, Chicago, Illinois, as amended by a First Amendment to lease dated November 17, 1989, by letter agreements dated October 31, 1989; November 17,
                       1989; November 30, 1989; December 1, 1989; December
                       6, 1989 and December 8, 1989 and by a Second
                       Amendment to Lease dated December 23, 1992; a supplement to Lease dated July 13, 1993; and letter regarding Lobby termination Notice dated September
                       24, 1996.+
              21.1 Subsidiaries of Chicago Title Corporation as of the Spin-Off Date.


------------------------------------
      +   To be filed by amendment.

                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   CHICAGO TITLE CORPORATION


Date: March 27, 1998             By: /s/ Peter R. Sismondo
                                    ---------------------------
                                    Peter R. Sismondo

                                    INDEX TO EXHIBITS

       Exhibit Number                  Description
       --------------                  -----------
               2.1 Form of Distribution Agreement to be entered into by and between Alleghany Corporation and Chicago Title Corporation.
               3.1     Certificate of Incorporation of Chicago Title
                       Corporation as filed with the Delaware Secretary of State on March 26, 1998.
               3.2 Form of By-Laws of Chicago Title Corporation to be in effect as of the Spin-Off Date.
               4.1 Specimen Common Stock Certificate, $1.00 par value per share, of Chicago Title Corporation.+
               8.1     Internal Revenue Service Ruling Letter, dated
                       ________ __, 1998.+
              10.1 Form of Tax Sharing Agreement to be entered into by and between Alleghany Corporation and Chicago Title Corporation.
              10.2 Credit Agreement, dated as of March 29, 1996, among Chicago Title and Trust Company, an Illinois corporation, the various financial institutions as are or may become parties thereto, and The Chase Manhattan Bank, N.A., as administrative agent. +
              10.3 Form of Chicago Title Corporation 1998 Long-Term Incentive Plan to be in effect as of the Spin-Off
                       Date.
              10.4 Form of Form of Chicago Title Corporation Directors' Stock Option Plan.+
              10.5     Chicago Title Corporation Directors' Equity
                       Compensation Plan.+
              10.6 CT&T Executive Performance Unit Incentive Plan of 1992, adopted and effective as of January 1, 1989, as amended as of January 1, 1992, filed as Exhibit 10.16 to Alleghany's Annual Report on Form 10-K for the year ended December 31, 1993, is incorporated herein by reference (Securities and Exchange Commission File No. 1-9371).
              10.7     CT&T Executive Performance Unit Incentive Plan of
                       1995, adopted and effective as of January 1, 1995.+
              10.8     Description of CT&T Quality Business Management
                       Incentive Program for Senior Corporate Officers.+
              10.9 CT&T Excess Benefits Pension Plan, effective January 1, 1987, as amended by First Amendment to CT&T Excess Benefits Pension Plan dated May 5, 1994, effective as of January 1, 1994, filed as Exhibit 10.19 to Alleghany's Annual Report on Form 10-K for the year ended December 31, 1994, is incorporated herein by reference (Securities and Exchange Commission File No. 1-9371).
              10.10 CT&T Executive Salary Continuation Plan effective as of January 1, 1979, as adopted on August 23, 1978, filed as
                       Exhibit 10.15 to Alleghany Corporation's Annual Report on Form 10-K for the year ended December 31, 1990, is incorporated herein by reference (Securities and Exchange Commission File No. 1-9371).
              10.11    CT&T Excess Benefits Savings Plan. +
              10.12    CT&T Annual Incentive Plan.+
              10.13 Agreement between Chicago Title and Trust Company and Alan N. Prince, dated as of July 29, 1996, as amended on September 23, 1997.+
              10.14 Agreement between Chicago Title Corporation, Chicago Title and Trust Company and John Rau, dated October 22, 1996, as amended on December 9, 1996 and ________ __, 1998. +
              10.15 1995 Plan Award Agreement dated ______ __, 1998 between Chicago Title Corporation and CT&T and John
                       Rau. +
              10.16    1995 Plan Award Agreement dated ________ __, 1998
                       between Chicago Title Corporation and CT&T and __________. Agreements between Chicago Title
                       Corporation and CT&T and each of Thomas H. Hodges, Michael J. Keller, Peter G. Leemputte, Paul T.
                       Sands, Jr., Christopher Abbinante and William
                       Halverson are omitted pursuant to Instruction 2 of
                       Item 601 of Regulation S-K. +
              10.17(a) Stock Purchase Agreement dated as of June 18, 1985 by and among Alleghany Corporation, a Maryland corporation ("Old Alleghany"), Alleghany Corporation, a Delaware corporation, Alleghany Capital Corporation and Lincoln National Corporation (the "CT&T Stock Purchase Agreement"), filed as Exhibit (2)(i) to Old Alleghany's Current Report on Form 8-K dated July 11, 1985, is incorporated herein by reference (Securities and Exchange Commission File No. 1-9371).
              10.17(b) List of Contents of Schedules to the CT&T Stock Purchase
                       Agreement, filed as Exhibit (2)(ii) to Old Alleghany's Current Report on Form 8-K dated July 11, 1985, is incorporated herein by reference (Securities and Exchange Commission File No. 1-9371).
              10.17(c) Amendment No. 1 dated December 20, 1985 to the CT&T
                       Stock Purchase Agreement, filed as Exhibit 10.12(c) to Old Alleghany's Annual Report on Form 10-K for the year ended December 31, 1985, is incorporated herein by reference (Securities and Exchange
                       Commission File No. 1-9371).
              10.18 Letter Agreement dated May 2, 1991, between CT&T and Continental Bank, N.A relating to an interest rate swap effective May 6, 1991, filed as Exhibit 10.2 to Alleghany's quarterly report on Form 10-Q for the quarter ended March 31, 1991, is incorporated herein by reference (Securities and Exchange Commission File No. 1-9371).
              10.19 Letter Agreement dated December 13, 1994 between CT&T and Bank of America Illinois (previously known as Continental
                       Bank) relating to the transfer of Continental Bank's risk management business to Bank of America National Trust and Savings Association, filed as Exhibit 10.31(f) to Alleghany's Annual Report on form 10-K for the year ended December 31, 1994, is incorporated herein by reference (Securities and Exchange Commission File No. 1-9371).
              10.20    Lease dated July 24, 1989 (commencing October 1,
                       1992, between Linpro Chicago Land Limited
                       Partnership ("Linpro") and Chicago Title and Trust Company, pursuant to which Linpro leased to CT&T certain premises designated therein and located in the building known as 171 North Clark Street, Chicago, Illinois, as amended by a First Amendment to lease dated November 17, 1989, by letter agreements dated October 31, 1989; November 17,
                       1989; November 30, 1989; December 1, 1989; December
                       6, 1989 and December 8, 1989 and by a Second
                       Amendment to Lease dated December 23, 1992; a supplement to Lease dated July 13, 1993; and letter regarding Lobby termination Notice dated September
                       24, 1996.+
              21.1 Subsidiaries of Chicago Title Corporation as of the Spin-Off Date.


------------------------------------
      +   To be filed by amendment.